UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (Amendment No.       )

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Sonoco Products Company
(Name of Registrant as Specified in Its Charter)

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Sonoco Products Company

1 NORTH SECOND STREET

HARTSVILLE, SOUTH CAROLINA 29550 US

March 3, 2020

To Our Shareholders:

You are cordially invited to attend our Annual Shareholders’ Meeting to be held at the Center Theater, 212 North Fifth Street, Hartsville, South Carolina, on Wednesday, April 15, 2020, at 11:00 a.m. (Eastern Time).

We have enclosed a Notice of 2020 Annual Meeting of Shareholders and Proxy Statement that cover the details of matters to be presented at the meeting.

In addition to acting on the matters listed in the Notice of Annual Meeting of Shareholders, we will discuss the Company’s progress, and you will be given an opportunity to ask questions of general interest to all shareholders.

We have also enclosed a copy of our 2019 Annual Report, which reviews the Company’s events of the past year, and discusses strategy and the outlook for the future (or we delivered one copy of the Annual Report for all shareholders at your address).

We hope that you will come to the 2020 Annual Meeting of Shareholders in person; however, even if you plan to attend, we strongly encourage you to complete the enclosed proxy card or voting instruction form and return it in the enclosed business reply envelope. If you are a shareholder of record, you can also vote by telephone (if you live in the United States) or via the Internet. Instructions are shown on your proxy card. If you are a shareholder of record and for any reason you desire to revoke your proxy, you can do so at any time before the voting. Your vote is important and will be greatly appreciated.

John R. Haley

Chairman

TABLE OF

Contents

Notice Of 2019 Annual Meeting Of Shareholders	4	Director Compensation	55
Proxy Statement	5	2019 Director Compensation Table	56
Information Concerning the Solicitation	5	Non-employee Directors’ Outstanding Equity Awards
Information about Board Refreshment and Diversity		at 2019 Fiscal Year-end	58
and Experience of Directors and Nominees	8	Audit Committee Report	59
Proposal 1: Election of Directors	9	Independent Registered Public Accounting Firm	60
Corporate Governance	13	Proposal 2: Ratification of Independent
Corporate Governance Guidelines and Code of		Registered Public Accounting Firm	61
Business Conduct and Ethics	13	Proposal 3: Advisory (Non-binding)
Director Independence Policies	13	Resolution to Approve Executive Compensation	62
Majority Withheld – Director Resignation Policy	14	Board of Directors’ Proposals to Amend Certain
Board Leadership Structure, Executive Sessions of		Provisions of the Articles of Incorporation and
Non-management Directors and Lead Director	14	By-laws to Provide for Simple Majority Voting	62
Director Nomination Process	14	Proposal 4: Amendment of Article 6(d)
Shareholder Proxy Access	15	of the Articles of Incorporation and Article III,
Communications with the Board of Directors	15	Section 7, of the By-laws Relating to the Vote
Board Meetings and Committees of the Board	15	Required for Removal of Directors	63
Annual Performance Evaluation of the Board	17	Proposal 5: Amendment of Article 6(f) of the
The Board’s Role in the Risk Management Process	17	Articles of Incorporation Relating to Quorum
Compensation Committee Interlocks		or Voting Requirement for Shareholders	64
and Insider Participation	18	Proposal 6: Amendment of Article IX, Section 1
Related Party Transactions	19	of the By-laws Relating to the Shareholder
Delinquent Section 16(a) Reports	20	Vote Required to Amend the By-laws	65
Security Ownership of Certain Beneficial Owners	20	Proposal 7: Advisory (Non-binding)
Security Ownership of Management	21	Shareholder Proposal Regarding Right
Executive Compensation	23	to Call Special Shareholder Meeting	66
Compensation Discussion and Analysis	23	Incorporation by Reference	67
Compensation Committee Report	39	Shareholder Proposals for Next Annual Meeting	67
Compensation Risk Review	39	Delivery of Documents to Shareholders
Summary Compensation Table	40	Sharing an Address	67
2019 Grants of Plan-based Awards	42	Electronic Access to Annual Meeting Materials	68
Outstanding Equity Awards at 2019 Fiscal Year-end	43	Other Matters	68
2019 Option Exercises and Stock Vested	45
2019 Pension Benefits	46
2019 Nonqualified Deferred Compensation	49
Potential Benefits Payable Immediately Upon
Certain Separation Events	53
Pay Ratio	54

SONOCO   2020   PROXY   STATEMENT

Sonoco Products Company

TIME 11:00 a.m. (Eastern time) on Wednesday, April 15, 2020

PLACE The Center Theater, 212 North Fifth Street, Hartsville, South Carolina

PROPOSALS

Proposal 1: Election of Directors;

Proposal 2: Ratification of independent registered public accounting firm;

Proposal 3: Advisory (non-binding) resolution to approve executive compensation;

Proposal 4: Amendment of Article 6(d) of the Articles of Incorporation and Article III, Section 7, of the By-laws relating to the vote required for removal of directors;

Proposal 5: Amendment of Article 6(f) of the Articles of Incorporation relating to quorum or voting requirement for shareholders;

Proposal 6: Amendment of Article IX, Section 1 of the By-laws relating to the shareholder vote required to amend the By-laws;

Proposal 7: Advisory (non-binding) shareholder proposal regarding right to call special shareholder meeting; and

Transact any other business that properly comes before the meeting or any adjournment of the meeting.

RECORD DATE You may vote only if you were a shareholder of record at the close of business on February 26, 2020.

ANNUAL REPORT We have enclosed a copy of the 2019 Annual Report or we have delivered a single copy of the Annual Report for all shareholders at your address. The Annual Report is not part of the proxy soliciting material.

PROXY VOTING It is important that your shares be represented and voted at the meeting.

If you hold your shares in your own name as a record shareholder, please vote in one of these three ways:

(1) USE THE TOLL-FREE TELEPHONE NUMBER shown on your proxy card if you live in the United States;

(2) VISIT THE WEBSITE shown on your proxy card and vote via the Internet; or

(3) MARK, SIGN, DATE, AND PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope.

If your shares are held in street name by a broker, bank, or other nominee, please follow the instructions that entity sent to you with these proxy materials to have your shares voted at the Annual Meeting.

By order of the Board of Directors,

John M. Florence, Jr.

Secretary

March 3, 2020

SONOCO   2020   PROXY   STATEMENT

Sonoco Products Company

We are sending you these proxy materials in connection with the solicitation by the Board of Directors of Sonoco Products Company of proxies to be used at the Annual Meeting of Shareholders (“Annual Meeting”) to be held on Wednesday, April 15, 2020, at 11:00 a.m. (Eastern time) at The Center Theater, 212 North Fifth Street, Hartsville, SC, and at any adjournment or postponement of the meeting. The proxy materials are first being mailed on or about March 13, 2020. If you wish to attend the meeting in person, you may obtain directions to our office on our website at sonoco.com. The site of the Annual Meeting is only a short distance from the Sonoco office, and directions from the office to the annual meeting site may be obtained at the reception desk.

How a Quorum Will Be Established

The Annual Meeting will be held if a majority of the outstanding shares of common stock entitled to vote (a “quorum”) is represented at the meeting. If you have submitted valid proxy instructions, or are a record shareholder and attend the meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters introduced. “Broker non-votes” also count in determining whether a quorum is present. A “broker non-vote” occurs when a broker, bank, or nominee who holds shares in street name for a beneficial owner attends the meeting in person, or by proxy, but chooses not to vote on a particular proposal, or does not have discretionary voting power for that proposal, and has not received voting instructions from the beneficial owner.

Who May Vote

You will only be entitled to vote at the Annual Meeting if our records show that you were a record shareholder on February 26, 2020. At the close of business on February 26, 2020, a total of 100,337,734 shares of our common stock were outstanding and entitled to vote. Each share of common stock has one vote.

How to Vote Shares Held Directly

If you hold your shares in your own name as a record shareholder through our transfer agent, Continental Stock Transfer and Trust, you may vote by proxy or in person at the meeting. To vote by proxy you may select one of the following options:

Telephone - You may vote by telephone (if you live in the United States) using the toll-free number shown on your proxy card. You must have a touch-tone telephone to use this option. Telephone voting is available 24 hours a day, seven days a week. Votes must be received by 7pm (EDT) on April 14, 2020. Clear and simple voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you vote by telephone, please DO NOT return your proxy card.

Internet - You may vote through the Internet. The website for Internet voting is shown on your proxy card. Internet voting is available 24 hours a day, seven days a week. Votes must be received by 7pm (EDT) on April 14, 2020. When you vote through the Internet, you will be given the opportunity to confirm that your instructions have been properly recorded. If you vote through the Internet, please DO NOT return your proxy card.

Mail - If you choose to vote by mail, please mark the enclosed proxy card, sign and date it, and return it in the enclosed postage-paid envelope.

SONOCO   2020   PROXY   STATEMENT

INFORMATION CONCERNING the Solicitation

Actions of the Proxy Agents

If you indicate your voting choices, your shares will be voted according to your instructions. If you fail to give voting instructions, the proxy agents will vote your shares according to the recommendations of the Board of Directors:

How to Vote Shares Held in Street Name by a Broker, Bank, or Other Nominee

If your shares are held in street name by a broker, bank, or other nominee, you may direct your vote by submitting your voting instructions to your broker, bank, or other nominee. Please refer to the voting instructions provided by your broker, bank, or other nominee. For matters that are considered “routine” in nature, brokers have discretionary authority to vote on behalf of the shareholder. The only routine proposal for consideration at the Annual Meeting is Proposal 2, the ratification of the independent registered public accounting firm. Brokers may vote on this matter even if you have not provided voting instructions.

Your broker, bank, or other nominee is not permitted to vote on Proposal 1 or Proposals 3 through Proposal 7 unless you provide voting instructions. Therefore, if you hold your shares in street name and do not return a voting instruction form, or if you return a voting instruction form but do not indicate how you want your broker, bank, or other nominee to vote on any of these matters, a broker non-vote will occur with respect to such matters.

If you wish to vote at the meeting and your shares are held in street name by a bank, broker, or other nominee, you must obtain a proxy executed in your favor from the holder of record prior to the meeting and present it to the Secretary of the Company at the meeting.

Cost of this Proxy Solicitation

We will pay the cost of this proxy solicitation. Morrow Sodali LLC, will assist in obtaining proxies by mail, facsimile or email from brokerage firms, banks, broker-dealers or other similar organizations representing beneficial owners of shares. We have agreed to a fee of approximately $6,500 plus out-of-pocket expenses. Morrow Sodali LLC may be contacted at Morrow Sodali LLC, 470 West Ave, Stamford, CT 06902.

In addition to soliciting proxies by mail, we expect that some of our officers, directors, and regular employees will solicit proxies by telephone, fax, email, or personal contact. None of these officers, directors or employees will receive any additional or special compensation for doing this.

Proposal 1 –	FOR all nominees for director,
Proposal 2 –	FOR ratification of the selection of PwC LLP as our independent registered public accounting firm,
Proposal 3 –	FOR the advisory (non-blinding) resolution on executive compensation,
Proposal 4 –	FOR the amendment of Article 6(d) of the Articles of Incorporation and Article III, Section 7, of the By-laws relating to the vote required for removal of Directors,
Proposal 5 –	FOR the amendment of Article 6(f) of the Articles of Incorporation relating to quorum or voting requirement for shareholders,
Proposal 6 –	FOR the amendment of Article IX, Section 1 of the By-laws relating to the shareholder vote required to amend the By-laws,
Proposal 7 –	FOR the advisory (non-binding) shareholder proposal regarding right to call special shareholder meeting.

The proxy agents will vote according to their best judgment on any other matter that properly comes before the Annual Meeting. At present, the Board of Directors does not know of any other such matters.

How to Revoke Your Proxy

You may revoke your proxy at any time before it is voted. If you hold your shares in your own name as a record shareholder, you may revoke your proxy in any of the following ways:

•

by giving notice of revocation at the Annual Meeting;

•

by delivering to the Secretary of the Company, 1 North Second Street, Hartsville, SC 29550 US, written instructions revoking your proxy; or

•

by delivering to the Secretary an executed proxy bearing a later date.

Subsequent voting by telephone or via the Internet cancels your previous vote. If you are a shareholder of record, you may also attend the meeting and vote in person, in which case your proxy vote will not be used.

If your shares are held in street name by a broker, bank, or other nominee, you may revoke your voting instructions by submitting new voting instructions to the broker, bank, or other nominee who holds your shares.

SONOCO   2020   PROXY   STATEMENT

INFORMATION CONCERNING the Solicitation

How Votes Will Be Counted

Proposal 1:

Election of Directors

Directors will be elected by a plurality of the votes cast by shares present and entitled to vote at the Annual Meeting. “Plurality” means that, if there were more nominees than positions to be filled, the persons who received the largest number of votes would be elected. Because there is the same number of nominees as positions to be filled, we expect all nominees to be elected. Votes that are withheld or that are not voted in the election of directors (including broker non-votes) will have no effect on the outcome of the election. Cumulative voting is not permitted.

Proposal 2:

Ratification of Independent
Registered Public Accounting Firm

The ratification of the independent registered public accounting firm will be approved if the votes cast in favor exceed the votes cast against the matter. Abstentions or shares that are not voted will have no effect on the outcome of the matter.

Proposal 3:

Advisory (Non-binding) Resolution
to Approve Executive Compensation

The vote on the advisory (non-binding) resolution to approve executive compensation will be approved if the votes cast in favor of the matter exceed the votes cast against the matter. However, the vote is non-binding on us and our Board of Directors. Abstentions or shares that are not voted (including broker non-votes) will have no effect on the outcome of the matter.

Proposal 4:

Amendment of Article 6(d) of the
Articles of Incorporation and Article III, Section 7,
of the By-Laws Relating to the Vote Required for
Removal of Directors

The vote on the amendment of Article 6(d) of the Articles of Incorporation and Article III, Section 7 of the By-Laws will be approved only if at least 66 2/3% of the shares of our common stock entitled to be cast are voted in favor of the proposal. Abstentions and broker non-votes will have the same effect as votes against the proposal. Because these two amendments relate to the same subject matter, and adoption of each is contingent upon adoption of the other, they are being voted on together as one proposal.

Proposal 5:

Amendment of Article 6(f) of the
Articles of Incorporation Relating to Quorum
or Voting Requirement for Shareholders

The amendment of Article 6(f) of the Articles of Incorporation will be approved only if at least 66 2/3% of the shares of our common stock entitled to be cast are voted in favor of the proposal. Abstentions and broker non-votes will have the same effect as votes against the proposal.

Proposal 6:

Amendment of Article IX, Section 1,
of the By-Laws Relating to the Shareholder Vote
Required to Amend the By-Laws

The vote on the amendment of Article IX, Section 1, of the By- Laws will be approved only if at least 66 2/3% of the shares of our common stock entitled to be cast are voted in favor of the proposal. Abstentions and broker non-votes will have the same effect as votes against the proposal.

Proposal 7:

Advisory (Non-binding) Shareholder
Proposal Regarding Right to Call Special
Shareholder Meeting

The vote on the advisory (non-binding) shareholder proposal regarding right to call special shareholder meeting will be approved if the votes cast in favor of the matter exceed the votes cast against the matter. Abstentions or shares that are not voted (including broker non-votes) will have no effect on the outcome of the matter. Because the proposal is non-binding, its effect will be to inform the Board of Directors of the preferences of shareholders casting votes on the proposal.

Other Matters

Any other matter that may be brought before the meeting will be approved according to our By-laws, Articles of Incorporation and other governing documents, if the votes cast in favor of the matter exceed the votes cast against the matter. Abstentions or shares that are not voted (including broker non-votes) will have no effect on the outcome of such matters.

SONOCO   2020   PROXY   STATEMENT

INFORMATION ABOUT BOARD REFRESHMENT
and Diversity and Experience
of Directors and Nominees

We believe the combined business and professional experience of our directors, and their various areas of expertise, make them a useful resource to management and qualify them for service on our Board. Additionally, the business and personal experience, gender, racial, cultural, and geographic diversity of our directors affords a broad range of perspectives as they consider, discuss, and act on the issues and challenges that face our Company.

Commitment to Board Refreshment
and Varying Degrees of Director Tenure –
Depth of Institutional Experience Augmented
by New Ideas and Perspectives

We recognize the importance of refreshing our Board with diverse, experienced leaders. In 2018, the Board added Theresa Drew, who formerly was Managing Partner of the Carolinas practice of Deloitte (a global accounting and professional services firm). In 2019, Lloyd Yates, formerly a senior executive of Duke Energy (one of the nation’s largest utilities) and Robert Hill, Chief Executive Officer of South State Corporation (a South Carolina-based regional bank holding company) joined the Board. These new members demonstrate the Board’s commitment to refreshment with independent nominees who provide experience and perspective to advance our business strategy.

However, we also believe it is important to have varying degrees of tenure on our Board. We currently have four directors with over 14 years’ experience, five directors with between five and nine years’ experience, and five directors with three or fewer years’ experience serving on our Board. During their tenures, our longer serving directors have gained considerable institutional knowledge about our Company and its operations, which has made them effective directors. Because our Company’s operations and business structure are relatively complex, continuity of service and the development and retention of institutional knowledge help make our Board more efficient and effective at advising us regarding our long-range strategic plans, goals and objectives, as well as any immediate issues, than would be the case if there were frequent complete turnover in Board membership. The experience of our more tenured directors provides specific, historical perspective and context relating to our strengths and weaknesses, while periodic Board refreshment allows our Board the opportunity to consider new ideas, perspectives and processes.

Long-standing Commitment
to Board Diversity

We are very intentional about our long-standing commitment to gender, racial and cultural board diversity and independence. Our current Board has a diversity rate of nearly 50% in these categories. We first elected a woman to our Board in 1995, and currently have three women on our Board. We first elected an African American to our Board in 1993, and currently have one African American on our Board. We also have an Asian director and an Asian Indian director, who bring us valuable perspectives on the expanding Asian markets. For well over two decades, our Board has included women, minorities and culturally diverse members. In addition, we seek geographic diversity in our directors. Almost all of our directors live outside South Carolina, and two of our directors live outside the United States, which helps bring a more global business perspective to our Board.

Investment and Financial, Manufacturing,
International and Accounting Experience

We also consider diversity of a potential director’s skill sets and business and personal experience, and we have historically selected directors with business backgrounds from global manufacturing and professional services such as accounting, financial, legal, and academia. In addition to their other qualifications, six of our directors have experience as executive officers of manufacturers, with financial and operational experience on all levels of their businesses, which provides them with differing and insightful perspectives about the manufacturing sector and the issues that confront manufacturers. Five of our directors have banking and/or investment experience, which provides them with valuable instincts and insights into financial matters that affect our Company. Four of our directors have international business experience, which is extremely important to us as a global company. Three of our directors are certified public accountants, two of whom have been partners with major global accounting firms, and two of our directors are academics with background in the business schools at major universities. As a retired executive officer of a major electric utility, one of our newest directors brings us unique perspectives on one of our most significant operational issues. Most of our directors also serve or have previously served on the boards of other public companies, which provides them with a further understanding of the regulatory environment in which public companies operate. Our Board derives strength and depth from this varied business experience.

SONOCO   2020   PROXY   STATEMENT

PROPOSAL ONE:
Election of Directors

The Corporate Governance and Nominating Committee has recommended the below fourteen directors to stand for election for terms of one year, ending at the 2021 Annual Shareholders Meeting. The Board of Directors consists of fourteen members all of which are elected annually. This year, R.H. Coker, R.R. Hill, Jr. and L.M. Yates are nominated for election to the Board for the first time. Messrs. Hill and Yates were recommended to the Corporate Governance and Nominating Committee by our Lead Director. As our new President and Chief Executive Officer, R.H. Coker was recommended by the Corporate Governance and Nominating Committee. The proxy agents intend to vote FOR the election of the fourteen persons below unless you withhold authority to vote for any or all nominees.

The Board of Directors recommends that you vote FOR each of the following nominees.

Harry A. Cockrell Board member since 2013 Age: 70	R. Howard Coker Board member since February 2020 Age: 57

Mr. Cockrell has been Managing Director of Pacific Tiger Group Limited, a Hong Kong-based privately held investment enterprise with a wide range of businesses and assets across the Asia/Pacific region, since 2005. He is a director of Pathfinder Investment Holdings Corporation, a Philippines real estate management group. He is a former director of Hanesbrands, Inc.,

Mr. Coker was named President and Chief Executive Officer of Sonoco in February 2020. Prior to his appointment to these positions, he had served as Senior Vice President, Global Paper and Industrial Converted Products from 2019 to 2020; as Senior Vice President, Rigid Paper Containers and Paper/Engineered Carriers International from 2017 to 2018; and as Group Vice and former investment committee member of Asian Infrastructure Fund. Earlier in his career, he was director of corporate banking for the National Commercial Bank of Saudi Arabia and was a banking advisor for Middle Eastern and Asian interests.

Sonoco’s Board believes Mr. Cockrell is qualified to serve as a director based on his previous public board experience as well as his wealth of business, financial, and investment experience, especially in the important and growing Asia/Pacific region. He also has hands on management experience in various industries and markets relevant to our products and services. His previous board experience and his position as a former officer of an international bank provides him with valuable regulatory and banking experience and an understanding of corporate governance issues.

President, Global Rigid Paper & Closures, and Paper & Industrial Converted Products, EMEA, Asia, Australia / New Zealand from 2015 to 2017. Prior to 2015, he served as Group Vice President, Global Rigid Paper & Plastics; as Vice President, Global Rigid Paper & Closures; Vice President & General Manager, Rigid Paper & Closures, N.A.; and as Division Vice President & General Manager, Rigid Paper & Closures Mr. Coker Joined Sonoco in 1985. Mr. Coker is the brother-in-law of J.R. Haley, Chairman of our Board of Directors.

Sonoco’s Board believes Mr. Coker is qualified to serve as a director based on his strong operating acumen, diverse experience, deep connection within the organization and his proven leadership style and vision for the company as proven over his 35 years of service. He has played a significant role in the development of our global Industrial and Consumer businesses and has built an outstanding track record of growth and improved business performance and is an authentic leader, driven by Sonoco’s core values.

SONOCO   2020   PROXY   STATEMENT

PROPOSAL ONE: Election 0f Directors

Dr. Pamela L. Davies Board member since 2004 Age: 63	Philippe Guillemot Board member since 2017 Age: 60

Dr. Davies has been President Emerita and Professor of Strategy at Queens University of Charlotte (institution of higher learning), Charlotte, NC, after serving as President of the institution from 2002 to 2019. Prior to that, she was Dean of the McColl School of Business at Queens University of Charlotte and Dean of the Lebow College of Business at Drexel University. She is currently a

Mr. Guillemot has been Chief Executive Officer of Elior Group (catering and support services industry), Paris France, since 2017 and was elected to its board of directors in 2018. He was formerly Chief Operating Officer of Alcatel-Lucent SA, Boulogne-Billancourt, France, from 2013 to 2016, prior to its acquisition by Nokia Oyj in 2016, Chief Executive Officer and director of director of The Cato Corporation, YMCA of the USA, Atrium Health and the Center for Creative Leadership. She was previously a director of Family Dollar Stores, Inc. from 2009 to 2015, Charming Shoppes and C&D Technologies, Inc.

Sonoco’s Board believes Dr. Davies is qualified to serve as a director based on the experience described above, as well as the financial and strategic planning expertise, broad leadership ability, global perspective, and strong business academic viewpoint derived from her service as president of a university and former dean of its business school. Her past experience on the boards of other public companies also provides her with valuable regulatory experience and an understanding of corporate governance issues.

Europcar Group, Chairman and Chief Executive Officer of Areva Transmission & Distribution (T&D), Group Executive Vice President of Faurecia SA, Group Vice President of Valeo and held several global executive positions with Michelin. Mr. Guillemot was previously a director of Constellium NV from 2013 to December 2019.

Sonoco’s Board believes Mr. Guillemot is qualified to serve as a director based on the experience described above, which has provided a wealth of executive leadership experience. His current and prior service as an executive officer and director of other public manufacturing companies provides him with valuable corporate governance, financial and regulatory knowledge. Mr. Guillemot’s global experience and leadership are especially valuable with respect to our operations in Europe where we have a significant footprint.

Theresa J. Drew Board member since 2018 Age: 62	John R. Haley Board member since 2011 Chairman of the Board member since April 2019 Age: 58

Ms. Drew retired in June 2019 as the Carolinas Practice managing partner of Deloitte, (an accounting and professional services firm), Charlotte, NC, where she served in various roles since 1979. She is a certified public accountant. Ms. Drew serves on the board of The Cato Corporation. She is also a member of the Board of Trustees of The University of North Carolina at Charlotte and

Mr. Haley has served as Chief Executive Officer of Gosiger, Inc., (a privately owned distributor of computer-controlled machine tools and factory automation systems), Dayton, OH, since 2010. He previously served as Managing Partner and as a Division Vice President. Mr. Haley is currently a director of Ultra-met Carbide Technologies and the Gosiger

Chairman of the Board of the YMCA of Greater Charlotte.

Sonoco’s Board believes Mrs. Drew is qualified to serve as a director based on her nearly forty years of accounting experience with Deloitte, which has provided her with in-depth financial, auditing, regulatory and accounting experience related to various businesses and industries, as well as senior leadership experience.

Foundation. Mr. Haley is the brother-in-law of R.H. Coker, who is President and Chief Executive Officer of the Company.

Sonoco’s Board believes Mr. Haley is qualified to serve as a director based on the experience described above, which has provided him extensive executive leadership experience in the manufacturing sector. His related experience in corporate finance also provides a valuable resource for our Board and he currently serves as our Chairman.

SONOCO   2020   PROXY   STATEMENT

PROPOSAL ONE: Election 0f Directors

Robert R. Hill, Jr. Board member since October 2019 Age: 53	Blythe J. McGarvie Board member since 2014 Age: 63

Mr. Hill has been Chief Executive Officer of South State Corporation (a South Carolina based regional bank holding company), Columbia, SC since 2004. South State Corporation has recently announced that it has entered into an agreement and plan of merger with CenterState Bank Corporation, subject to regulatory and shareholder approvals. The merger agreement calls for Mr. Hill

Ms. McGarvie most recently taught accounting at Harvard Business School in the full-time MBA program. She founded and was Chief Executive Officer of Leadership for International Finance, LLC, and Chief Financial Officer of BIC Group and Hannaford Bros. Co. Ms. McGarvie is a certified public accountant. She is currently a director of Apple Hospitality REIT, Inc., to serve as Executive Chairman of the board of directors of the Company and the Bank. He joined South State in 1995 and served as President and Chief Operating Officer from 1999 until 2004. Mr. Hill currently serves on the board of the Federal Reserve Bank of Richmond and has served as Audit Committee chair.

Sonoco’s Board believes Mr. Hill is qualified to serve as a director based on his experience described above, and his other public company board experience, chief executive officer experience, and in-depth knowledge of the financial industry and merger and acquisition activity.

LKQ Corporation and Wawa, Inc. (privately held). She was previously a director of Accenture plc from 2001 to 2017, Viacom, Inc. from 2007 to 2017, Travelers Insurance, Pepsi Bottling Group and Lafarge NA.

Sonoco’s Board believes Ms. McGarvie is qualified to serve as a director based on the experience described above, which has provided her significant financial, technological and general leadership expertise. Her service on the boards of other public companies also provides her with valuable regulatory experience and an understanding of corporate governance issues. Ms. McGarvie is currently an audit committee financial expert within the meaning of the rules of the Securities and Exchange Commission.

Richard G. Kyle Board member since 2015 Age: 54	James M. Micali Board member since 2003 Age: 72

Mr. Kyle has been President and Chief Executive Officer of The Timken Company (a manufacturer of bearings, transmissions, gearboxes, motors, lubrication systems, and chain), North Canton, OH, since 2014. He was previously Chief Operating Officer, Bearings and Power Transmissions Group, Group President, Aerospace and Steel, and President, Aerospace and

Mr. Micali has been a member and limited partner of, Azalea Fund III since 2008 and Azalea Fund IV since 2014 of Azalea Capital LLC (private equity firm), Greenville, SC. He previously served as “Of Counsel” with Ogletree Deakins LLC (law firm), Greenville, SC. He retired as Chairman and President of Michelin North America, Inc., Greenville, SC, in 2008, and then served as a consultant

Mobile Industries. Mr. Kyle joined Timken in 2006, and was elected to its board of directors in 2013. Prior to joining Timken, he held management positions with Cooper Industries and Hubbell, Inc.

Sonoco’s Board believes Mr. Kyle is qualified to serve as a director based on the experience described above, and his broad operational leadership expertise gained in global manufacturing organizations. As a member of the board of The Timken Company, he also brings a valuable understanding of regulatory and corporate governance issues.

to Michelin through 2009. Mr. Micali currently serves as a non-executive director of several private companies, and served as a trustee of Lake Forest College, Lake Forest, IL from 2017 to 2019. He is a former director of SCANA Corporation from 2007 to 2017, Lafarge North America and Ritchie Bros. Auctioneers, Incorporated.

Sonoco’s Board believes Mr. Micali is qualified to serve as a director based on the experience described above, including the leadership and operating experience derived from his executive service at a large manufacturing company with global reach. His international perspective, corporate governance experience as a director of other public companies, financial experience as advisor to a private equity firm, and legal expertise are also very valuable to us as a Board member, and in his role as Lead Director and Chair of the Corporate Governance and Nominating Committee.

SONOCO   2020   PROXY   STATEMENT

PROPOSAL ONE: Election 0f Directors

Sundaram Nagarajan Board member since 2015 Age: 57	Thomas E. Whiddon Board member since 2001 Age: 67

Mr. Nagarajan has been President and Chief Executive Officer of Nordson Corporation (designer and manufacturer of dispensing equipment for consumer and industrial adhesives, sealants and coatings), Westlake OH since June 2019. Previously, he was with Illinois Tool Works, Inc. where he served as Executive Vice President of Automotive OEM from 2014 to 2019, Executive Vice

Mr. Whiddon was an Advisory Director of Berkshire Partners, LLC (a Boston-based private equity firm), from 2005 until his retirement in 2013, and served various Berkshire portfolio companies in an executive capacity on an interim basis. He was previously with Lowe’s Companies, Inc. where he served as Executive Vice President – Logistics, as well as Executive Vice President and

President of Welding, Group President, Welding International and Group Vice President Welding Group.

Sonoco’s Board believes Mr. Nagarajan is qualified to serve as a director based on the experience described above, including broad operational leadership expertise gained in a global manufacturing organization.

Chief Financial Officer. Mr. Whiddon is currently a director of Carter’s Inc. and Dollar Tree Stores, Inc.

Sonoco’s Board believes Mr. Whiddon is qualified to serve as a director based on the experience described above, including his general management, information technology and logistics expertise, strong financial acumen, and experience with retail end markets. Mr. Whiddon is Chair of the Audit Committee, as well as an audit committee financial expert within the meaning of the rules of the Securities and Exchange Commission. Mr. Whiddon’s service on the boards and audit committees of two other public companies provides him with valuable regulatory and corporate governance experience.

Marc. D. Oken Board member since 2006 Age: 73	Lloyd M. Yates Board member since October 2019 Age: 59

Mr. Oken has been Chairman of Falfurrias Capital Partners (a private equity firm), Charlotte, NC, since 2018. He was previously Managing Partner from its inception in 2006 to 2018. He held various executive officer positions including Chief Financial Officer at Bank of America Corporation from 1989 until his retirement in 2006. Prior to joining Bank of America, he was a partner at

Mr. Yates retired in 2019 as Executive Vice President and President Carolinas of Duke Energy, Charlotte, NC, a position in which he had served since 2014. Previously, he served as Duke Energy’s Executive Vice President of Regulated Utilities and as Executive Vice President of Customer Operations. He was President and Chief Executive Officer of Progress Energy Carolinas

Price Waterhouse LLP for 13 years. Earlier in his career, Mr. Oken was a Fellow with the Securities and Exchange Commission. He is currently a director, audit committee and finance committee member, of Marsh & McLennan Companies, Inc. He was also a director of Capital Bank Financial Corp. from 2009 to 2017.

Sonoco’s Board believes Mr. Oken is qualified to serve as a director due to his previous in-depth financial, banking, audit, and regulatory experience. In addition, his experience in mergers and acquisitions and senior leadership experience provide invaluable insight. Because of his accounting and banking background, Mr. Oken has previously served as Chair of the Audit Committee and is currently an audit committee financial expert within the meaning of the rules of the Securities and Exchange Commission.

from 2007 until its merger with Duke Energy in 2012. Mr. Yates serves as a director for Marsh & McLennan Companies and American Water Company.

Sonoco’s Board believes Mr. Yates is qualified to serve as a director based on the experience described above, including his public company board experience, as well as working leadership of business operations in the energy industry.

SONOCO   2020   PROXY   STATEMENT

CORPORATE
Governance

Corporate Governance Guidelines and Code of Business Conduct and Ethics

We have adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics for our directors, officers, and employees. Copies of these Governance Guidelines and the Code of Business Conduct and Ethics are available through the Investor Relations section of our website at sonoco.com. Printed versions are available to our shareholders on request to the Corporate Secretary, Sonoco Products Company, 1 North Second Street, Hartsville, SC 29550 US, or through email to CorporateSecretary@sonoco.com.

Director Independence Policies

Our listing agreement with the New York Stock Exchange requires that at least a majority of the members of our Board of Directors be independent. Under the Exchange’s standards, “independent” means that a director has been determined by the Board to have no material relationship with us (either directly, or indirectly through an immediate family member or as a partner, shareholder or officer of an organization that has a relationship with us). To assist us in making these determinations we have adopted the following guidelines, which are also the guidelines set forth in the New York Stock Exchange Listing Standards. These guidelines are set forth in our Corporate Governance Guidelines, which are available through the Investor Relations section of our website at sonoco.com.

A director will not be considered independent if:

•

The director is, or in the past three years has been, our employee, or has an immediate family member who is, or in the past three years has been, one of our executive officers;

•

The director has received, or has an immediate family member (other than an immediate family member who is a non-executive employee) who has received, during any twelve-month period within the past three years, more than $120,000 in direct compensation from us (other than director fees and pension or other forms of deferred compensation for prior service that is not contingent in any way on continued service);

•

The director or an immediate family member is a current partner of a firm that is our internal or external auditor or the director is a current employee of such a firm;

•

The director has an immediate family member who is a current employee of a firm that is our internal or external auditor and who personally works on our audit;

•

The director or an immediate family member was within the last three years a partner or employee of our internal or external audit firm and personally worked on our audit within that time;

•

The director or an immediate family member is, or in the past three years has been, an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee; or

•

The director is a current employee of, or has an immediate family member who is a current executive officer of, another company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

The following relationships will not be considered to be material relationships that would impair a director’s independence:

•

Being a current employee of, or having an immediate family member who is a current executive officer of, another company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, is less than the greater of $1 million or 2% of such other company’s consolidated gross revenues.

Based on these criteria, our Board of Directors has determined that the following directors, who constitute a majority of the Board, are independent: P.L. Davies, T.J. Drew, P. Guillemot, R.R. Hill Jr., R.G. Kyle, B.J. McGarvie, J.M. Micali, S. Nagarajan, M.D. Oken, T.E. Whiddon, and L.M. Yates. As a result of a related party transaction between H.A. Cockrell and the Company in 2018, which was disclosed under “Related Party Transactions” in our 2019 Proxy Statement, the Board of Directors determined that H.A. Cockrell is not independent.

SONOCO   2020   PROXY   STATEMENT

CORPORATE Governance

Majority Withheld –
Director Resignation Policy

The Board of Directors has adopted a “Majority Withheld – Director Resignation Policy” in its Corporate Governance Guidelines that, in an uncontested election, requires any nominee for Director who receives a greater number of votes “withheld” from his or her election than votes “for” to promptly offer to resign following certification of the shareholder vote. The Corporate Governance and Nominating Committee will recommend to the Board whether to accept the resignation. The Board will act on the recommendation within 100 days of the shareholder vote and disclose the results of its decision in a press release. The policy is described in more detail in the Company’s Corporate Governance Guidelines, which are available through the Investor Relations section of our website at sonoco.com.

Board Leadership Structure, Executive
Sessions of Non-management Directors
and Lead Director

The offices of Chairman and Chief Executive Officer are currently separated, with different people serving each role. This separation is not mandatory, and the Board considers the issue on a case-by-case basis. The Board recognizes that there are various circumstances that weigh in favor of or against both combination and separation of these offices, and within the last decade, we have employed both structures.

Regardless of whether the roles of Chairman and Chief Executive Officer are separated or combined at any given time, we always maintain a lead independent director. Our by-laws provide that the Chairman of the Corporate Governance and Nominating Committee, who is always an independent director, will simultaneously serve as Lead Director. The Lead Director plays an important role in the Board leadership. Among other things, the Lead Director presides at any meeting at which the Chairman is not present; presides at executive sessions of the independent directors; serves as a liaison between the Chairman and the independent directors when requested; confers with the Chairman regarding the information sent to the Board and the schedules and agendas for meetings; and is available for consultation and direct communication with major shareholders.

Currently, J.R. Haley serves as the Chairman and J.M. Micali currently serves as the Chairman of the Corporate Governance and Nominating Committee, and as Lead Director.

Shareholders and other interested parties may communicate with the non-management (or independent) directors by writing to Non-management (or Independent) Directors, c/o Corporate Secretary, Sonoco Products Company, 1 North Second Street, Hartsville, SC 29550 US, or by email to CorporateSecretary@sonoco.com.

Director Nomination Process

Our Corporate Governance and Nominating Committee recommends to our Board of Directors nominees to fill vacancies on the Board of Directors as they occur, and recommends candidates for election as directors at annual meetings of shareholders. Such candidates are routinely identified through personal and business relationships and contacts of the directors and executive officers.

In recommending candidates, the Corporate Governance and Nominating Committee evaluates such factors as leadership experience, experience with business and with other organizations of comparable size and scope, knowledge or skills that would be valuable to us such as financial acumen, understanding of relevant technologies, knowledge of our markets or our customers, interpersonal skills, decision-making skills, and the ability to devote the necessary time to board service. In addition, candidates for director should possess the highest personal and professional ethics, and they should be committed to the long-term interests of the shareholders.

As further discussed under “Information About Board Refreshment and Diversity and Experience of Directors and Nominees”, the Committee believes it is important to have a diverse board in terms of types of experience, background, age, skills, gender, race and nationality, although it does not have a specific policy or guideline related to board diversity. Candidates are considered for nomination based on their individual qualifications as well as in consideration of how their capabilities complement other current Board members’ experience and business background. The Board believes a diverse board has greater depth and capability than the sum of its individual directors’ qualifications.

The Corporate Governance and Nominating Committee will consider director candidates recommended by shareholders, if the shareholders comply with the following requirements. If you wish to recommend a director candidate to the Corporate Governance and Nominating Committee for consideration as a Board of Directors’ nominee, you must submit in writing to the Corporate Governance and Nominating Committee your recommended candidate’s name, a brief resume setting forth the recommended candidate’s business and educational background and qualifications for service, and a notarized consent signed by the recommended candidate stating the recommended candidate’s willingness to be nominated and to serve. This information must be delivered to the Chair of the Corporate Governance and Nominating Committee at the Company’s address and must be received no later than January 5 in any year to be considered by the Committee as a potential Board of Directors’ nominee. The Corporate Governance and Nominating Committee may request further information if it determines a potential candidate may be an appropriate nominee. Director candidates recommended by shareholders that comply with these requirements will receive the same consideration that the Committee’s other candidates receive.

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CORPORATE Governance

Director candidates recommended by shareholders will not be considered by the Corporate Governance and Nominating Committee for election as Board of Directors’ nominees at an annual meeting unless the shareholder recommendations are received no later than January 5 of the year of the meeting. In addition to making such recommendations, however, shareholders have the right to nominate their own candidates for election as directors at an annual meeting if they make a written nomination at least 120 days prior to the meeting. Any such nomination should be submitted to our Corporate Secretary at 1 North Second Street, Hartsville, SC 29550 US. No such nominations have been made for this Annual Meeting.

Shareholder Proxy Access

The Company’s By-laws provide eligible shareholders with “proxy access” rights to nominate director candidates. A shareholder, or a group of up to 20 shareholders, owning at least three percent of the Company’s outstanding common stock continuously for at least three years may submit eligible director nominees for up to the greater of one director or 20 percent of the number of directors to be elected at the meeting if the board is classified, and the greater of two directors or 20 percent of the number of directors in office if the Board is not classified, all subject to the procedures, terms and conditions specified in the By-laws. Nominees that satisfy the requirements of Article III – Section 15 of the Company’s By-laws will be included in the Company’s proxy statement and on the Company’s proxy card. The required Shareholder’s Notice of a nomination for the 2021 Annual Meeting of Shareholders must be received by our Corporate Secretary at 1 North Second Street, Hartsville, SC 29550 US no later than November 14, 2020, and no earlier than October 15, 2020.

Communications With
the Board of Directors

Any shareholder or other interested party who wishes to send communications to any member of the Board of Directors should mail such communications addressed to the intended recipient by name or position, c/o Corporate Secretary, Sonoco Products Company, 1 North Second Street, Hartsville, SC 29550 USA or by email to CorporateSecretary@sonoco.com. Upon receipt of any such communications, the Corporate Secretary will determine the identity of the intended recipient and whether the communication is an appropriate communication. The Corporate Secretary will send all appropriate communications to the intended recipient. The Corporate Secretary has discretion to exclude from transmittal any communications that are not deemed “appropriate”, such as commercial advertisements or other forms of solicitation or that relate to the sender’s personal or business interests (although all communications are available to directors at their request). The Corporate Secretary will forward to the directors any communications raising substantive issues.

In the case of communications addressed to the Board of Directors or, if specified, to the independent or non-management directors, the Corporate Secretary will send appropriate communications to the Lead Director, who is also the Chair of the Corporate Governance and Nominating Committee. In the case of communications addressed to committees of the Board, the Corporate Secretary will send appropriate communications to the Chair of such committee.

The Corporate Secretary is required to maintain a record of all communications received that were addressed to one or more directors, including those determined not to be appropriate communications. Such record will include the name of the addressee, the disposition by the Corporate Secretary and, in the case of communications determined not to be appropriate, a brief description of the nature of the communication. The Corporate Secretary is required to provide a copy of any additions to the record to the Chair of the Corporate Governance and Nominating Committee quarterly.

Board Meetings and
Committees of the Board

During 2019, our Board of Directors held four regularly scheduled meetings and four special meetings to review significant developments affecting the Company and to act on matters requiring the Board of Directors’ approval. All directors attended 75% or more of the aggregate number of meetings of the Board of Directors and committees of which they were members.

We encourage, but do not require, our directors to attend the Annual Meeting of Shareholders. In 2019, all directors attended the Annual Meeting.

To assist it in performing its duties, our Board of Directors has established an Audit Committee, an Executive Compensation Committee, a Corporate Governance and Nominating Committee, an Employee and Public Responsibility Committee, a Financial Policy Committee, and an Executive Committee. The following table outlines the membership and the number of meetings held by each committee in 2019. A brief description of the primary duties of each committee follows the table. Complete charters for all committees are available through the Investor Relations section of our website at sonoco.com. These charters are also available in print to any shareholder upon request to the Corporate Secretary, Sonoco Products Company, 1 North Second Street, Hartsville, SC 29550 US or through email to CorporateSecretary@sonoco.com. The Board of Directors has determined that each member of the Audit, Executive Compensation, and Corporate Governance and Nominating Committees is independent as defined in the New York Stock Exchange’s Listing Standards.

SONOCO   2020   PROXY   STATEMENT

CORPORATE Governance

The Audit Committee, which was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, assists the Board of Directors with oversight of the integrity of the Company’s financial statements, the adequacy of the Company’s internal controls and its means of assessing and managing exposure to risk, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the Company’s internal audit function. The committee is directly responsible for the appointment, compensation, and retention of the independent auditor, and for overseeing the performance of attest services provided to the Company.

The Executive Compensation Committee establishes the Company’s general compensation philosophy and oversees the development and implementation of compensation programs. The committee directly oversees the administration of the Company’s executive officer compensation programs, reviews and approves corporate goals and objectives, evaluates actual performance against those goals and objectives, and sets compensation for the Chief Executive Officer, Chief Financial Officer, and other executive officers. The committee does not delegate its decision-making authority relating to executive compensation. Further information about the committee’s processes and procedures relating to the consideration of executive compensation is set forth under the captions “Executive Compensation – Compensation Discussion and Analysis – Role of Executive Officers in Determining Executive Compensation” on page 39 and “– Role of Independent Compensation Consultant” on page 38.

The Corporate Governance and Nominating Committee is responsible for developing and implementing corporate governance guidelines addressing the structure, mission, practices, and policies of the Board of Directors. The committee identifies, evaluates, and recommends individuals to the

SONOCO   2020   PROXY   STATEMENT

CORPORATE Governance

Board for nomination as members of the Board. The committee annually reviews the skills and characteristics of current Board members, and ensures that processes are in place for an annual appraisal of Chief Executive Officer performance, succession planning, and management development.

The Employee and Public Responsibility Committee provides oversight and guidance on social and public policy issues, including compliance with governmental or other regulatory requirements, which may affect business performance and public perception of the Company. The committee oversees the Company’s obligations to its employees and major public constituencies, including shareholders, customers, and the communities in which it operates.

The Financial Policy Committee provides oversight and monitoring of the Company’s financial planning and financial structure so as to provide congruence with the Company’s objectives of growth and sound operation. The committee reviews and evaluates the Company’s capital structure, significant financing transactions, financial risk management policies and practices, and investment funding and management of the Company’s defined benefit and postretirement benefit plans.

The Executive Committee is empowered to exercise all of the authority of the Board of Directors between regularly scheduled meetings, except as limited by South Carolina law.

Annual Performance Evaluation of the Board

Annually, the Corporate Governance and Nominating Committee administrates a comprehensive self-evaluation of the Board and its committees to evaluate the Board’s effectiveness, to seek ways to improve its effectiveness and to identify matters that would benefit from extra attention. Each director completes a detailed questionnaire that is returned directly to the Lead Director who summarizes the responses for review and discussion by the Corporate Governance and Nominating Committee, and ultimately by the full Board.

The Board’s Role in the
Risk Management Process

The Company oversees management of enterprise risk through its Risk Management Committee (RMC). The RMC is administrated by the Company’s Treasurer and its membership includes, among others, the most senior members of operating management and the Chief Financial Officer. The RMC holds three regularly scheduled meetings each year and may hold additional special meetings as needed. No such special meetings were held during 2019.

The RMC is guided in its activities and responsibilities by a risk management framework which is periodically reviewed and updated as necessary. During development of the risk management framework, the most significant risks faced by the Company were identified, as well as where in the operating organization those risks are routinely monitored and managed. The RMC further identified certain specific risk areas that are sufficiently material or broad in nature to merit its direct ongoing oversight. Those risk areas are reviewed by the RMC on a rotational basis at its regularly scheduled meetings. Additionally, the RMC reviews other risk areas as needed, or to ensure that organizational risk management is functioning as identified in the framework.

While management, through the RMC, is responsible for managing enterprise risk, the Board provides oversight. The Board has delegated oversight of the Company’s risk management process and structure to the Audit Committee, which receives updates regarding the RMC’s activities and findings. As described in the table below, other Board committees are responsible for oversight of risk management for categories of risks relevant to their functions. The Board as a whole also reviews risk management practices in the course of its reviews of corporate strategy, business plans, Board committee reports, and other presentations.

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CORPORATE Governance

Board / Committee	Primary Areas of Risk Oversight
Full Board	Strategic and operational risks associated with the Company’s products, markets, geographic diversification, acquisitions and divestitures, major litigation, and succession planning.
Audit Committee	Oversight of risk management process and structure, risks and exposures associated with financial reporting, internal controls, regulatory and other compliance, cybersecurity and litigation.
Financial Policy Committee	Risks and exposures associated with liquidity, interest rates, currency, pension funding and investment performance, insurance coverage, and significant capital transactions.
Executive Compensation Committee	Risks and exposures associated with executive development, succession policies and programs, and compensation policies and practices including incentive compensation.
Employee & Public Responsibility Committee	Risks and exposures associated with the environment, safety in the workplace, equal opportunity employment, litigation, public policy, and other matters involving the Company’s reputation.
Corporate Governance & Nominating Committee	Risks and exposures related to corporate governance, leadership structure, effectiveness of the Board and its committees, new director candidates, conflicts of interest, and director independence.

COMPENSATION COMMITTEE
Interlocks and Insider Participation

Members of the Executive Compensation Committee during the year ended December 31, 2019, were P.L. Davies, R.G. Kyle, B.J. McGarvie, J.M. Micali, M.D. Oken, S. Nagarajan, and T.E. Whiddon. None of the members of the Committee, except Mr. Nagarajan, had any relationship required to be disclosed by Section 407(e)(4) of Regulation S-K. See “Related Party Transactions” immediately below for a discussion of certain transactions between the Company and two companies of which Mr. Nagarajan is, or was, an executive officer.

SONOCO   2020   PROXY   STATEMENT

RELATED PARTY
Transactions

R.H. Coker, President and Chief Executive Officer and director of the Company since February 2, 2020, and an employee of the Company since 1985, is the brother-in-law of J.R. Haley who is Chairman of the Board of Directors. During 2019, Mr. Coker was Senior Vice President, Global Paper and Industrial Converted Products, and received total compensation of $3,064,000.

H.E. DeLoach, Jr., who was our Executive Chairman of the Board of Directors until his retirement in April 2019, is the father of J.W. DeLoach and the father-in-law of J.M. Florence Jr. J.W. DeLoach, Regional Manufacturing Manager – Paper Stock Dealers, has been an employee of the Company since 1998 and received total 2019 compensation of $193,600. J.M. Florence, Jr., Vice President, General Counsel, Human Resources and Secretary, has been an employee of the Company since 2015 and received $1,042,000 during 2019 in compensation.

S. Nagarajan, a member of the Board of Directors of Sonoco, is President and Chief Executive Officer of Nordson Corporation. For the first seven months of 2019, he was employed as an executive vice president for Illinois Tool Works, Inc. (ITW). Both corporations are customers and suppliers of Sonoco. During 2019, Sonoco sold $4,594,000 in products to and purchased $673,000 in products from ITW. During the same period, Sonoco sold $151,000 in products to and purchased $127,000 in products from Nordson. All transactions were handled on a competitive basis. Our management believes the prices and terms of the transactions reported above were comparable to those we could have obtained from other sources. We anticipate engaging in similar business transactions in 2020. The Board of Directors considered these relationships when making its determination of Mr. Nagarajan’s independence.

Related Party Transaction Approval Policy

The Board has adopted a written policy that any transaction or series of transactions in which Sonoco is a participant, for which the amount involved exceeds $120,000, and in which any related person will have a direct or indirect material interest must be approved by the Corporate Governance and Nominating Committee. The Board recognizes that such transactions may or may not be in the best interest of Sonoco and, as a result, empowers the Corporate Governance and Nominating Committee to evaluate all such related party transactions or series of transactions. The Committee is to approve only those transactions that it determines provide net economic value to us or where it is demonstrated to the satisfaction of the Committee that price, quality, service and other terms have been negotiated on an arms-length basis and are comparable to those available from unrelated third parties.

Our executive officers and directors are required to notify the Committee of the proposed and ongoing related party transactions prior to each meeting of the Committee and provide the Committee with all relevant information necessary for the Committee’s consideration, including any information requested by the Committee.

For purposes of this policy, a “related party” is (i) any executive officer or director, (ii) any nominee for director, (iii) a beneficial owner of more than 5% of our voting securities, or (iv) any immediate family member of an executive officer, director, nominee for director or greater than 5% beneficial owner. An “immediate family member” means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, or any person (other than a tenant or employee) sharing the household of an executive officer, director, nominee, or greater than 5% beneficial owner.

We also require that each executive officer, director, and director nominee complete an annual questionnaire and report all transactions with us in which such persons (or their immediate family members) had or will have a direct or indirect material interest (except for salaries, directors’ fees and dividends on our stock). Management reviews responses to the questionnaires and, if any such transactions are disclosed, they are reviewed by the Corporate Governance and Nominating Committee. Directors’ responses to the questionnaires are also reviewed annually by the Corporate Governance and Nominating Committee for the purpose of assessing independence under our Corporate Governance Guidelines and the New York Stock Exchange Listing Standards.

The types of transactions that have been reviewed in the past include the purchase and sale of goods and services from companies for which our directors serve as executive officers or directors, the purchase of financial services and access to lines of credit from banks for which our directors serve as executive officers or directors, the purchase of stock or assets of companies owned by our directors or for which our directors serve as executive officers or directors, and the employment of family members of executive officers or directors.

SONOCO   2020   PROXY   STATEMENT

DELINQUENT SECTION
16(a) Reports

Our directors and executive officers are required to file reports with the Securities and Exchange Commission and the New York Stock Exchange showing the number of shares of any class of our equity securities they owned when they became a director or executive officer, and, after that, any changes in their ownership of our securities. These reports are required by Section 16(a) of the Securities Exchange Act of 1934.

As is the practice of many companies, we file the required reports for our directors and executive officers based on the records we have and information furnished to us by our directors and executive officers. Based on such information and written representations made to us all required filings in 2019 were made on a timely basis except for one Form 3 for Robert R. Dillard, which was filed as soon as the omission was discovered.

SECURITY OWNERSHIP
of Certain Beneficial Owners

The following table shows information as of December 31, 2019, about beneficial owners known to us of more than 5% of our common shares. This information was obtained from Schedules 13G filed with the Securities and Exchange Commission by the entities named below, and we have not independently verified it.

Title of Class	Name and Address of Beneficial Owner	Number of Shares	Percent of Class
No Par Value Common	BlackRock Inc. (1) 55 East 52nd Street New York, NY 10055	11,366,238	11.4%
	The Vanguard Group (2) 100 Vanguard Blvd Malvern, PA 19355	10,681,045	10.67%
	State Street Corporation (3) One Lincoln Street Boston, MA 02111	6,888,633	6.88%

(1)  In its most recently filed Schedule 13G, BlackRock, Inc. reported sole voting power with respect to 10,953,656 shares and sole dispositive power with respect to 11,366,238 shares.

(2)  In its most recently filed Schedule 13G, The Vanguard Group reported sole voting power with respect to 50,979 shares, shared voting power with respect to 13,709 shares, sole dispositive power with respect to 10,629,024 shares, and shared dispositive power with respect to 52,021 shares.

(3)  In its most recently filed Schedule 13G, State Street Corporation reported shared voting power with respect to 6,662,976 shares and shared dispositive power with respect to 6,888,633 shares.

SONOCO   2020   PROXY   STATEMENT

SECURITY OWNERSHIP
of Management

The following table shows the number of shares of our common stock beneficially owned as of February 3, 2020, directly or indirectly, by each director and by each executive officer named in the Summary Compensation Table and by all executive officers and directors as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class (2)	Vested Restricted Stock Units (3)	Deferred Compensation Units (4)	Performance- Contingent Restricted Stock Units (5)
H.A. Cockrell	—	—	—	15,486	—
P.L. Davies	—	—	—	40,410	—
T.J. Drew	—	—	—	2,795	—
P. Guillemot	—	—	—	8,651	—
J.R. Haley	15,115	—	—	27,508	—
R.R. Hill, Jr.	6,065	—	—	801	—
R.G. Kyle	—	—	—	9,626	—
B.J. McGarvie	—	—	—	12,564	—
J.M. Micali	—	—	—	58,589	—
S. Nagarajan	—	—	—	14,165	—
M.D. Oken	7,350	—	—	40,330	—
T.E. Whiddon	15,590	—	—	40,410	—
L.M. Yates	4,000	—	—	472	—
R.H. Coker	190,542	—	18,974	—	—
J.C. Albrecht	3,422	—	—	—	—
R.D. Fuller	79,824	—	—	—	—
J.S. Tomaszewski	2,633	—	—	—	—
R.C. Tiede	144,241	—	20,418	33,820	14,236
B.L. Saunders (6)	61,923	—	3,768	—	—
All Executive Officers and Directors as a group (26 persons)	578,845	—	87,941	271,333	22,610

(1) The directors and named executive officers have sole voting and dispositive power over the shares unless otherwise indicated in the footnotes. The number does not include shares owned by family members or entities unless the named individual shares voting or dispositive power with respect to such shares.

SONOCO   2020   PROXY   STATEMENT

SECURITY OWNERSHIP of Management

Included are shares that would be issuable upon exercise of only those Stock-settled Stock Appreciation Rights (“SSARs”) that have vested, or will vest within 60 days of February 3, 2020, as to which our stock price on February 3, 2020 of $57.14 exceeded the exercise price (“SSARs with appreciation”). These SSARs were granted under the 2014 Long-Term Incentive Plan (“2014 Plan”) and the 2019 Omnibus Incentive Plan (“2019 Plan”) for the following named executive officers:

	Total Vested / Exercisable SSARs	SSARs with Appreciation as of February 3, 2020	Net Shares Issuable Upon Exercise of SSARs with Appreciation that are included in the Above Table
R.H. Coker	68,219	58,280	6,474
J.C. Albrecht	18,028	10,076	1,113
R.D. Fuller	50,563	40,624	3,082
J.S. Tomaszewski	10,940	8,704	648
R.C. Tiede	132,734	100,132	8,449
All Executive Officers as a group	362,147	288,102	25,874

Also included are 26,148 Restricted Stock Units which will be issued within 60 days and 4,893 shares held in our Savings Plan.

Shareholdings in this column do not include deferred restricted stock units, compensation that has been deferred into Sonoco stock equivalent units, or performance contingent restricted stock units granted under the 1991 Plan, 2008 Plan, 2012 Plan, 2014 Plan, or 2019 Plan. Please see the columns to the right and footnotes 3, 4, and 5 below.

(2) Percentages not shown are less than 1%.

(3) Issuance of these shares has been deferred until after separation of service; accordingly, no present dispositive or voting rights are associated with them.

(4) Compensation deferred into Sonoco stock equivalent units. No dispositive or voting rights are associated with these units.

(5) Performance-contingent restricted stock unit payouts which vested under the Long-term Incentive Compensation Program for the three-year performance periods ended December 31, 2011 through December 31, 2019. Issuance of these shares has been deferred until six months after separation of service and no present dispositive or voting rights are associated with them.

(6) The number of shares reported as beneficially owned by Mr. Saunders are as of March 31, 2019, the date of his retirement.

Director Stock Ownership Guidelines

The Board of Directors has adopted stock ownership guidelines for outside directors, which establish a target level of ownership of our common stock based on years of service as a director. The guidelines are as follows: 3,000 shares, 5,000 shares, and 8,000 shares after two, four, and six years of service, respectively. Compensation deferred into Sonoco stock equivalent units and Deferred Stock Equivalent Units is included in determining whether these guidelines have been met. All of our directors are in compliance with these guidelines.

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EXECUTIVE
Compensation

COMPENSATION
DISCUSSION AND ANALYSIS

This section describes our compensation philosophy, summarizes executive compensation programs and reviews decisions made for the following Named Executive Officers (“NEOs”).

Executive Summary

Our compensation decisions in 2019 were developed to support successful execution of our business strategy. The Compensation Committee has oversight of the development and execution of our compensation program. The program is driven by the over-arching goal of linking pay with performance and creating long-term shareholder value.

Our decisions involving 2019 goal setting and other actions influencing executive compensation were based on the expectation for improvement in operating results due to acquisitions; modest volume growth in our Consumer-related businesses; achieving a modest positive price/cost relationship due to commercial excellence initiatives; and productivity improvements driven by procurement savings. These favorable actions were expected to more than offset the negative impacts of higher taxes and foreign exchange.

Performance Highlights
and Key Accomplishments

Sonoco is committed to creating sustainable packaging, services and programs for our customers, employees and communities that support our corporate purpose of Better Packaging. Better Life.

In 2019, we continued to make decisions to simplify our structure, processes and portfolio aimed at driving consistent earnings growth and solid returns to our shareholders. Our strategy is focused on four elements: driving profitable growth, both organically and through targeted acquisitions, improving margins, increasing free cash flow, and sustainability. While not a financial metric, we believe sustainability is so important that we are making it an integral part of our business strategy.

2019 was an unpredictable year as a slowdown in manufacturing activity impacted our industrial business, and our consumer business faced some choppiness as our customers’ fluctuating order

NAMED EXECUTIVE OFFICERS FOR 2019

Robert C. Tiede President and Chief Executive Officer (until February 1, 2020)

Julie C. Albrecht Vice President and Chief Financial Officer

Rodger D. Fuller

Senior Vice President, Global Consumer Packaging, Display and Packaging and Protective Solutions (until February 1, 2020; Executive Vice President Global Industrial and Consumer as of February 2, 2020)

R. Howard Coker Senior Vice President, Global Paper/ Industrial Converted Products (until February 1, 2020; President and Chief Executive Officer as of February 2, 2020)

Jeffrey S. Tomaszewski Vice President, Global RPC and Display & Packaging (until February 29, 2020; Vice President North America Consumer and Global RPC as of March 1, 2020)

Barry L. Saunders Retired; Senior Vice President and Chief Financial Officer (until March 31, 2019)

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EXECUTIVE Compensation

patterns reacted to market uncertainties. In the face of these challenges, we produced solid improvement in gross margin, operating margin and base earning by focusing on being excellent at those things we can control. In addition, we continued to improve our portfolio with the acquisition of Corenso Holdings North America, Inc., which strengthened our domestic paperboard operations, and we expanded our offerings into the growing healthcare packaging market with the year-end addition of Thermoformed Engineered Quality, LLC, and Plastique Holdings, LTD, (together TEQ). Finally, we launched our EnviroSense™ portfolio of sustainable packaging solutions that will help our customers further reduce the environmental impact of packaging.

2019 Key Accomplishments

$3.53

Full-year 2019 GAAP earnings per diluted share were $2.88, compared to $3.10 in 2019. 2019 results included $0.65 per diluted share in after-tax charges related to restructuring and asset impairment actions, non-operating pension costs and acquisition-related expenses. Base net income attributable to Sonoco was $3.53 per diluted share, an increase of 4.7% from 2018. Base net income is a Non-GAAP financial metric. Information on how it was calculated is provided on page 29.

14.2%

2019 Base Operating Profit before Depreciation and Amortization (Base OPBDA) margin improved 70 basis points from 2018. Base OPBDA is a Non-GAAP financial metric. Information on how it was calculated is provided on page 29.

$180.0 Million

Sonoco returned $180.0 million in cash to shareholders in 2019, primarily through dividends. Over the past decade, Sonoco has returned approximately $1.7 billion to shareholders in the form of dividends and share repurchases. In 2019, we raised the common stock dividend by 5% to $1.72 per share, on an annualized basis. We have paid dividends since 1925 and have increased dividends for the last 36 consecutive years.

19.5%

During 2019, Sonoco provided a 19.5% total return to shareholders*. Our five-year total return of 64.2% compares favorably to a 42.2% return by the Dow Jones U.S. Container and Packaging Index.

* Cumulative stock price appreciation, plus dividends, with dividends reinvested.

Targeted Acquisitions Provide
Industrial/Consumer Growth

In 2019, we completed two strategic acquisitions which strengthened our Paper/Industrial Converting Products and Consumer Packaging segments. We spent $297.9 million to purchase:

Corenso Holdings North America, Inc., a leading United States manufacturer of uncoated recycled paperboard and high-performance cores used in the paper, packaging films, tape and specialty industries, located in Wisconsin Rapids, WI.

TEQ, a global manufacturer of thermoformed packaging serving the healthcare, medical device and consumer markets, based in Huntley, IL, with five operations in the U.S., the United Kingdom and Poland.

EnviroSense™ Sustainability Portfolio Launched

Sonoco recognizes the critical importance of developing new sustainable packaging solutions that will protect and preserve our planet for future generations. This belief led to the creation of our EnviroSense™ portfolio of sustainable packaging, which we introduced in September 2019. EnviroSense products must exhibit several key attributes that reduce environmental impact, including recyclability, recycled content, reusability, composability, optimization, bio-based content and responsible fiber sourcing.

To further our progress in meeting our sustainability commitments, Sonoco hosted its first Sustainability and Food Waste Summit on September 17-18, 2019, in Hartsville, S.C., where more than 170 of our customers, non-governmental and regulatory representatives and other sustainability thought leaders toured plastic recycling infrastructure, listened to informative speakers and exchanged ideas on topics, including improving the sustainability of packaging, reducing food waste, understanding innovations in recycling technology and changes in consumer behavior. We are working with Clemson University to conduct a second summit on September 22-23, 2020, in Clemson, S.C.

Further information on our sustainability efforts and our EnviroSense products, including a review of our 2019 Corporate Responsibility Report, can be viewed at sonoco.com/sustainability.

Executive Compensation Plan Overview

The Executive Compensation Committee of our Board of Directors (the “Committee”) is responsible for the oversight of all executive compensation. In review of the 2019 achievements, the Committee believes the compensation paid to our NEOs was commensurate with our performance when compared with the performance of our packaging peers. In addition, we believe our targeted short-term incentives and long-term incentives achieved our goals of motivating and rewarding performance and aligning our executives’ interests with those of our shareholders.

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EXECUTIVE Compensation

We met several key financial, operational and strategic commitments in 2019, although we did not fully meet all short-term and long-term targets. Consistent with the Company’s philosophy to pay for performance and to pay within reason, executive compensation paid below targeted levels in the annual incentive plan. Specifically, the Performance-based Annual Cash Incentive payout was 65.57% of Target, as described in detail under “2019 Committee Actions – Performance-based Annual Cash Incentive” on page 29. The 2017-2019 Long-Term Incentive Plan vested at 86.2% of Target and is described in more detail under “Results of 2017-2019 PCSU Performance Cycle” on page 34. The specific drivers and results of these two plans, as well as other components of executive compensation are covered in detail in later sections.

Highlighted below is an overview of Sonoco’s goals regarding executive compensation, followed by the compensation objectives and elements of our executive compensation programs. The rationale of the key actions and decisions made with respect to our executive compensation program in 2019 is also provided through several sections of the “Compensation Discussion and Analysis.”

Sonoco’s Goals Regarding
Executive Compensation

Pay for performance

Compensation should provide incentives for and reward the creation of value for the Company stakeholders. As such, we believe a substantial portion of executive compensation should be tied to relevant financial and/or operational outcomes that (a) reflect the decisions and efforts of those being compensated, and (b) contribute to the creation of value over the long term. While compensation should ultimately reward long-term performance, incentives for short-term (i.e. annual) performance objectives are also appropriate to the extent they support sustainable value creation. As illustrated on page 27, 85% of our CEO’s target total direct compensation and 72% of our other NEOs’ target total direct compensation is tied to Company performance, which we believe is a significant driver of shareholder value.

Pay within reason

Compensation levels and performance targets should be sensible within the context of a company’s peer group, taking into account differences in company sizes and complexity, as well as performance. The Committee retains an independent consultant that provides advice relating to executive officer and director compensation, but does not provide any other services to the Company. The Board reviews comparative pay data, national survey data, proxy data for packaging peer companies and tally sheets as input into compensation decisions and selects peer companies based on relevant business metrics. We provide only minimal perquisites.

Listen

Sonoco intends to regularly seek input from shareholders regarding compensation. To that end, annual advisory votes on “Say on Pay” provide shareholders with a consistent communication channel to provide input on compensation decisions.

Comply and Communicate

Sonoco seeks to clearly articulate a compensation philosophy that serves as the foundation for all of its pay programs and decisions, and to clearly disclose the Board’s decision-making process, from the selection of peer groups and performance targets, through performance assessment and award determination.

Encourage stock ownership

Sonoco values stock ownership and retention by its directors and executives because we believe it reinforces a strong shareholder mindset. Executives are expected to maintain a substantial ownership interest for the duration of their employment. We have a no-hedging policy that prohibits our directors, executive officers or other employees from entering into speculative transactions in our stock that would cause personal interests to conflict with the best interests of the Company and its shareholders. In addition, we have an anti-pledging policy that prohibits directors and executive officers who are subject to target common stock ownership guidelines from pledging any of the shares they are required to own under such guidelines to secure any indebtedness. No directors or executive officers have pledged shares. Our equity compensation plans do not permit backdating, re-pricing, or retroactively granting equity awards, or payment of dividend equivalents on unearned performance shares or stock options.

Minimize guarantees

Sonoco believes its senior executives should be engaged without employment contracts that guarantee salary or incentive payment. In addition, Sonoco provides limited executive benefits and perquisites and does not provide tax gross-ups to our NEOs.

Lead by example

Director compensation should be reasonably structured to reward the efforts of directors without compromising the independence necessary to protect shareholders’ long-term interests. We believe that payment of a significant portion of directors’ fees in stock that must be held for a duration of the director’s service helps align directors’ interests with the interests of other shareholders.

Say on Pay Support

Say on Pay

At the April 2019 Annual Meeting, 96.9% of shareholders who cast a vote for or against the proposal, voted in favor of the Company’s “Say on Pay” proposal on executive compensation. The Compensation Committee did not make any material changes to the design of the 2019 executive compensation program as a result of the vote.

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EXECUTIVE Compensation

Shareholder Engagement

Shareholder engagement is a key pillar of our governance strategy and we are committed to active engagement with our shareholders. In 2019, our Board Chairman and Lead Independent Director along with members of senior management engaged in direct dialogues with several of our largest institutional shareholders. Issues discussed during these engagement meetings included corporate strategy, governance, risk assessment and management, board experience and refreshment, executive compensation practices, and our sustainability strategy. As a result of these consultations, along with other research and review, the Board has put forth proposals to Amend Certain Provisions of Sonoco’s Articles of Incorporation and By-Laws to provide for simple majority voting for shareholder consideration at our 2020 annual meeting. We expect to conduct additional proactive engagements with several of our largest institutional shareholders in order to better understand their perceptions and communicate our focus on sustainability, corporate governance and executive compensation. In addition, we expect to continue providing shareholders regular updates on our performance and strategic actions, by conducting an annual investor day meeting and quarterly financial updates. See further information on “Communications with the Board of Directors” on page 15.

Compensation Objectives

The Committee is comprised of all independent directors. The Committee establishes the Company’s overall compensation philosophy, oversees the development and implementation of various compensation programs and determines the executive compensation provided to all of our executive officers, including our NEOs. Information about the purpose of the Committee and its process and procedures for consideration and determination of executive officer compensation is outlined under the caption “Corporate Governance – Board Meetings and Committees of the Board – Executive Compensation Committee” on page 16 of this Proxy Statement and, a copy of the Committee’s charter is also available in the Investor Relations section of our website at www.sonoco.com. The Committee does not delegate its decision-making authority relating to executive compensation.

Our compensation program is designed to meet three principal objectives:

•

Attract, retain and reward executives whose contributions support the Company’s long-term success;

•

Encourage achievement of both short and long-term financial and strategic goals by directly linking executive compensation to Company performance; and

•

Maintain consistent and continuing alignment of management actions and shareholders’ interests.

Each aspect of our overall compensation program is designed to support these objectives to various degrees, with the overarching goal of maximizing long-term shareholder value.

Pay Mix and Pay Philosophy The executive compensation program consists of the following components:
Direct compensation elements, consisting of: • Base salary • Performance-based annual cash incentive • Long-term equity incentive
Executive benefit elements, consisting of: • Supplemental executive retirement benefits • Executive life insurance
Minimal prerequisites

Weightings of Direct
Compensation Elements

Base salary, performance-based annual cash incentive and long-term equity incentives comprise total direct compensation for each executive. With the exception of base salary, all elements of direct compensation are variable and intended to fluctuate based on performance as measured by both operating results and changes in shareholder value. This pay mix supports our pay-for-performance compensation objective and places a significant amount of compensation at risk. As illustrated below, for 2019, 85% of the CEO’s target total direct compensation and 72% of the other NEOs’ target total direct compensation are at risk.

Compensation for all the NEOs, including the CEO, places more weight on long-term incentives than annual incentives to reflect the importance of making strategic decisions that focus on long-term results. The CEO’s long-term incentives have the greatest weighting to provide the strongest alignment of his compensation with long-term shareholder interests.

The following charts illustrate the allocations of direct compensation elements and are based on 2019 direct compensation elements at target. For annual performance-based cash incentives, “target” incentive is used as described in the “Performance-based Annual Cash Incentive” section on page 28. For long-term equity incentives, “target” is equal to the grant date value of the share allocation and is described in the “Long-term Equity Incentives” section on page 31. The method used to value shares is consistent with the information presented in the “Summary Compensation Table” on page 40.

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Use of National Market Surveys
and Peer Company Data

The Committee relies on two sources of data to set specific compensation levels. The first source of data is derived from national compensation surveys conducted by three independent consulting firms Aon, Willis Towers Watson and Mercer. These surveys cover a large number of similar corporate officer positions nationally. We refer to this as our “National Survey Data”. We match our corporate officer positions to the survey positions using the aggregate data that has been size-adjusted based on revenue and/or scope parameters, which helps to ensure that the data reflects the national market for talent among companies comparable in size to Sonoco. Likewise, we match division officer positions to similar positions in the survey data for comparable division revenue ranges. In addition to the National Survey Data, at least annually, the Committee’s consultant has prepared customized compensation studies with respect to our NEOs in comparison to the NEOs of a 13-company group of packaging companies approved by the Committee that we refer to as our “Peer Group”. The Peer Group companies have revenues, assets and market capitalization similar to those of Sonoco. As a result of Amcor’s acquisition of Bemis Company Incorporated, the Committee removed Bemis Company Incorporated as a peer company in 2020. The combined company Amcor Plc. (merger of Amcor and Bemis) has brought the company size and revenue profile outside of our targeted range. The Committee is not expected to recommend a replacement company at this time, so the Peer Group for 2020 is expected to consist of the remaining 12 companies.

The 2019 Peer Group companies, each of which has revenues that generally range between 50% and 200% of Sonoco’s revenue, are:

Aptar Group Incorporated
Avery Dennison Corporation
Ball Corporation
Bemis Company Incorporated
Berry Plastics Group
Crown Holdings Incorporated
Domtar
Graphic Packaging
Greif Incorporated
Owens-Illinois Incorporated
Packaging Corporation of America
Sealed Air Corporation
Silgan Holding

The Committee uses the aggregate compensation data from the broader National Survey Data to set specific compensation levels, but cross checks these levels against the Peer Group company data. In most cases the data from both sources are comparable.

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EXECUTIVE Compensation

Committee Review of Overall Compensation Components and Aggregate Awards

To evaluate the overall competitiveness of the executive compensation program, each year at its April meeting, the Committee reviews the total compensation package for each executive officer. This includes review of a tally sheet showing a history of base salary adjustments, annual incentive awards and total cash compensation for the last seven years (or term as an executive officer, if less), stock options or stock-settled stock appreciation rights outstanding and the option price, unvested performance contingent restricted stock units (projected at threshold, target, and maximum), unvested restricted stock units, the value of accrued retirement benefits, and the amount of executive life insurance coverage. The Committee also reviews each element of the total amount of compensation awarded and realized during the prior year.

The Committee assesses total executive compensation to determine where total executive compensation falls in relation to the Peer Group, and to assess how the Company’s overall compensation programs operate. Based on the reviews of tally sheets for each NEO, the Committee may make changes in overall plans or individual elements if it determines they are appropriate to meet overall compensation objectives.

The Committee does not have a practice of adjusting the size of current and future compensation awards or compensation program components to reflect amounts realized or unrealized by an individual from prior equity grants. In other words, awards are not increased to compensate for prior performance below target, nor are they decreased because of prior performance above target. Likewise, since earnings on equity compensation are not included in any pension calculation formula, any gains, or lack thereof, from prior awards are not considered in setting or earning retirement benefits.

Description of Direct Compensation Elements and 2019 Committee Actions

This section describes the 2019 direct compensation elements for the Company’s former Chief Executive Officer (“CEO”), the Chief Financial Officer (“CFO”), the former Chief Financial Officer and the three other most highly compensated executive officers (one of whom, Mr. Coker, became our new CEO on February 2, 2020).

Mr. Saunders retired as CFO effective March 31, 2019. Mr. Tiede resigned as CEO effective February 1, 2020.

Base Salary

The Committee uses base salary to attract, retain and reward executives based on demonstrated experience, skills and competencies relative to the salary midpoint of the job. To accomplish this, the Committee establishes a salary midpoint for each executive officer position based on a structured job evaluation system used for broad based compensation in the Company as well as a comparison to the National Survey Data at median as previously outlined. Each year, the Committee reviews the base salary of all executives including the CEO and other NEOs. The decision on whether to award merit increases for the executive officer group as a whole takes into consideration the salary and wage increases being awarded to other levels of employees in the Company, the current economic environment, and the operating results of the Company. The decisions relative to the amount of individual merit increase awards are based primarily on each executive’s performance in the past year, readiness for promotion to a higher level, experience and skill set relative to peer counterparts, and criticality to the Company, as well as the relationship of the executive’s current salary to the base salary midpoint for the position. Generally, executives who are newly promoted are positioned below the salary midpoint (50th percentile), whereas those who are highly experienced and performing at superior levels are compensated above the midpoint.

Base salary increases are also considered and awarded upon promotions or appointment to positions of greater responsibility.

2019 Committee Actions — Base Salary

As a result of promotion announcements made in December 2018 for Mr. Fuller and Mr. Coker, the Committee approved base pay adjustments, effective January 1, 2019, of 5.6% and 5.9%, respectively.

In response to the March 2019 retirement of Mr. Saunders, the Governance and Nominating Committee approved the promotion of Mrs. Albrecht to the position of Vice President and Chief Financial Officer, and the Compensation Committee approved an increase to Mrs. Albrecht’s base pay of 15% effective March 1, 2019.

At its April 2019 meeting, the Committee approved merit increases for the executive officer group. In determining the increases, the Committee considered the executives’ overall performance, contribution to the Company’s results, experience and market competitiveness. Mr. Tiede and the other NEOs, except Mr. Saunders (who had retired), each received a merit increase of 3.0% effective June 1, 2019. In addition, Mr. Tiede and Mrs. Albrecht both received market adjustments of 13% and 10% respectively. Mr. Tomaszewski, who was not an officer during the merit review process, received a 3.5% merit increase effective June 1, 2019. Mr. Tomaszewski did not receive any further base salary adjustment upon being named an officer on November 1, 2019.

Performance-based Annual Cash Incentive

The Committee uses performance-based annual cash incentives designed to align executives’ interests with those of our shareholders by focusing on strong annual financial and operating results.

SONOCO   2020   PROXY   STATEMENT

EXECUTIVE Compensation

To determine the actual awards each year, the Committee establishes a “threshold,” a “target,” and a “maximum” incentive amount for each NEO. These represent a percentage of base salary. Each level (threshold, target and maximum) represents different Company performance and year-over-year growth expectations considering factors such as the Company’s annual operating budget for the year, the Company’s prior year’s performance, and the historical performance levels of our Peer Group. Target is established at a performance level considered to be above average performance, and the corresponding compensation level equates to what is considered competitive as compared to National Survey Data and Peer Group data. Threshold goal is set at what is considered minimally acceptable performance, while maximum goal equates to what is believed to represent superior performance for the year and correspondingly an above National Survey Data median compensation opportunity. “Threshold” level of payout is equal to 40% of “target” payout. “Maximum” payout is equal to two times “target” payout.

The Committee has authority to adjust payouts of the annual cash incentive to individual participants based upon consideration of individual performance and/or other factors that the Committee determines warrant an adjustment, such as external market challenges or global economic events. No such adjustments were made in 2019 to any NEOs.

The Committee will also determine each year the types of financial measures that will be used for the annual cash incentive. Normally, performance at budget will earn a “target” award since budget is set to reflect what the Board believes will represent above average performance for the year versus our Peer Group. However, the Committee may choose to set “target” incentive for performance above or below budget depending on the degree of difficulty in achieving budget in any one year. Similarly, the Committee establishes financial objectives for maximum incentive that are above budget, which is believed to be superior performance for the year.

2019 Committee Actions —
Performance-based Annual Cash Incentive

For 2019, the Committee established an annual incentive compensation threshold, target, and maximum payout for each NEO, as follows:

	Annual Incentive Compensation at Threshold*	Annual Incentive Compensation at Target*	Annual Incentive Compensation at Maximum*
R.C. Tiede	48.0%	120.0%	240.0%
J.C. Albrecht	27.0%	67.0%	135.0%
R.D. Fuller	30.0%	75.0%	150.0%
R.H. Coker	30.0%	75.0%	150.0%
J.S. Tomaszewski	17.2%	43.1%	86.2%
B.L. Saunders	30.0%	75.0%	150.0%

*   As a percentage of base salary

Mrs. Albrecht’s target percentage above represents January through February at a target bonus level of 50% and March through December at a target bonus level of 70%. Mr. Tomaszewski’s target percentage above represents January through October at a target bonus level of 37.50% and November through December at a target bonus level of 70%.

Financial performance measures are established each year. For 2019, the Committee considered base operating profit adding back depreciation and amortization (“Base OPBDA”), which focuses on Sonoco’s operating profitability, a critical metric for the annual cash incentive plan, and placed the largest weighting (50%) on this metric. Base operating profit and Base OPBDA are non-GAAP financial measures. Information about how Base operating profit was calculated is provided on page 21 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the Securities and Exchange Commission.

Below is a reconciliation of Base operating profit to Base OPBDA in thousands:

2019 Base Operating profit                   $525,392

Plus: Depreciation and amortization*     238,120

2019 Base OPBDA                               $763,512

*Excludes amortization included in interest expense

In addition to Base OPBDA, the Committee selected base earnings per share (“BEPS”), sales volume growth and working capital as key performance variables essential to maximizing shareholder value. Year-over-year BEPS shows Sonoco’s improvement in its profitability on a per share basis. Growth in BEPS illustrates Sonoco’s emphasis on creating shareholder value and is the second highest weighted metric (20%) for the annual cash incentive. BEPS is a non-GAAP measure and information about how BEPS was calculated is provided on page 21 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the Securities and Exchange Commission.

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EXECUTIVE Compensation

Sales volume growth is the year-over-year increase in revenue attributable to changes in volume and mix, excluding the impacts of price, exchange rates, acquisitions, divestitures and discontinued operations. For 2019, the target level for sales volume growth was less than prior year due to an updated assessment of our markets and general economic conditions.

A working capital metric was included as a performance measure to bring increased attention to cash flow generation with a specific focus on working capital management. This metric reflected targeted year-over-year improvement in a twelve-month average of net working capital days (days of accounts receivable and inventory less days of accounts payable).

All of the NEOs were assigned the following financial measures and weightings for the 2019 annual cash incentive.

Incentive Plan Financial Measures	Weightings
Base OPBDA	50%
BEPS	20%
Sales Volume Growth	15%
Working Capital	15%

The financial measure goals established for the annual cash incentive at the beginning of the year, and the actual 2019 financial performance were as follows:

	Threshold	Target	Maximum	Actual 2019 Performance
Base OPBDA	0%	7.3%	8.3%	5.2%
BEPS	0%	4.5%	5.9%	4.7%
Sales Volume Growth	0%	0.3%	0.6%	-2.5%
Working Capital Cash Gap Days	48.1	47.1	46.6	-8.1%

Our Base OPBDA for 2019 was $763,512 thousand (5.2% growth), which resulted in this component’s 50% weighting of the annual cash incentive being earned at 83.1% of target. Information on how Base OPBDA was calculated can be found on page 29. BEPS was $3.53, (4.7% growth) which resulted in this component’s 20% weighting of the annual cash incentive being earned at 120% of target. Information about how BEPS was calculated is provided on page 21 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the Securities and Exchange Commission.

Sales Volume Growth for 2019 was $(133,398) thousand, which resulted in this component’s 15% weighting of the annual cash incentive performing below threshold and receiving zero payout.

Working capital cash gap days were 52.0 days, which resulted in this component’s 15% weighting of the annual cash incentive performing below threshold and receiving zero payout.

The following table shows the dollar amount of annual cash incentive awarded to each of the NEOs for 2019 after applying the results of the performance measures and weightings mentioned above. The table also includes the percentage of target, the actual percentage of each NEO’s base salary and the percentage of change from the prior year.

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EXECUTIVE Compensation

	Annual Incentive Compensation for 2019	Percentage of Target	Percentage of Base Salary	Percent Change from Prior Year
R.C. Tiede	$744,364	65.6%	78.7%	-44.1%
J.C. Albrecht	224,514	65.6%	44.1%	-22.6%
R.D. Fuller	267,719	65.6%	49.2%	-50.7%
R.H. Coker	267,719	65.6%	49.2%	-50.5%
J.S. Tomaszewski	116,310	65.6%	28.2%	-45.9%
B.L. Saunders	72,106	65.6%	49.2%	-88.5%

Long-term Equity Incentives

The Committee uses long-term equity incentives to align executives’ interests with long-term shareholder interests and to provide opportunities for increased stock ownership, which we believe enables us to attract and motivate our executives as well as promote retention. In 2019, long-term equity incentives were awarded under our 2019 Omnibus Incentive Plan, which was approved by our shareholders in 2019 (the “2019 Plan”). The 2019 Plan provides for various types of equity awards, including restricted stock, restricted stock units, stock appreciation rights, options, performance shares, and performance units. Each year, the Committee determines the types of awards that will be granted under our long-term plan then in effect, and establishes performance measures and performance periods for performance-based awards, and vesting schedules. The awards the Committee granted in 2019 under the 2019 Plan were comprised of performance contingent restricted stock units (“PCSUs”), stock-settled stock appreciation rights (“SSARs”) and restricted stock units (“RSUs”).

To determine the amount of equity awards to be granted to each executive officer position, the Committee uses competitive survey data as previously described, to first determine the target total direct compensation (base salary, performance-based annual cash incentives and long-term equity incentives) value to be provided for each executive officer position. We generally position target total direct compensation at approximately the median level (50th Percentile). However we do consider other factors such as time in the role, individual performance, internal equity and difficulty to replace. To establish the amount of long-term equity award for each position, the Committee subtracts the sum of the market rate or actual base salary (whichever is higher) and the annual cash incentive compensation target from the target total direct compensation amount derived from the competitive survey data. This amount of long-term equity award for each executive officer position is then denominated into a target mix of such types of awards permitted under the 2019 Plan as the Committee determines. For 2019, the target mix of awards for each officer was 50% PCSUs, 25% SSARs and 25% RSUs, which the Committee determined provides appropriate focus on financial goals and on long term value creation for the Company’s shareholders. The actual target number of PCSUs, SSARs, or RSUs for each officer position may be adjusted up or down from the competitive benchmark based on the assessment of individual performance in the past year. The Committee believes that varying the initial target shares under the plan provides a strong motivator to achieve personal performance objectives.

It is our practice to grant PCSUs, SSARs, RSUs, or other equity awards on the date of the first regular Board of Directors meeting in the calendar year. During the February meeting, the Committee establishes the target goals and awards for the upcoming performance-based annual cash incentive as well as the long-term equity incentives. This allows the Committee to balance the elements of total direct compensation. It also allows granting of the equity awards close to the time of the annual performance reviews, which increases the impact of the awards by strengthening the link between pay and performance. The recipients and the corresponding number of shares of equity awards, including PCSUs, stock options or SSARs and RSUs, are approved by the Committee at its regular meeting on the day prior to the Board of Directors meeting. We occasionally make special RSU or SSAR awards to new employees. In such case, the exercise price is based on the closing price of our stock on the recipient’s first day of regular employment. We also occasionally make stock option, SSAR awards or grants of RSUs to a Corporate Officer in recognition of a promotion or a change in position status. The effective date of these awards is the later of the date of approval by the Board in the case of a new officer election or the effective date of the promotion.

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PCSUs – 50% of Equity Award

Grants of PCSUs are designed to reward participants for their contributions to the Company’s long-term success. The Committee believes that the NEOs have the most direct influence on achieving Company financial goals and therefore the PCSUs are weighted significantly more than the SSARs and RSUs. The Committee establishes performance requirements for meeting threshold, target and maximum goals that, in the judgment of the Committee, represent achievement of acceptable, superior and outstanding performance. Such goals are developed in the context of the Company’s stated objectives and longer term business outlook for total return to shareholders and returns on capital and equity.

Under the plan, actual PCSU shares earned are subject to the degree to which three-year Company financial goals are met and can vary between 0% and 200% of the target shares. PCSUs must meet threshold performance in order to achieve a payout.

Unvested PCSUs are forfeited upon termination of employment except in the case of death, disability, retirement or a change in control. If the participant’s employment is terminated as a result of death, disability, or retirement during the three-year performance period, the participant will be entitled to a settlement of any PCSUs that may vest at the end of the three-year performance period on a prorated basis equal to the time employed.

Upon consummation of a change in control that meets the criteria of Internal Revenue Code (“IRC”) Section 409A and the regulations thereunder, all unvested PCSUs will vest at target on a pro rata basis if the change in control occurs during the 3-year performance period. A lump sum payment equal to the aggregate fair market value of the PCSU (using the weighted average stock price on the last trading day immediately preceding the change in control) will be issued to the participant, within 30 days following the change in control unless the PCSUs were subject to a deferral election. In such event, payment of the PCSUs will be paid out at the earliest date permitted under IRC Code Section 409A (and in accordance with any deferral elections previously made).

PCSUs do not have voting rights and do not pay any current dividends or credit any dividend equivalents on unvested PCSUs. For any PCSUs that vest, but are deferred until six months after separation from service by an individual executive officer, dividend equivalents are accumulated from the time of vesting until the issuance of actual shares.

SSARs – 25% of Equity Award

Grants of SSARs provide the participant with the ability to profit from the appreciation in value of the Company’s stock. SSARs are only valuable to an executive if our stock price increases during the term of the award. The SSAR exercise price is based on the closing price of our stock on the day of the February Board meeting. SSAR awards made after 2014 vest over a period of three years and have a 10-year term from the date of grant. The first vesting date occurs on the one-year anniversary of the grant, and the SSAR will only have value if the award is both vested and the stock price increases above the grant price during the award’s ten year term. SSARs are not credited with dividend equivalents.

Unvested SSARs are cancelled upon termination of employment, except in the case of death, disability, or involuntary (or good reason) termination within two years of a change in control that meets the criteria of IRC Section 409A and the regulations thereunder, in which case, unvested SSARs will immediately vest upon the date of termination.

RSUs – 25% of Equity Award

Grants of RSUs are intended to foster executive officer retention. RSUs have a three year vesting schedule, vesting in one-third increments starting on the one-year anniversary of the date of grant. RSUs do not have voting rights and do not credit dividend equivalents on unvested shares. For any RSUs that vest, but receipt of which is deferred until six months after separation from service by an individual executive officer, dividend equivalents are accumulated from the time of vesting until the issuance of actual shares.

Unvested RSUs are cancelled upon termination of employment, except in the case of death, disability, or involuntary (or good reason) termination within two years of a change in control that meets the criteria of IRC Section 409A and the regulations thereunder, in which case, unvested RSUs will immediately vest upon the date of termination.

RSUs – Special Grants

We have a practice of making a special grant of time-vesting RSUs to individuals when they are first elected to an executive officer in recognition of this event and the individual’s increased responsibility. Receipt of such RSUs occurs six months following separation from service. The value of RSUs granted is based on position. The special grant of officer RSUs are credited with dividend equivalents, which are not paid out until receipt of the shares. The vesting of these RSUs may be structured in one of three ways: vesting in three equal increments on the third, fourth, and fifth anniversary of the grant if RSUs are granted all in one year; vesting on the third anniversary of each grant if granted over three years; or cliff vesting on the fifth anniversary of the grant.

Unvested special grant RSUs are cancelled upon termination of employment, except in the case of death, disability, or involuntary (or good reason) termination in the event of a change in control that meets the criteria IRC Section 409A and the regulations thereunder, in which case, unvested RSUs will vest on a pro rata basis.

2019 Committee Actions

PCSUs

On February 13, 2019, the Committee approved PCSU grants to our executives, including the NEOs, for the 2019 – 2021 performance period. The value of the PCSU grants was weighted at 50% of the NEOs’ total long-term incentive compensation award. The FASB

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ASC Topic 718 grant date fair values of PCSUs granted to the NEOs and the number of PCSUs available at threshold, target, and maximum are shown in the “2019 Grants of Plan-based Awards” table on page 42.

Consistent with prior years, the Committee established goals for performance vesting of the 2019 - 2021 PCSUs based on two key financial measures: average return on net assets employed (“RONAE”) and cumulative growth in Base Earnings Per Share (“BEPS”) over the three-year performance period. The Committee believes that both elements are critical factors in determining long-term shareholder value. For the 2019 awards, the average three-year RONAE is weighted 60% and the three-year cumulative growth in BEPS is weighted 40%.

These goals are as follows:

	Threshold Vesting	Target Vesting	Maximum Vesting
Average Three-Year RONAE*	10.9%	11.8%	12.1%
Three-Year Cumulative Growth in BEPS**	1.5%	5.2%	7.0%

*     Actual performance level required within the range depends on capital invested in acquisitions over the three-year period. The RONAE goals will be adjusted down for every dollar of capital investment made in acquisitions at an effective rate of 0.18% for every $100 million of acquisition investment multiplied by the percent of time remaining in the three-year performance cycle as of the date of the acquisition.

**   Base Earnings per Share Growth Rate (BEPSGR) is the compounded annual growth rate represented by the cumulative BEPS (as adjusted to exclude certain items) for the three years of the measurement period, relative to BEPS for the most recently completed year preceding the grant date.

The Committee establishes financial performance goals each performance year. These goals are not intended to be a prediction of how the Company will perform during the performance year or in any future period. The Committee establishes these goals solely to help it align pay with performance. The goals are not intended to provide investors or any other party with guidance about our future financial performance or operating results. We strongly caution you not to take the financial performance metrics or strategic and business accomplishments disclosed below as a form of guidance, because they are not intended to be such. You cannot rely on any of the disclosures contained in the Compensation Discussion and Analysis as a prediction of the Company’s future performance.

SSARs

On February 13, 2019 the Committee approved SSAR grants to our executives, including the NEOs. As stated above, the SSAR awards were weighted at 25% of the NEOs’ total long-term incentive compensation award. The SSARs vest in equal installments on the first, second and third anniversaries of the grant and the grant price was set at $60.77 per share, the closing market price of our common stock on February 13, 2019, the date of grant. These SSARs will be valuable to the recipients only if the award vests and the market price of our stock exceeds $60.77 during the ten-year term of the award. The grant date fair values and the number of SSARs granted to each of the NEOs are included in the “2019 Grants of Plan-Based Awards” table on page 42. Target grants were calculated as described under “Long-term Equity Incentives” on page 31.

RSUs

On February 13, 2019 the Committee approved time-vested RSU grants to our executives, including the NEOs. The RSU awards were weighted at 25% of the NEOs’ total long-term incentive compensation award. The RSUs vest in equal installments on the first, second and third anniversaries of the grant. The grant date fair values and the number of RSUs granted to each of the NEOs are included in the “2019 Grants of Plan-Based Awards” table on page 42. Target awards were calculated as described under “Long-term Equity Incentives” on page 31.

These RSU awards for each of the NEOs, combined with their PCSU and SSAR awards discussed above, equates to approximately 68% of the CEO’s and 51% of the other NEOs target total direct compensation, which is consistent with our pay for performance objective.

In recognition of Mrs. Albrecht being elected an executive officer and her new role as CFO, Mrs. Albrecht received a one-time special RSU grant valued at $150,027 with vesting in three equal increments on the third, fourth, and fifth anniversary of the grant. Receipt of these special RSUs occurs six months following separation from service.

In recognition of Mr. Tomaszewski’s being elected a Executive Officer effective November 1, 2019, Mr. Tomaszewski received a one-time special RSU grant valued at $300,033 with vesting in three equal increments on the third, fourth, and fifth anniversary of the grant. Receipt of these special RSUs occurs six months following separation from service.

The Compensation Committee decided not to grant equity awards to Mr. Saunders in 2019 due to his retirement effective March 2019.

Other 2019 Committee Actions

As a result of promotion announcements made in December 2018 for Mr. Fuller and Mr. Coker, the Committee approved an increase in their 2019 long-term equity awards (50% PCSUs, 25% SSARs, 25% RSUs) with a dollar value of $1,000,000 each in February 2019.

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In connection with Mrs. Albrecht’s promotion to Vice President and Chief Financial Officer, effective March 1, 2019, the Compensation Committee decided to increase the 2019 long-term equity award for Mrs. Albrecht (50% PCSUs, 25% SSARs, 25% RSUs) to a dollar value of $800,029. The compensation analysis for each of Mrs. Albrecht and Messrs. Fuller and Coker was performed using the process described on page 27 under “Use of National Market Surveys and Peer Company Data”.

Results of 2017-2019 PCSU Performance Cycle

On February 8, 2017, the Committee granted PCSUs to our executives, including the NEOs, which represented 50% of each NEO’s long term equity award. The target performance for the average three-year RONAE was 10.29%, which reflects application of the original plan provisions related to capital investments made in acquisitions to the initial target level (11.2%), and the target performance for the three-year cumulative BEPS was 4.10%. The vesting of these PCSUs was dependent on achieving pre-determined growth levels of average RONAE and cumulative BEPS growth for the three-year performance period from January 1, 2017 through December 31, 2019.

The Company’s actual performance for RONAE was a three-year average of 10.06% and was below target performance under the plan. The Company achieved a cumulative BEPS of $8.85 for the three-year performance period which was at target. At the end of 2019, PCSUs vested at 86.2% of target. The PCSUs that have been earned and have vested are shown in the “2019 Option Exercises and Stock Vested” table on page 45.

Long-term Equity Changes Approved for 2020

In February 2020, the Committee reviewed the Sonoco equity award structure against general benchmark and Peer Group benchmark data and approved the following changes for the 2020 equity awards:

•

Removal of SSARs

•

Annual equity awards will be provided as 67% performance contingent RSUs and 33% time-vested RSUs

•

The RONAE metric will be replaced with a return on invested capital (“ROIC”) metric which brings Sonoco more in line with return metrics used by our Peer Group. ROIC focuses decision-making on value creation and captures how well a company and its management team use its capital (both equity and debt) to generate earnings.

2020 Committee Actions in Connection
with Appointment of New CEO, Resignation
and Retirement of Former CEO and
Promotion of Other NEOs

New CEO

In response to the February 1, 2020 resignation of Mr. Tiede as President and CEO, the Governance and Nominating Committee approved the promotion of Mr. Coker to the position of President and CEO. In connection with his promotion, the Compensation Committee made the following adjustments to his compensation, effective February 1, 2020. Mr. Coker’s base salary was increased

36% as an initial step toward transitioning him to a competitive compensation structure consistent with his new position and experience. Mr. Coker’s Annual Incentive Compensation threshold, target and maximum payouts will be increased to 48%, 120%, and 240%, respectively, effective January 1st. The increase in base salary and incentive compensation were determined using National Market Surveys and peer company data pursuant to the processes described on page 27 under “Use of National Market Surveys and Peer Company Data.” Mr. Coker was also granted an equity award increase of $1,000,000 and a one-time special RSU grant valued at $2,000,000. The special RSUs will vest on the fifth anniversary of the grant. This grant will accumulate dividend equivalents and receipt occurs six months following separation from service.

Former CEO

In connection with his resignation as President and CEO, effective February 1, 2020, and retirement, effective February 29, 2020, the Company entered into an early retirement and consulting agreement with Mr. Tiede pursuant to which he will be paid the compensation elements described below. To assist it in determining the amount and form of compensation to be paid to Mr. Tiede, the Committee engaged the services of its independent compensation consultant, FW Cook, to perform market analysis and provide advice. Commencing March 1, 2020 and ending February 28, 2021, Mr. Tiede will be paid a consulting fee of $50,000 per month, and will be given credit for the period that he serves as a consultant for purposes of vesting certain of his outstanding equity awards under the 2014 Long-Term Incentive Plan and the 2019 Omnibus Incentive Plan. In addition, in recognition of his entering into the consulting agreement, the one-time special restricted stock units granted to him when he was named Chief Executive Officer will vest at 40% on February 29, 2020, rather than 100% at the end of five years. He will continue to receive medical insurance under the current terms for one year, and certain other customary benefits. The total dollar value of the additional amounts to which Mr. Tiede will be entitled under the early retirement and consulting agreement with respect to the foregoing equity awards (assuming a Sonoco stock price of $59 per share at January 24, 2020, and vesting of the awards at target) will be approximately $2.568 million. The agreement also includes global eighteen-month noncompetition and non-solicitation provisions.

In addition to these amounts, upon his retirement, Mr. Tiede also became entitled to the benefits under the Company’s nonqualified deferred compensation plans under the terms and on the payment schedules of the plans as discussed under “—2019 Nonqualified Deferred Compensation” beginning on page 49, and a pro rata portion of his 2020 annual incentive compensation award. As an executive officer elected after April 1, 2004, Mr. Tiede, who is 61, will continue to receive Company-paid term life insurance coverage equal to approximately three times his 2019 base salary until the age of 65. See “—Description of Other Executive Compensation and Benefit Elements – Executive Life Insurance” on page 36. Mr. Tiede had been with the Company since 2004.

Other NEOs

The Committee reviewed the compensation and promotions of certain other NEOs using the processes described on page 27

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under “Use of National Market Surveys and Peer Company Data”, and approved the following:

In recognition of Mr. Fuller’s promotion to Executive Vice President, Global Industrial and Consumer, the Committee approved a 21% increase to base pay effective February 1, 2020 and an increase to the annual cash incentive target level from 75% of base pay to 85% of base pay effective January 1, 2020. Mr. Fuller’s annual equity award for 2020 is $1,500,000.

In recognition of Mr. Tomaszewski’s promotion to Vice President, North America Consumer and Global RPC, the Committee approved a 12.3% increase to base pay effective March 1, 2020. No changes were made to the annual cash incentive target level and Mr. Tomaszewski’s annual equity award for 2020 is $375,000.

Additionally, the Committee reviewed the compensation level of Mrs. Albrecht and approved the completion of her transition to a competitive Chief Financial Officer compensation level for base pay and annual cash incentive level. Effective February 1, 2020, Mrs. Albrecht’s base pay increased 17% and her annual cash incentive target level increased from 70% to 80%. For 2020, Mrs. Albrecht’s annual equity award is $1,300,000.

Description of Other Executive Compensation and Benefit Elements

Employment Contracts and Potential Payments Upon Termination or Change in Control

The Company has not historically provided employment contracts, severance agreements, change in control agreements, or other such financial security arrangements to our executive officers. We may, however, from time to time, assume an existing employment contract in connection with an acquisition and/or negotiate individual severance compensation arrangements in exchange for a non-compete agreement at the time of separation as circumstances warrant. See “2020 Committee Actions in Connection with Appointment of New CEO and Resignation and Retirement of Former CEO – Former CEO” immediately above for a discussion of the Committee’s actions in connection with Mr. Tiede’s resignation and retirement in February 2020.

Our long-term equity incentive plans do contain provisions for prorated or accelerated vesting of equity awards in the event of death or disability, and in certain cases retirement or change in control. SSAR grants and RSU grants provide that if involuntary (or good reason) termination of employment occurs within two years of a change in control that meets the criteria of IRC Section 409A and the regulations thereunder, unvested SSARs and RSUs will immediately vest upon the date of termination. The Committee believes these provisions are necessary so that the executive officers can focus on long-term Company growth and improving stock value without being concerned about risk of forfeiture. PCSU grants provide that unvested stock units will vest on a pro rata basis at target upon a change in control during the three-year performance period. The Committee believes performance metrics can be disrupted and possibly become obsolete in determining the appropriate number of shares to vest during a change in control. See “Potential Benefits Payable Immediately Upon Certain Separation Events” on page 53. These provisions apply similarly to all plan participants, including those below the executive officer level.

	Termination	Retirement	Death/Disability	Change in Control
PCSUs – 50% award	Forfeit unvested shares	Vested shares determined by performance at end of performance period and prorated based on period of employment during performance period	Vested shares determined by performance at end of performance period and prorated based on period of employment during performance period	Unvested shares vest at target on a pro rata basis upon CIC.
SSARs – 25% award	Forfeit unvested shares	Forfeit unvested shares	Immediate vesting upon death/disability	If involuntary (or good reason) termination of employment within two years of CIC, immediate vesting upon termination.
RSUs – 25% award	Forfeit unvested shares	Forfeit unvested shares	Immediate vesting upon death/disability	If involuntary (or good reason) termination of employment within two years of CIC, immediate vesting upon termination.
RSUs – special grant	Forfeit unvested shares	Forfeit unvested shares	Vests on a pro rata basis, subject to approval from Committee	Vests on a pro rata basis upon CIC.

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Deferred Compensation Plan

The Deferred Compensation Plan for Corporate Officers is a nonqualified deferred compensation plan (“NQDC”) we provide for our executive officers, including our NEOs, which is in line with general market practice, and the Committee believes it is an important part of an attractive rewards program necessary to recruit and retain qualified executive officers. Under the NQDC, our NEOs may voluntarily defer the receipt of a portion of base salary, annual incentive awards, restricted stock units and/or performance contingent restricted stock units. The NQDC is an unfunded and unsecured obligation of the Company, meaning that payments of participant balances in the plan are not guaranteed if the Company becomes insolvent or bankrupt. The plan and accumulated balances are described in more detail under the “2019 Nonqualified Deferred Compensation” table on page 49 “Nonqualified Deferred Compensation Plans” on page 51.

Executive Benefit Elements

We have two benefits that apply only to executive officers: an executive life insurance benefit and supplemental executive retirement benefits. The Committee has included these two elements in the overall compensation program to serve as a recruiting and retention vehicle. Attracting and retaining high caliber talent is challenging, and these two benefits are designed to help ensure long-term retention of key senior talent.

Executive Life Insurance

We provide most of our active employees with company-paid life insurance that is currently limited to $100,000. For executive officers, we provide an alternative executive life insurance benefit. Executive officers elected on or after April 1, 2004, receive company-paid term life insurance coverage that is approximately equal to three times base salary until the later of retirement or age 65. All of our NEOs are covered under this benefit. The Committee believes that this amount of coverage is in line with industry practice and provides life insurance coverage in line with the earnings level of an executive officer.

Supplemental Executive
Retirement Plan Benefits

Supplemental executive retirement plan benefits are one component of the executive compensation reward strategy and are offered under the Omnibus Benefit Restoration Plan in one of two formats, depending on when an NEO became an officer.

•

Defined contribution supplemental executive retirement benefit (the DCSERP), OR

•

Defined benefit supplemental executive retirement benefit (the DBSERP)

Executive officers elected after January 1, 2008, may participate in the DCSERP under which they receive an annual nonqualified plan contribution (equal to 10% of the prior year’s salary and earned incentive under the annual incentive plan). Seventy-five percent of the annual contribution is invested in a fixed interest account based on 120% of the IRS applicable long-term rate. Twenty-five percent is issued in Sonoco deferred restricted stock units. The benefit vests at age 55 for participants with at least five years of service as an executive officer, and is not available for payment until six months following termination of employment.

After retirement, an officer’s vested DCSERP “account” is paid in three installments, with the first installment payable six months after an officer’s retirement date, the second installment payable in January of the next year following the first installment, and the third installment payable in January of the year following the second installment. Messrs. Tiede, Coker, Tomaszewski and Saunders currently participate in this plan. Effective January 1, 2019, Mr. Fuller began participation in the DCSERP as described below. Effective March 1, 2019 Mrs. Albrecht began participating in the DCSERP in connection with her promotion to Vice President and Chief Financial Officer. Upon his retirement February 29, 2020, Mr. Tiede became eligible to begin receiving the installment payments as outlined above.

Executive officers elected before January 1, 2008 participate in the DBSERP which, when combined with the tax-qualified Sonoco Pension Plan (“Pension Plan”), defined benefit restoration benefit (DB Restoration) and full Social Security benefits, equals 60% of the executive officer’s final average cash earnings, assuming age 65 retirement with at least fifteen years of Company service. The calculation excludes long-term compensation in any form. Officers elected before January 1, 2006, become fully vested in their DBSERP benefit upon the completion of five years service in the DBSERP. Officers elected after January 1, 2006, become fully vested in their DBSERP benefit upon completion of five years service in the DBSERP and attainment of age 55. In line with amendments to the Company’s broad-based defined benefit retirement plans, no additional benefits accrue under the DBSERP after December 31, 2018. NEOs whose DBSERP benefit accruals were frozen effective December 31, 2018 began participating in the DCSERP effective January 1, 2019.

The DBSERP benefit will be paid in three equal installments after retirement, with the first installment payable six months after an officer’s retirement date, the second installment payable six months after payment of the first installment, and the third installment payable 12 months after the payment of the second installment. The payment of the installments may be extended if needed to eliminate adverse accounting treatment to the Company. Mr. Fuller is an NEO elected before January 1, 2008, and therefore has a frozen DBSERP effective December 31, 2018, and began earning his executive retirement benefit effective January 1, 2019 under the DCSERP.

In addition to the supplemental executive retirement benefits (DBSERP or DCSERP), there are broad-based retirement benefits that apply to the NEOs, which are explained in more detail on pages 47 and 52. The NEO’s date of hire will determine eligibility for the broad-based retirement plans. The table below indicates the retirement benefits applicable to each NEO in 2019:

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More detailed descriptions of the DBSERP benefit, the DCSERP benefit, the qualified Pension Plan, the DB Restoration benefit, the Sonoco Retirement Contribution, Company Match and DC Restoration benefit are set forth under “Sonoco Pension Plan” on page 47, “Defined Benefit Restoration and Defined Benefit Supplemental Executive Retirement Plan” on page 47 and the “2019 Nonqualified Deferred Compensation Plans” on page 49.

Executive Perquisites

In support of our pay-for-performance philosophy, executive perquisites are minimal. Executive officers are permitted occasional use of the company aircraft for personal travel or family emergencies. The CEO also uses the company aircraft for regular business travel because we believe his use of the aircraft helps minimize time involved in commercial travel that could otherwise be directed to our business, and enhances his security. For other officers, personal use of the aircraft is reviewed on a case by case basis, and is permitted only under circumstances where there is direct benefit to us to minimize time spent on personal travel or in the case of family emergencies. The Company does not provide a tax gross-up for the imputed income relating to the personal use of the Company plane.

With the exception of gross-ups that might be paid pursuant to our broad-based employee relocation assistance plan, which covers all eligible salaried employees, we do not provide income tax gross-ups to our NEOs, and our Compensation Committee has adopted a resolution that prohibits such payments.

Executive Compensation Policies

Executive Officer Stock Ownership Guidelines

To emphasize the importance of linking executive and shareholder interests, the Board of Directors adopted stock ownership guidelines for executive officers. The target level of ownership of common stock (or Common Stock Equivalents) was established as a multiple of each executive officer’s annual base salary as outlined below:
Chief Executive Officer	6.0 times annual base salary
Chief Operating Officer	4.0 times annual base salary
Executive Vice Presidents	3.0 times annual base salary
Senior Vice Presidents	2.0 times annual base salary
Other Officers	1.0 times annual base salary

Beginning on July 1, 2011, and until the executive attains the target ownership level, the executive is required to hold in shares at least one-half of the realized gains (less taxes) from the vesting or exercise of equity awards.

Common stock held in the Sonoco Retirement and Savings Plan, stock equivalents earned through nonqualified deferred compensation plans, vested RSUs, and any other beneficially owned shares of common stock are included in determining compliance with the guidelines. Unvested RSUs and shares that may be acquired through the exercise of stock options or SSARs are not included in the calculation of stock ownership for guideline purposes.

Anti-hedging Policy

The Board of Directors has adopted an anti-hedging policy for Company stock. Sonoco considers it inappropriate for any director, officer (including all NEOs), or other employee to enter into speculative transactions in Sonoco stock. Such activities may put personal interests and objectives in conflict with the best interests of the Company and its stockholders. Therefore, our policy prohibits the purchase or sale by any director, officer or employee of puts, calls,

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options, warrants, or other derivative securities based on the Company’s stock. This prohibition also includes hedging or monetization transactions, such as forward sale contracts, in which the stockholder continues to own the underlying security without all the risks or rewards of ownership. All Directors and Named Executive Officers were in compliance with the policy as of December 31, 2019.

Anti-pledging Policy

The Board of Directors has adopted an anti-pledging policy with respect to Company stock owned by Directors and executive officers. The policy provides that Directors and executive officers who are subject to target Sonoco common stock ownership guidelines may not pledge any of the shares they are required to own under such guidelines to secure any indebtedness.

As discussed above under “--Executive Officer Stock Ownership Guidelines” and under “Security Ownership of Management – Director Stock Ownership Guidelines,” the Board has established target stock ownership guidelines for Directors and executive officers because it believes that the interests of Directors and executive officers should be closely aligned with those of shareholders by sharing with other shareholders the risks and rewards of stock ownership. The Board recognizes that pledging of shares may be perceived as contrary to this goal because of the perception that doing so may allow a pledging shareholder to reduce the risks of stock ownership. Accordingly, the Board determined that it would be appropriate to adopt a policy prohibiting Directors and executive officers from pledging the shares of their Company stock they are required to own under the ownership guidelines.

In adopting the policy, however, the Board recognized that a complete prohibition on pledging Company stock could result in financial hardship for Directors and executive officers subject to the policy. The Board observed that, if Directors and executive officers were not permitted to pledge any of the shares owned by them, their only alternative to obtain liquidity from shares owned in excess of the target number would be to sell the shares, and thereby reduce the alignment between their interests and those of other shareholders. Therefore, the Board determined that it would be appropriate to restrict Directors and executive officers from pledging only the portion of their Company stock that is subject to target ownership guidelines in order to afford them greater access to liquidity to meet personal obligations, and to encourage continued ownership of Company shares.

All Directors and named executive officers were in compliance with this policy as of December 31, 2019.

Incentive Compensation Clawback Policy

The Board of Directors adopted a “clawback” policy in 2014 covering payments of incentive based compensation to current and former executive officers. The policy provides that, if the Company is required to restate its financial results because of its material noncompliance with any financial reporting requirement under the securities laws, the Committee will review all awards or payments of any form of bonus or incentive-based compensation made to our current and former executive officers within the three-year period immediately preceding the date on which the Company is required to prepare the restatement. If the Committee determines that any such bonus and incentive awards or payments were based on erroneous data and would have been lower had they been calculated based on the restated results, the Committee will review the facts and circumstances and, to the extent permitted by applicable law, may seek to recover for the benefit of the Company the difference between the amounts awarded or paid and the amounts that would have been awarded or paid based on the restated results.

The Committee has sole discretion to determine whether, and the extent to which, to require any such repayment and to determine the form and timing of the repayment, which may include repayment by the executive officer or an adjustment to the payout of a future incentive. These remedies would be in addition to, and not in lieu of, any penalties imposed by law enforcement agencies, regulators or other authorities.

For purposes of this policy, “executive officers” include all persons designated by the Board of Directors as Section 16 reporting officers.

Role of Independent
Compensation Consultant

The Committee seeks input from FW Cook, its independent compensation consultant, in its decision making process. The independent consultant reports directly to the Committee, and the Committee has the sole authority to retain or dismiss the consultant. The independent consultant does not provide services to the Company in any area other than executive and director compensation on behalf of the Committee.

The independent consultant is expected to assist the Committee and work on its behalf on matters related to the Committee’s purposes and responsibilities as set forth in the Committee charter, which is summarized under the “Corporate Governance — Board Meetings and Committees of the Board — Executive Compensation Committee” on page 15 and is also available through the Investor Relations section of our website at sonoco.com. The independent consultant periodically advises the Committee as to trends in executive compensation and also provides specialized studies or expert advice as requested with respect to executive compensation issues. In 2019, the independent consultant conducted a competitive compensation review of our NEOs compared to our Peer Group’s NEOs, provided an update of compensation trends and regulatory developments, assisted in analysis of CEO and CFO transitions, analyzed the Company’s use of share-based compensation compared to our peer group, completed a realized pay analysis compared to our Peer Group, supported the process of developing the 2019 Omnibus Incentive Plan and requesting additional shares, assisted in the preparation of the Company’s public filings with regard to executive compensation, provided advice on application of the CEO Pay Ratio regulations and reviewed implications of tax reform. In early 2020, the independent consultant provided the Committee advice and

SONOCO   2020   PROXY   STATEMENT

EXECUTIVE Compensation

performed market analysis in connection with compensation to be paid to our former CEO upon his early retirement. The independent consultant meets with the Committee at least once a year and attends regular Committee meetings in person or by telephone as requested. The independent consultant also provides advice and performs competitive analysis with respect to director compensation, as requested, for the Corporate Governance and Nominating Committee.

From time to time, management engages the services of other compensation consultants to assist with matters relating to executive officer and employee compensation. In 2019, management engaged Aon to provide compensation and benefit survey data, executive benefit calculations, FICA tax calculations and assistance with document drafting.

The Compensation Committee has assessed the independence of FW Cook and Aon pursuant to rules of the Securities and Exchange Commission and the New York Stock Exchange and concluded that neither FW Cook nor Aon’s work for the Compensation Committee and management respectively, raises any conflict of interest.

Role of Executive Officers in
Determining Executive Compensation

In order to evaluate performance and use it as a basis for making compensation decisions, the full Board of Directors participates in a formal performance review process that is used for determining the CEO’s compensation. The CEO provides a written evaluation of his performance against objectives at year-end to each director. Each individual director completes a written evaluation of the CEO’s performance. Results are compiled by the Chair of the Corporate Governance and Nominating Committee, who then provides a copy to each director prior to the first Board of Directors meeting for the year. The Committee uses this summary from the Board of Directors to make decisions relative to the CEO’s compensation. The Committee also uses input from its independent compensation consultant in making decisions regarding the CEO’s compensation. The CEO does not participate in decisions regarding the determination of his own compensation, other than to prepare the summary of his results versus objectives for the year as described above. For the other NEOs and executives, the Committee receives input and recommendations from our CEO as well as its independent compensation consultant. The NEOs or other officers do not have a role in the determination of their own compensation except to provide and discuss their performance against objectives during their annual performance reviews.

Compensation Committee Report

The Executive Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” included in this Proxy Statement with management. Based on that review and discussion, the Executive Compensation Committee recommended to our Board of Directors that the “Compensation Discussion and Analysis” be included in our Annual Report on Form 10-K for the year ended December 31, 2019, and in this Proxy Statement.

M.D. Oken (Chair)

P.L. Davies

R.G. Kyle

B.J. McGarvie

J.M. Micali

S. Nagarajan

T.E. Whiddon

Compensation Risk Review

With the assistance of the Committee’s independent compensation consultant, the Committee reviews our compensation policies and practices applicable to our employees and has concluded that they do not create risks that are reasonably likely to have a material adverse effect on our Company. The key features of the executive compensation program that support this conclusion are the following:

•

Appropriate pay philosophy, peer group and market positioning

•

Effective balance between cash and equity compensation, and short- and long-term performance focus

•

Performance objectives with an appropriate level of difficulty that reflects the Board-approved annual budget and long-term strategic planning objectives

•

Multiple performance metrics in the annual and longer-term incentive programs that are intended to create a balanced focus on growth, profitability and asset efficiency, as well as absolute stock price appreciation

•

The Committee’s ability to use its discretion to reduce earned incentive compensation based on a subjective evaluation of the quality of earnings, individual performance and other factors

•

Meaningful risk mitigators such as substantial stock ownership guidelines and anti-hedging, anti-pledging and clawback policies, Committee oversight, and use of an independent external consultant

•

Incentive plans do not reward individuals for behaviors that can place the Company at risk (for example, incentives based on financial hedging transactions or incentives based on customer transactions that have significant financial risk).

SONOCO   2020   PROXY   STATEMENT

EXECUTIVE Compensation

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)		Bonus ($) (d)	Stock Awards ($)(1) (e)	Option Awards ($)(2) (f)	Non-Equity Incentive Plan Compensation ($)(3) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)(h)	All Other Compensation ($)(5) (i)	Total ($) (j)
Robert C. Tiede	2019	$945,983	(6)	-0-	$2,513,695	$820,007	$744,364	-0-	$378,636	$5,402,685
President and	2018	814,077		-0-	3,786,463	586,251	1,332,354	-0-	292,096	6,811,241
Chief Executive Officer	2017	670,556		-0-	923,682	299,344	434,772	-0-	202,159	2,530,513
Julie C. Albrecht *	2019	509,131		-0-	750,051	200,005	224,514	-0-	127,881	1,811,582
Vice President and	2018			-0-
Chief Financial Officer	2017			-0-
Rodger D. Fuller	2019	544,374		-0-	750,101	250,004	267,719	1,267,654	168,574	3,248,426
Senior VP – Global Consumer	2018	500,694		-0-	551,327	183,754	542,741	255,728	19,700	2,053,943
Packaging, D&P & Protective	2017	487,084		-0-	483,575	161,182	270,697	507,360	21,162	1,931,060
R. Howard Coker	2019	544,374		-0-	776,097	250,004	267,719	1,056,724	169,434	3,064,353
Senior VP - Global Paper/	2018	498,974		-0-	570,206	183,754	540,876	-0- (7)	98,682	1,892,492
Industrial Converted Products	2017	485,412		-0-	504,282	161,182	269,768	664,832	78,780	2,164,255
Jeffery S. Tomaszewski *	2019	411,729		-0-	468,828	56,257	116,310	294,543	56,168	1,403,835
VP - Global RPC &	2018			-0-
Display and Packaging	2017			-0-
Barry L. Saunders	2019	146,619		-0-	30,184	0	72,106	1,678,371	100,219	2,027,499
Former Senior Vice President	2018	579,356		-0-	921,981	300,003	628,009	176,199	113,360	2,718,908
and Chief Financial Officer	2017	563,603		-0-	784,598	253,255	313,222	999,908	90,839	3,005,424

*    Mrs. Albrecht and Mr. Tomaszewski were not NEOs in 2017 or 2018.

(1)  Awards were made in the form of RSUs and PCSUs. The amounts shown are the aggregate grant date fair values of the award(s) computed in accordance with FASB ASC Topic 718. RSUs are valued by multiplying the grant date fair value of the awards by the total number of RSUs awarded. The number of RSUs awarded may be found in the “2019 Grants of Plan Based Awards Table” on page 42. The value of each individual PCSU award is determined by the grant date fair value multiplied by the target number of PCSUs, which is based on the probable outcome of the performance conditions determined as of the grant date. Assumptions made in valuation of these awards are set forth in Note 12 to our financial statements for the year ended December 31, 2019, which are included in our 2019 Annual Report to Shareholders. Assuming the maximum level of performance was achieved at the end of the 2019-2021 three-year performance cycle, valued at the 2019 grant date fair value, the maximum award value for the 2019-2021 PCSU performance period would be $3,280,021 for Mr. Tiede, $800,027 for Mrs. Albrecht, $1,000,090 for Mr. Fuller, $1,000,090 for Mr. Coker, and $225,057 for Mr. Tomaszewski. Mr. Saunders did not receive a 2019 grant. The annual equity awards do not accumulate dividend equivalents unless vested and deferred, and are not subject to accelerated vesting, except as described in the footnotes to the table “Potential Benefits Payable Immediately Upon Certain Separation Events” on page 53.

The DCSERP as described under “Nonqualified Deferred Compensation Plans” on page 49 applies to Messrs. Tiede, Fuller, Coker, Tomaszewski, Saunders and Mrs. Albrecht. Seventy-five percent of the contribution each year is invested in a fixed interest account based on 120% of the IRS applicable long-term rate. These amounts are reflected in column (i) and described under footnote (5). Twenty-five percent of the contribution is invested in deferred restricted stock units. The amounts invested in deferred restricted stock units based on salary and earned incentive compensation for Messrs. Tiede, Coker and Saunders in 2018 and credited in 2019 were $53,661, $25,996 and $30,184, respectively, and are reflected in column (e). The amounts earned in 2019 and awarded in 2020 in deferred restricted stock units were $42,259, $20,302, $20,302, $2,049, $5,468 and $16,017 for Messrs. Tiede, Fuller, Coker, Tomaszewski, Saunders and Mrs. Albrecht, respectively, and will be reflected in the 2020 summary compensation table if each remains an NEO.

Upon being named Vice President and Chief Financial Officer effective March 1, 2019, Mrs. Albrecht was awarded a one-time grant of 2,580 RSUs in addition to the annual equity award. These shares will vest in three equal increments on the third, fourth, and fifth anniversary of the grant. At a grant date stock price of $58.15 per share, the award was valued at $150,027. This award is included in column (e) and further described on page 33.

Upon being named Executive Officer effective November 1, 2019, Mr. Tomaszewski was awarded a one-time grant of 5,190 RSUs in addition to the annual equity award. These shares will vest in three equal increments on the third, fourth, and fifth anniversary of the grant. At a grant date stock price of $57.81 per share, the award was valued at $300,034. This award is included in column (e) and further described on page 33.

(2)  Awards were made in the form of SSARs. The amounts shown are the aggregate grant date fair values computed in accordance with FASB ASC Topic 718. All 2019 SSARs have a grant price of the closing market price of our common stock on the date of grant.

The grant date present values were estimated using a binomial option-pricing model in accordance with the rules and regulations of the SEC and are not

SONOCO   2020   PROXY   STATEMENT

EXECUTIVE Compensation

intended to forecast appreciation of our stock price. The 2019 SSARs had an estimated grant date present value of $8.30. The assumptions used in the binomial model are discussed in Note 12 to our financial statements for the year ended December 31, 2019, which are included in our 2019 Annual Report to Shareholders. The SSARs will not confer an actual dollar benefit on the holder unless they vest and are subsequently exercised at a time when the market value of the stock exceeds the exercise price of the SSARs, and are not transferable, except by will, inheritance, qualified domestic relations order or gift to or for the benefit of family. The amount of any such benefit which may be obtained by exercise of the SSARs is not in any way predicated on or controlled by the estimate presented.

(3)  The 2019 amounts are payouts of awards pursuant to our performance-based annual cash incentive as discussed on page 29 of the “Compensation Discussion and Analysis.” The amounts shown were paid to the NEOs in March of the following year. Mr. Tiede elected to defer $372,182 of this amount into a stock equivalent account under the Deferred Compensation Plan for Corporate Officers in compliance with IRC Section 409A. The value of this account will not be payable until at least six months after his separation of service from the Company, which occurred February 29, 2020. The Deferred Compensation Plan for Corporate Officers is described under the caption “Nonqualified Deferred Compensation Plans” on page 49.

(4)  Pension pay and benefit service were frozen on December 31, 2018. Therefore, no pension benefits accrued in 2019 for any NEOs. For Messrs. Fuller, Coker, Tomaszewski and Saunders, the amounts shown in this column are the aggregate change in the actuarial present value of accumulated benefits under our defined benefit pension plans shown in the “2019 Pension Benefits” table on page 46, from the pension plan measurement date used for our audited financial statements for the prior completed fiscal year to the pension plan measurement date used for the audited financial statements for the covered year shown in the table. These amounts are determined using interest rate and mortality rate assumptions consistent with those used in our financial statements. Increases in the present value of accumulated benefits resulted from updated interest rates and mortality. Mr. Tiede and Mrs. Albrecht do not participate in these plans.

(5)  All other compensation for 2019 consisted of the following components for each NEO:

	Executive Life Insurance (a)	Company Contributions and Accruals to Defined Contribution Plans (b)	Company Contributions to the Defined Contribution SERP (c)	All Other Compensation Total (d)
R.C. Tiede	$29,342	$222,518	$126,776	$378,636
J.C. Albrecht	5,235	74,594	48,052	127,881
R.D. Fuller	4,272	103,395	60,907	168,574
R.H. Coker	5,318	103,209	60,907	169,434
J.S. Tomaszewski	-0-	50,022	6,146	56,168
B.L. Saunders	8,961	74,854	16,404	100,219

(a)  Includes premiums we paid for the executive life insurance benefits. We do not provide tax gross ups on these company paid premiums.

(b)  Comprised of Company contributions to the tax-qualified Sonoco Retirement and Savings Plan, and the related non-qualified defined contribution restoration benefit (“DC Restoration”), which keeps employees whole with respect to our contributions that were limited by tax law. Company contributions include a Company match and an annual retirement contribution. Refer to table on page 37 for information on NEOs’ participation in defined contribution plans. Amounts in column (b) for Messrs. Fuller, Coker and Saunders include their first defined contribution annual retirement contributions due to the freezing of the defined benefit pension plan effective December 31, 2018 and becoming eligible to earn the defined contribution annual retirement contribution effective January 1, 2019.

(c)  The DCSERP as described under “Nonqualified Deferred Compensation Plans – DCSERP” on page 52 applies to all NEOs. Seventy-five percent of the annual contribution will be invested in a fixed interest account based on 120% of the IRS applicable long-term rate and represents the amounts shown in column (c) to this footnote 5. Twenty-five percent of the contribution will be issued in Sonoco deferred restricted stock units and is further described under footnote (1) and disclosed in column (e) of the Summary Compensation Table.

Perquisites and other personal benefits were less than $10,000 for our CEO and each of our other NEOs.

(6)  Mr. Tiede elected to defer $378,397 of this amount into a stock equivalent account under the Deferred Compensation Plan for Corporate Officers in compliance with IRC Section 409A. The value of this account will not be payable until at least six months after his separation from service from the Company, which occurred February 29, 2020. The Deferred Compensation Plan for Corporate Officers is described under the caption “Nonqualified Deferred Compensation Plans” on page 49.

(7)  The 2018 amount for Mr. Coker was $(303,604).

SONOCO   2020   PROXY   STATEMENT

EXECUTIVE Compensation

2019 Grants of Plan-based Awards

			Estimated Possible Payouts Under Non-equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (4) (j)	Exercise or Base Price of Option Awards ($/Share) (k)	Grant Date Fair Value of Stock and Option Awards ($) (5) (l)
Name (a)	Grant Date (b1)	Committee Action Date (b2)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
R. C. Tiede
Annual Cash Incentive	NA	02-12-2019	$454,072	$1,135,180	$2,270,360
SSARs	02-13-2019	02-12-2019								98,796	$60.77	$820,007
PCSUs	02-13-2019	02-12-2019				14,633	29,265	58,530				1,640,011
RSUs	02-13-2019	02-12-2019							15,123			873,685
J.C. Albrecht
Annual Cash Incentive	NA	02-12-2019	136,957	342,392	684,784
SSARs	02-13-2019	02-12-2019								24,097	60.77	200,005
PCSUs	02-13-2019	02-12-2019				3,569	7,138	14,276				400,014
RSUs	02-13-2019	02-12-2019							3,473			200,010
RSUs	03-01-2019	02-12-2019							2,580			150,027
R. D. Fuller
Annual Cash Incentive	NA	02-12-2019	163,312	408,281	816,562
SSARs	02-13-2019	02-12-2019								30,121	60.77	250,004
PCSUs	02-13-2019	02-12-2019				4,462	8,923	17,846				500,045
RSUs	02-13-2019	02-12-2019							4,342			250,056
R. H. Coker
Annual Cash Incentive	NA	02-12-2019	163,312	408,281	816,562
SSARs	02-13-2019	02-12-2019								30,121	60.77	250,004
PCSUs	02-13-2019	02-12-2019				4,462	8,923	17,846				500,045
RSUs	02-13-2019	02-12-2019							4,770			276,052
J. S. Tomaszewski
Annual Cash Incentive	NA	02-12-2019	70,951	177,377	354,754
SSARs	02-13-2019	02-12-2019								6,778	60.77	56,257
PCSUs	02-13-2019	02-12-2019				1,004	2,008	4,016				112,528
RSUs	02-13-2019	02-12-2019							977			56,265
RSUs	11-01-2019	10-08-2019							5,190			300,034
B. L. Saunders
Annual Cash Incentive	NA	02-12-2019	43,986	109,964	219,928
SSARs (6)	02-13-2019	02-12-2019								0	60.77	0
PCSUs (6)	02-13-2019	02-12-2019				0	0	0				0
RSUs (6)	02-13-2019	02-12-2019							497			30,184

(1)  The amounts in columns (c), (d) and (e) represent the threshold, target and maximum awards established for the performance-based annual cash incentive awarded in 2019 under the 2019 Omnibus Incentive Plan, as discussed on page 30 of the “Compensation Discussion and Analysis” and the actual performance payout is reflected in column (g) of the Summary Compensation Table.

(2)  The amounts in columns (f), (g) and (h) represent the threshold, target and maximum awards established for PCSUs awarded in 2019 under the 2019 Omnibus Incentive Plan. Information about determining the number of award shares, the performance-based conditions and vesting of these awards is provided on page 33 of the “Compensation Discussion and Analysis” section. Pursuant to Mr. Tiede’s early retirement and consulting agreement, he will not receive a payout of the 2019 PCSU award.

(3)  As described in Footnote 1 of the “Summary Compensation Table”, these amounts represent the 2019 RSU awards, under the 2019 Omnibus Incentive Plan, that vest in equal installments on the first, second and third anniversaries of the grant date, plus the portion of the DC SERP benefit invested in deferred restricted stock units. Mrs. Albrecht received 2,580 RSUs as a one-time grant for her promotion to Vice President and Chief Financial Officer effective March 1, 2019. Mr. Tomaszewski received 5,190 RSUs as a one-time grant for his promotion to Executive Officer effective November 1, 2019. In connection with Mr. Tiede’s early retirement and consulting agreement, he will not vest in the third vesting traunche of the 2019 RSU award.

(4)  SSARs awarded in 2019 under the 2019 Omnibus Incentive Plan. These awards vest in equal installments on the first, second and third anniversary of the grant date and have a ten-year term. Information about determining the number of award shares is provided on page 33 of the “Compensation Discussion and Analysis.” In connection with Mr. Tiede’s early retirement and consulting agreement, he will not vest in the third vesting traunche of the 2019 SSAR award.

(5)  The grant date values are computed in accordance with FASB ASC Topic 718. The value of the option awards (SSARs) is based on a binomial model calculation of $8.30 per share on the date of grant. PCSUs are valued by multiplying the grant date fair value of the awards by the target number of shares based on the probable outcome of the performance conditions determined as of the grant date. RSUs are valued by multiplying the grant date fair value of the awards by the total number of RSUs awarded.

(6)  Mr. Saunders did not receive a grant in 2019 due to his announced retirement effective March 2019.

SONOCO   2020   PROXY   STATEMENT

EXECUTIVE Compensation

Outstanding Equity Awards
at 2019 Fiscal Year-end

								Stock Awards
			Option or SSAR Awards							Equity Incentive	Equity Incentive Plan Awards:
Name (a)	Option Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable (1) (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (1) (g)	Market Value of Shares or Units of Stock That Have Not Vested (2) ($) (h)	Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#) (3) (i)	Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested (2) ($) (j)
R. C. Tiede	02-13-2019			98,796	-0-	$60.77	02-13-2029
	02-13-2019									29,265	$1,806,236
	02-13-2019							14,239	$878,831
	04-01-2018	(4)						43,362	2,676,278
	02-14-2018		29,536	59,968	-0-	50.83	03-15-2028
	02-14-2018									25,308	1,562,010
	02-14-2018							8,218	507,215
	02-08-2017		27,099	13,961	-0-	54.46	03-10-2027
	02-08-2017							1,975	121,897
J.C. Albrecht	03-01-2019	(5)						2,635	162,626
	02-13-2019			24,097	-0-	60.77	02-13-2029
	02-13-2019									7,138	440,557
	02-13-2019							3,473	214,354
	02-14-2018			10,230	-0-	50.83	03-15-2028
	02-14-2018									4,317	266,445
	02-14-2018							1,403	86,593
	03-20-2017	(5)						2,970	183,302
R. D. Fuller	02-13-2019			30,121	-0-	60.77	02-13-2029
	02-13-2019									8,923	550,728
	02-13-2019							4,342	267,988
	02-14-2018		9,257	18,797	-0-	50.83	03-15-2028
	02-14-2018									7,933	489,625
	02-14-2018							2,577	159,052
	02-08-2017		14,592	7,518	-0-	54.46	03-10-2027
	02-08-2017							1,064	65,670
R. H. Coker	02-13-2019			30,121	-0-	60.77	02-13-2029
	02-13-2019									8,923	550,728
	02-13-2019							4,342	267,988
	02-14-2018		9,257	18,797	-0-	50.83	03-15-2028
	02-14-2018									7,933	489,625
	02-14-2018							2,577	159,052
	02-08-2017		14,592	7,518	-0-	54.46	03-10-2027
	02-08-2017							1,064	65,670
	02-11-2015		17,656		-0-	46.16	02-11-2025
J. S. Tomaszewski	11-01-2019	(6)						5,227	322,604
	02-13-2019			6,778	-0-	60.77	02-13-2029
	02-13-2019									2,008	123,934
	02-13-2019							977	60,300
	02-14-2018		1,889	3,837	-0-	50.83	03-15-2028
	02-14-2018									1,619	99,925
	02-14-2018							526	32,465
	02-08-2017		3,251	1,675	-0-	54.46	03-10-2027
	02-08-2017							237	14,628
B. L. Saunders (7)	02-14-2018									5,396	333,057

SONOCO   2020   PROXY   STATEMENT

EXECUTIVE Compensation

(1)  Represents SSARs and RSUs.

SSARs become exercisable in accordance with the vesting schedule below:

SSARs Vesting Grant Date	Vesting
02-13-19	1/3 per year in years 1, 2 and 3
02-14-18	1/3 per year in years 1, 2 and 3
02-08-17	1/3 per year in years 1, 2 and 3

RSUs vest in accordance with the schedule below:

RSUs Vesting Grant Date	Vesting
02-13-19	1/3 per year in years 1, 2 and 3
02-14-18	1/3 per year in years 1, 2 and 3
02-08-17	1/3 per year in years 1, 2 and 3

In connection with Mr. Tiede’s early retirement and consulting agreement, he will not vest in one-third of the 2019 SSAR and RSU awards.

(2)  Values of RSUs shown in column (h) and PCSUs shown in column (j) are based on the December 31, 2019, closing price of $61.72.

(3)  PCSUs granted February 13, 2019 are represented as the number of target PCSUs that will vest on December 31, 2021, if performance criteria are met. The actual number of PCSUs that vest can vary from 0% to 200% of those target PCSUs and must meet threshold performance to achieve payout. Pursuant to Mr. Tiede’s early retirement and consulting agreement, he will not receive a payout of the 2019 PCSU award.

PCSUs granted February 14, 2018 are represented as the number of target PCSUs that will vest on December 31, 2020, if performance criteria are met. The actual number of PCSUs that vest can vary from 0% to 200% of those target PCSUs and must meet threshold performance to achieve payout.

(4)  Represents RSUs awarded to Mr. Tiede upon his election as Chief Executive Officer in April 2018. The shares would have vested at the end of the five year time-based restriction if Mr. Tiede were still employed by the Company. Receipt of shares occurs six months following separation of service. The shares are credited with dividend equivalents, which are not paid out until receipt of the shares. The award provided that, if Mr. Tiede left the Company for any reason other than death or disability before the shares vested, the unvested shares would be forfeited. The individual grant agreement provided for vesting on a pro rata basis in the event of death or disability. Upon consummation of a change in control that meets the criteria of IRC Section 409A and the related regulations, all unvested RSUs would have vested on a pro rata basis, and a lump sum payment equal to the aggregate fair market value of the vested RSUs would have been issued to the participant within 30 days following the change in control. The RSUs do not have voting rights. In connection with Mr. Tiede’s early retirement and consulting agreement, the award agreement for these RSUs was amended so that the RSU’s, including dividend equivalents, will vest at 40% on February 29, 2020 rather than 100% at five years and will be settled on or before December 31, 2020. See “-- 2020 Committee Actions in Connection with Appointment of New CEO and Resignation and Retirement of Former CEO – Former CEO.”

(5)  Represents RSUs awarded to Mrs. Albrecht upon her hire date in March 2017 and upon her election as Vice President and Chief Financial Officer in March 2019. The shares will vest on the third anniversary of each grant provided Mrs. Albrecht remains employed by the Company. Receipt of shares occurs six months following separation of service. The shares are credited with dividend equivalents, which are not paid out until receipt of the shares. The individual grant agreement provides for vesting on a pro rata basis in the event of death or disability. Upon consummation of a change in control that meets the criteria of IRC Section 409A and the related regulations, all unvested RSUs will vest on a pro rata basis. A lump sum payment equal to the aggregate fair market value of the vested RSUs will be issued to the participant within 30 days following the change in control. The RSUs do not have voting rights. If Mrs. Albrecht leaves the Company for any reason other than death, disability or change in control before the shares vest, the unvested shares are forfeited.

(6)  Represents RSUs awarded to Mr. Tomaszewski upon his election as an Executive Officer in November 2019. The RSUs will vest in three equal increments on the third, fourth, and fifth anniversary of the grant date provided Mr. Tomaszewski remains employed by the Company. Receipt of shares occurs six months following separation of service. The shares are credited with dividend equivalents, which are not paid out until receipt of the shares. The individual grant agreement provides for vesting on a pro rata basis in the event of death or disability. Upon consummation of a change in control that meets the criteria of IRC Section 409A and the related regulations, all unvested RSUs will vest on a pro rata basis. A lump sum payment equal to the aggregate fair market value of the vested RSUs will be issued to the participant within 30 days following the change in control. The RSUs do not have voting rights. If Mr. Tomaszewski leaves the Company for any reason other than death, disability or change in control before the shares vest, the unvested shares are forfeited.

(7)  Mr. Saunders retired in 2019.

SONOCO   2020   PROXY   STATEMENT

EXECUTIVE Compensation

2019 Option Exercises and Stock Vested

The following table provides information about SSARs exercised by our NEOs in 2019 and about RSUs and PCSUs that vested in 2019.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise (1) ($) (c)	Number of Shares Acquired on Vesting (#) (d)		Value Realized on Vesting (6) ($) (e)
R.C. Tiede	21,925	$452,532
			2,934	(2)	$172,226
			1,917	(3)	112,528
			4,047	(4)	243,468
			10,299	(5)	635,654
Total			19,197		1,163,876
J.C. Albrecht			690	(5)	41,510
Total			690		41,510
R.D. Fuller	37,418	627,755
			1,354	(2)	79,480
			1,032	(3)	60,578
			1,268	(4)	76,283
			5,546	(5)	342,299
Total			9,200		558,640
R.H. Coker	70,773	1,407,235
			1,580	(2)	92,746
			1,032	(3)	60,578
			1,268	(4)	76,283
			5,546	(5)	342,299
Total			9,426		571,906
J.S. Tomaszewski	13,033	224,598
			353	(2)	20,721
			230	(3)	13,501
			259	(4)	15,581
			1,237	(5)	76,348
Total			2,079		126,151
B.L. Saunders	56,594	616,600
			2,483	(2)	145,752
			1,622	(3)	95,211
			2,071	(4)	124,591
			6,535	(5)	403,340
Total			12,711		768,895

(1)  The difference between the market price of the common stock at exercise and the exercise price of the SSARs.

(2)  Vesting of the third year of the 2016 RSU award on February 8, 2019 with a Closing Stock Price of $58.70.

(3)  Vesting of the second year of the 2017 RSU award on February 8, 2019 with a Closing Stock Price of $58.70.

(4)  Vesting of the first year of the 2018 RSU award on February 14, 2019 with a Closing Stock Price of $60.16.

(5)  PCSUs that vested for the 2017-2019 long-term incentive performance period that ended on December 31, 2019. Performance criteria for the 2017-2019 performance cycle vested at 86.2% of target PCSUs.

(6)  Based on the closing stock price on the date of vesting.

SONOCO   2020   PROXY   STATEMENT

EXECUTIVE Compensation

2019 Pension Benefits

Name (a)	Plan Name (1) (b)	Number of Years Credited Service (3) (#) (c)	Present Value of Accumulated Benefit (4) ($) (d)	Payments During Last Fiscal Year (5) ($) (e)
R.C. Tiede (2)
Total			-0-	-0-
J.C. Albrecht (2)
Total			-0-	-0-
R.D. Fuller	Pension Plan	32.50	1,524,245
	DB Restoration	32.50	3,607,832
	DBSERP	33.58	906,092
Total			6,038,169	-0-
R.H. Coker	Pension Plan	32.50	1,481,851
	DB Restoration	32.50	3,329,921
Total			4,811,772	-0-
J.S. Tomaszewski	Pension Plan	15.00	615,675
	DB Restoration	15.00	388,293
Total			1,003,968	-0-
B.L. Saunders	Pension Plan	28.50	1,589,592	$70,786
	DB Restoration	28.50	4,442,862	203,129
Total			6,032,454	273,915

(1)  All of these plans have been amended so that no additional benefits accrue after December 31, 2018. Future accruals towards retirement transitioned to defined contribution plans effective January 1, 2019 as described under “Sonoco Pension Plan” and “Defined Benefit Restoration and Defined Benefit Supplemental Executive Retirement Plan” on page 47.

(2)  Mr. Tiede and Mrs. Albrecht do not participate in the Pension Plan or the DB Restoration benefit because they were hired after participation in these plans was frozen. Instead, they participate in the broad-based defined contribution plan, Sonoco Retirement and Savings Plan, for employees hired on or after January 1, 2004. In addition, they participate in the DC Restoration and the DCSERP. These plans are described on pages 51 and 52.

(3)  Years of credited service under the Pension Plan and the DB Restoration begin on January 1 or July 1 coincident with or following one year of service. Years of credited service under the DBSERP begin on the date of hire. We do not provide extra years of credited service under the plans.

(4)  We calculate the present values shown in the table using: (i) the same effective discount rates we use for applicable financial reporting purposes and (ii) each plan’s earliest unreduced retirement age (age 65 for the Pension Plan and the DB Restoration and DBSERP benefits as discussed below). Calculations are based on the effective discount rates of 2.84% for the Pension Plan and 3.05% for the DB Restoration and DBSERP and the Pre-2012 healthy annuitant mortality table projected with Scale MP-2019 on a generational basis (post-retirement only) as of December 31, 2019. The interest assumption for the DBSERP three-year installments is based on the November 2019 IRS three-segment yield curve as of December 31, 2019.

(5)  Payments under the plans in connection with Mr. Saunders’ retirement date March 31, 2019.

SONOCO   2020   PROXY   STATEMENT

EXECUTIVE Compensation

Sonoco Pension Plan

The Sonoco Pension Plan (“Pension Plan”) is a defined benefit retirement plan and covers the majority of employees in the United States and certain U.S. expatriate employees hired prior to 2004. Effective December 31, 2003, the Company froze participation for newly hired salaried and non-union hourly U.S. employees in the pay-based formula. The Pension Plan was further amended in 2009 to freeze benefit accruals for all participants effective December 31, 2018. Future benefit accruals transitioned to the Sonoco Retirement and Savings Plan, effective January 1, 2019. The Pension Plan provides participants with a life annuity annual benefit at normal retirement equal to the sum of A plus B minus C plus D below.

A. $42 multiplied by years of benefit service (up to 30); plus

B. 1.67% of five-year final average earnings multiplied by years of benefit service (up to 30); minus

C. 1.67% of the Social Security Primary Insurance Amount multiplied by years of benefit service (up to 30); plus

D. 0.25% of five-year final average earnings multiplied by years of benefit service in excess of 30 years.

Final average earnings are the average of the five highest calendar years (which do not have to be consecutive) of compensation. For this purpose, the NEOs’ earnings reflect salary and annual incentives that are paid in the same year subject to the annual limit imposed by the IRC ($275,000 in 2018).

Benefit service begins at the date of commencement of participation, which is the January 1 or July 1 coincident with or following one year of service.

Participants become fully vested in their retirement benefit upon the earlier of completion of five years of service or attainment of age 55. The benefit is payable on an unreduced basis at age 65. Employees may choose to commence their benefits as early as age 55 with subsidized early retirement reductions of 3.6% per year from age 65. Messrs. Saunders, Fuller, Coker and Tomaszewski are fully vested in the Pension Plan.

If the participant is disabled prior to retirement, the participant’s benefit is determined as if he or she terminated employment on the date of disability. Upon death prior to retirement, if the participant is fully vested and survived by his or her spouse, the spouse will receive a pre-retirement survivor annuity. The preretirement survivor annuity is equal to 50% of the accrued benefit in the Pension Plan, adjusted for the 50% joint and survivor form of payment and reduced for early commencement, and is payable at the later of the participant’s death or the participant’s earliest retirement age.

The Pension Plan offers several optional forms of payment including joint and survivor annuities, period-certain annuities and level income annuities. The benefit paid under any of these options is actuarially equivalent to the life annuity benefit produced by the formula described above.

In July 2019, the Company’s Board of Directors approved a resolution to terminate the Sonoco Pension Plan for Inactive Participants (the “Inactive Plan”), a tax-qualified defined benefit plan, effective September 30, 2019. Upon approval from the Pension Benefit Guaranty Corporation, and following completion of a limited lump sum offering, the Company is expected to settle all remaining liabilities under the Inactive Plan through the purchase of annuities. This action was taken following de-risking measures taken by the Company earlier in 2019 including making voluntary contributions to its U.S. defined benefit plans totaling $200 million and reallocating plan assets to a more conservative mix of primarily fixed income investments. The Company anticipates making additional contributions to the Inactive Plan of approximately $150,000 in late 2020 or early 2021 in order to be fully funded on a termination basis at the time of the annuity purchase. However, the actual amount of the Company’s long-term liability when it is transferred, and the related cash contribution requirement, will depend upon the nature and timing of participant settlements, as well as prevailing market conditions.

The termination of the Inactive Plan will apply to participants who have separated service from the company and to nonunion active employees who ceased accruing pension benefits on or before December 31, 2018. The NEOs identified in the chart on page 37 in the Defined Benefit column (Fuller, Coker, Tomaszewski, Saunders) are included as participants in the Inactive Plan and will be included in the termination of the Inactive Plan. The pension plan termination applies to the qualified pension plan. While the DB Restoration and DBSERP have been frozen, they will not be part of the pension plan termination. There is no change in the benefit earned by the approximately 11,000 impacted participants as a result of these actions, and the Company will continue to manage the Sonoco Pension Plan (the “Active Plan”), comprised of approximately 600 active participants who continue to earn benefits in accordance with a flat-dollar multiplier formula.

Defined Benefit Restoration and Defined
Benefit Supplemental Executive Retirement Plan

The Omnibus Benefit Restoration Plan, which is a non-qualified deferred compensation plan, provides a defined benefit restoration benefit and a defined benefit supplemental executive retirement benefit.

The defined benefit restoration benefit (“DB Restoration”) is provided to Sonoco employees hired before 2004 (including the NEOs with the exception of Mr. Tiede and Mrs. Albrecht because they were not hired before 2004) to compensate for any benefits lost under the Pension Plan because of pay and benefit limitations set by the IRC. Messrs. Fuller, Coker, and Saunders are vested in the DB Restoration benefit. Generally, the terms and conditions of the DB Restoration benefit (subject to the requirements of IRC Section 409A) are consistent with the provisions, terms and conditions of the Pension Plan, which are discussed above under the caption “Sonoco Pension Plan.” The DB Restoration benefit was amended in 2009 to freeze benefit accruals effective December 31, 2018. Future benefit accruals transitioned to the defined contribution restoration benefit, effective January 1, 2019.

SONOCO   2020   PROXY   STATEMENT

EXECUTIVE Compensation

The Defined Benefit Supplemental Executive Retirement Plan (“DBSERP”) was provided only to designated officers elected before January 1, 2008. However, the DBSERP was frozen to new accruals effective December 31, 2018, similar to the actions taken by the Company to freeze the Pension Plan and DB Restoration benefit. As the only current NEO who participated in the DBSERP, Mr. Fuller’s DBSERP is frozen and he began participating in the DCSERP effective January 1, 2019. The DCSERP is discussed under “– Nonqualified Deferred Compensation Plans – DCSERP” beginning on page 52. With 15 years of service and retirement at age 65, the DBSERP provides an annual payment equal to 60% replacement of final average earnings offset by the Pension Plan benefit, the DB Restoration benefit and full Social Security benefits. Officers elected before January 1, 2006, become fully vested in their DBSERP benefit upon the completion of five years vesting service in the DBSERP. Officers elected after January 1, 2006, become fully vested in their DBSERP benefit upon completion of five years vesting service in the DBSERP and attainment of age 55. The DBSERP benefit was amended to freeze benefit accruals effective December 31, 2018, to be consistent with the 2009 amendments to freeze accruals in the Pension Plan and the DB Restoration benefit. Future benefit accruals transitioned to the Defined Contribution Supplemental Executive Retirement Plan (“DCSERP”) effective January 1, 2019.

The “Summary Compensation Table” and the “Pension Benefits Table” report the change in pension value in 2019 and the present value of each NEO’s accumulated benefit. The increase in pension value is not a current cash payment. The change in pension value from year to year as reported in these tables will vary based on changes in underlying mortality and interest rate assumptions only, as no additional pension benefits accrued after December 31, 2018, and may not represent the value a named executive officer will actually accrue or receive under the Pension Plan, the DB Restoration and DBSERP.

The annual DBSERP benefit payable to a participant who separates from service and retires at age 65 is calculated by multiplying 4.0% of three-year final average cash earnings, with the product further multiplied by years of benefit service to a maximum of 15 years. Benefit service under the DBSERP begins at the date of hire. If a participant retires prior to age 65, the retirement benefit is reduced by a fraction, the numerator of which is the participant’s total benefit service to the participant’s date of separation and the denominator of which is the participant’s benefit service projected to age 65. The retirement benefit is further offset by the participant’s Pension Plan benefit, the DB Restoration benefit and full Social Security benefits. If a participant retires prior to age 62, the benefit is further reduced by subsidized early retirement reductions of 3% per year from age 62. (In this case, however, the Social Security benefit offset would not begin until the participant attains age 62).

Final average cash earnings for the DBSERP benefit are the average of the three highest calendar years (which do not have to be consecutive) of compensation in the last seven years before retirement up through 2018. For this purpose, the NEOs’ earnings include salary and the annual incentive earned with respect to each such calendar year.

The DBSERP benefit is calculated as a 75% joint and survivor annuity for a participant who has been married for at least one year, and a 10-year certain and life annuity for all other participants.

Mr. Fuller is vested and eligible to retire under the DBSERP, and has elected to receive the actuarially equivalent value of the DBSERP benefit in three equal installments after retirement in lieu of the monthly 75% joint and survivor annuity or the 10-year certain and life annuity. In the event of termination of employment at December 31, 2019, for reasons other than death, Mr. Fuller would have received the DBSERP benefit in three equal installment payments of $742,253. In the event of his death, his spouse would receive three equal installment payments of $992,294.

In the event of disability, the disability benefit payable is equal to the early retirement DBSERP benefit, the combined family Social Security benefits, the DB Restoration benefit and Pension Plan benefit. If the early retirement DBSERP benefit (prior to the conversion to the actuarially equivalent value of the DBSERP benefit noted above), when added to the officer’s combined family Social Security benefits and Pension Plan benefit, is less than 60% of current base salary, the difference will be payable from the Long-Term Disability Plan. When the benefit from the Long-Term Disability Plan ends, any unpaid DBSERP installments, and DB Restoration and the Pension Plan benefits would continue.

SONOCO   2020   PROXY   STATEMENT

EXECUTIVE Compensation

2019 Nonqualified Deferred Compensation

Name (a)	Executive Contributions in 2019 (1) (4) ($) (b)	Registrant Contributions in 2019 (4) ($) (c)	Aggregate Earnings in 2019 (2) (4) ($) (d)	Aggregate Withdrawals/ Distributions in 2019 ($) (e)		Aggregate Balance at End of 2019 (3) (4) ($) (f)
R.C. Tiede
1991 Officer Deferred Compensation Plan	$750,579	0	$258,258	0		$2,544,101	(6)
DC Restoration	0	$222,518	160,438	0		1,371,988	(6)
NQDC -Deferred PCSUs/RSUs	0	0	718,737	0		4,409,832	(6)
DCSERP (Deferred Cash)	0	126,776	24,007	0		976,453	(6)
DCSERP (Deferred Stock)	0	53,661	111,304	0		405,161	(6)
J.C. Albrecht
DC Restoration	0	51,910	2,453	0		61,609
NQDC -Deferred PCSUs/RSUs	150,027	0	42,478	0		345,928
DCSERP (Deferred Cash)	0	48,052	0	0		48,052
DCSERP (Deferred Stock)	0	0	0	0		0
R.D. Fuller
DC Restoration	0	80,711	72,485	0		478,316
Deferred PCSUs/RSUs	0	0	0	0		0
DCSERP (Deferred Cash)	0	60,907	0	0		60,907
DCSERP (Deferred Stock)	0	0	0	0		0
R.H. Coker
DC Restoration	0	80,524	$31,728	0		249,542
NQDC -Deferred PCSUs/RSUs	0	0	137,569	0		844,070
DCSERP (Deferred Cash)	0	60,907	18,286	0		708,240
DCSERP (Deferred Stock)	0	25,996	75,214	0		326,949
J.S. Tomaszewski
DC Restoration	0	34,159	5,797	0		66,674
NQDC -Deferred PCSUs/RSUs	300,034	0	22,570	0		322,604
DCSERP (Deferred Cash)	0	6,146	0	0		6,146
DCSERP (Deferred Stock)	0	0	0	0		0
B.L. Saunders
DC Restoration	0	52,846	(39,163)	$(64,671)		174,747	(6)
Deferred PCSUs/RSUs	0	0	87,274	821,751	(5)	0
DCSERP (Deferred Cash)	0	16,404	17,788	222,511	(5)	474,778	(6)
DCSERP (Deferred Stock)	0	30,184	74,895	108,853	(5)	232,579	(6)

(1)  Includes aggregate of deferred cash and equity compensation in 2019. The value of the equity deferral is based on the number of deferred share units multiplied by the closing price of Sonoco stock on the date of deferral. Mrs. Albrecht’s and Mr. Tomaszewski’s one-time RSU grants are reflected above in the amount of $150,027 and $300,034, respectively. These shares will vest in three equal increments on the third, fourth and fifth anniversary of the grant. These grants are credited with Dividend Equivalents which are not paid out until receipt of shares, which occurs six months following separation of service.

(2)  Amounts reflect accrued interest on deferred compensation in interest bearing accounts and earnings growth, including dividend credits for deferred compensation in stock equivalent accounts. Any deferred compensation in stock equivalent accounts is based on the December 31, 2019 closing price of $61.72. Values also reflect any required Social Security taxes on shares that vested in 2019. Additional detail is provided later in this section under “Nonqualified Deferred Compensation Plans” on page 51.

SONOCO   2020   PROXY   STATEMENT

EXECUTIVE Compensation

(3)  For all of the NEOs, the portion of the vested amounts shown in column (f) above that relates to the DC Restoration benefit and the DCSERP is payable in three installments following the participant’s separation from service. The initial installment is paid six months following separation from service and the second and third installments are paid in January of the following years. The remaining amounts in column (f) are payable according to each NEO’s elected payment schedule, which can range from one to five annual installments subject to the provisions of IRC Section 409A had separation from service occurred on December 31, 2019.

(4)  The following table shows contributions, earnings and aggregate balance at the end of 2019 that are reported in the “Summary Compensation Table” on page 40 or were reported in the Summary Compensation Table in previous years.

Name	Amounts in column (b) above reported in the 2019 Summary Compensation Table	Amounts in column (c) above reported in the 2019 Summary Compensation Table	Amounts in column (d) above reported in the 2019 Summary Compensation Table	Amounts in column (f) above previously reported as compensation in the Summary Compensation Table for previous years	Amounts in column (f) above payable in Company stock rather than cash
R.C. Tiede	$750,579	$402,955	0	$7,307,154	$7,238,405
J.C. Albrecht	150,027	99,962	0	0	345,928
R.D. Fuller	0	80,711	0	0	0
R.H. Coker	0	167,427	0	726,908	1,171,020
J.S. Tomaszewski	300,034	6,146	0	0	0
B.L. Saunders	0	52,846	0	806,883	0

(5)  The amounts in column (e) represent the amounts paid in connection with Mr. Saunders’ retirement in 2019. The net amount of the distribution after payment of taxes was $520,857, based on the September 30, 2019 share price of $58.21 (the date of distribution), and was made in the form of Company stock. Additionally, Mr. Saunders had a distribution of his DC SERP fixed interest account. The net amount of the cash distribution after payment of taxes was $127,429. The form and timing of Mr. Saunder’s distribution was made in accordance with the specific terms and conditions of the deferred compensation plans and applicable provisions of the Internal Revenue Code.

(6)  For Mr. Saunders, the amounts in column (f) represent the remaining DC Restoration Benefit and DCSERP benefits to be paid in equal installments in January 2021 and 2022. For Mr. Tiede, the amounts in column (f) became payable upon his retirement in February 29, 2020 according to the payment schedules set forth in footnote 3 above.

SONOCO   2020   PROXY   STATEMENT

EXECUTIVE Compensation

Nonqualified Deferred Compensation Plans

Deferred Compensation Plan for Corporate Officers

Each participant in the 1991 Deferred Compensation Plan for Corporate Officers (“NQDC”) is eligible to make an irrevocable deferral election on an annual basis. The minimum deferral is $5,000 and the maximum annual deferral is 50% of cash compensation (salary and/or annual incentive) earned during the year for which the deferral election is made. Deferrals are made monthly from salary and annually from incentive payments. The participants may elect to invest the deferred compensation in the Interest Account or the Stock Equivalent Account. Deferrals initially made into one account may not be subsequently changed to the other account. The Interest Account accumulates interest each year at a rate equal to the Intercontinental Exchange ten-year high quality bond index listed on the preceding December 15. For 2019, the interest rate was 4.97%. Deferrals into the Stock Equivalent Account are converted into phantom stock equivalents as if Sonoco shares were actually purchased. Dividend credits are also credited to the Stock Equivalent Account as if shares were actually purchased. Payments from the NQDC are made annually after separation from service. For amounts deferred prior to January 1, 2006, participants could select payment schedules for periods of one to 15 years. For deferrals after January 1, 2006, the payment period was changed to one, three or five years. Under IRC Section 409A, payments of amounts that were deferred after December 31, 2004, are subject to a minimum six month delay after separation from service with the Company. Mr. Tiede elected to participate in this plan in 2019. The amount of his deferral is shown in footnote 4 above for column (b) in the table. Payment of this deferral must be delayed for at least six months after his retirement on February 29, 2020.

Executive officers who participate in the PCSU and RSU portions of the Company’s long-term incentive plan as described on page 31 of the “Compensation Discussion and Analysis” may make an irrevocable election under the NQDC to defer receipt of any shares that vest until after their separation from service with the Company. Deferral elections made during or after 2003 must be for at least six months after separation from service with the Company. At the time of deferral, officers must elect a payment schedule of one, two or three annual installments. PCSUs and RSUs accrue dividend equivalents only after vesting.

DC Restoration Benefit

In addition to an executive officer’s ability to elect deferral of salary, incentive and equity awards under the NQDC, there is a nonqualified component of the Sonoco Retirement and Savings Plan, a tax-qualified defined contribution plan, that is considered deferred compensation (“DC Restoration benefit”). The purpose of the DC Restoration benefit is to compensate benefits lost to all participants in the Sonoco Retirement and Savings Plan because of pay and benefit limitations set by the IRC. There are two types of Company contribution under the Sonoco Retirement and Savings Plan: 1) Company match and 2) an annual Sonoco retirement contribution. The table on page 37 describes the type of Company contribution that applies to each NEO.

Generally, the terms and conditions of the DC Restoration benefit (subject to the requirements of IRC Section 409A) are consistent with the provisions, terms and conditions of the Sonoco Retirement and Savings Plan as described below:

•

Company Match – All NEOs are eligible to participate in the plan and receive a Company match contribution on compensation that would otherwise be limited by the IRC. All NEOs are fully vested in their Company match.

•

Sonoco Retirement Contribution (SRC) – With the freezing of the defined benefit Pension Plan effective December 31, 2018, all NEOs in 2019 are eligible for the SRC. The annual SRC is equal to 4% of the employee’s cash earnings paid in the prior calendar year, plus an additional 4% of the employee’s cash earnings in excess of the Social Security wage base ($138,900 in 2019). The DC Restoration benefit allows for the benefit formula to be applied to compensation that is limited by the IRC ($280,000 in 2019) under the qualified plan. One hundred percent of the annual SRC is invested at the employee’s discretion in any of several available indexed funds. Participants become fully vested in their tax-qualified and nonqualified annual SRC at the earlier of three years of service or reaching age 55. Messrs. Tiede, Fuller, Coker, Tomaszewski and Saunders are fully vested in the SRC of the Sonoco Retirement and Savings Plan and the DC Restoration benefit. Mrs. Albrecht will become fully vested in the SRC of the Sonoco Retirement and Savings Plan and the related DC Restoration benefit in March 2020.

At separation from service or retirement, the participant may elect to receive benefits from the qualified Sonoco Retirement and Savings Plan under several different forms of payment. The DC Restoration benefit is payable in three cash installments, with the initial installment paid six months following separation from service and the second and third installments paid in January of the following years. The DC Restoration benefits that are due upon death are payable to the participant’s surviving spouse or beneficiary in three cash installments, with the initial installment paid as soon as practicable following the participant’s death, and the second and third installments paid in January of the following years. Upon his retirement on February 29, 2020, Mr. Tiede became eligible for payment of benefits under the SRC and for payment of benefits under the DC Restoration benefit pursuant to the terms of the plan set forth in the paragraph above.

SONOCO   2020   PROXY   STATEMENT

EXECUTIVE Compensation

DCSERP

The DCSERP, also a form of deferred compensation, is available to NEOs as described on page 36. With the freezing of the DBSERP effective December 31, 2018, all NEOs participated in the DCSERP in 2019. The annual DCSERP contribution is equal to 10% of the prior year’s salary and earned incentive. Seventy-five percent of the annual DCSERP contribution is invested in a fixed interest account based on 120% of the IRS applicable long-term rate. For 2019, the interest rate was 2.868%. The remaining twenty-five percent will be issued in Sonoco deferred restricted stock units. The DCSERP benefit vests at age 55 with at least five years of service as an executive officer. Messrs. Tiede, Fuller, Coker, Saunders are fully vested in the DCSERP. Mrs. Albrecht and Mr. Tomaszewski are not vested in the DCSERP benefit as of December 31, 2019. The deferred restricted stock units do not have voting rights. The shares are credited with dividend equivalents, which are not paid out until receipt of the shares.

The vested DCSERP account is paid in three installments, with the initial installment paid six months following the officer’s retirement date and the second and third installments paid in January of the following years. The vested DCSERP benefits that are due upon death are payable to the officer’s surviving spouse or beneficiary in three cash installments, with the initial installment paid as soon as practicable following the officer’s death, and the second and third installments paid in January of the following years. Upon his retirement on February 29, 2020, Mr. Tiede became eligible for payment of benefits under the DCSERP in accordance with the foregoing payment terms.

For information about nonqualified deferred compensation related to defined benefit retirement benefits refer to section on page 47 “Defined Benefit Restoration and Defined Benefit Supplemental Executive Retirement Plan” and the “2019 Pension Benefits” table, footnote (1) on page 46.

Treatment of Nonqualified Deferred Compensation
Upon Certain Terminations or Change in Control

The amounts that would have been paid to each NEO with respect to nonqualified deferred compensation had death, disability, retirement or any other termination of employment occurred on December 31, 2019, are set forth in column (f) of the “2019 Nonqualified Deferred Compensation” table on page 49. The DC SERP amounts in this table are forfeited upon separation from service unless vested. All NEOs, except Mrs. Albrecht and Mr. Tomaszewski, have met the vesting requirements of the DCSERP and those amounts would be paid in the event of a termination, including death, disability or retirement. Upon a change in control, there is no accelerated vesting of the DCSERP. The method for determining benefits payable and payment arrangements for nonqualified deferred compensation are described in the narrative following the “2019 Nonqualified Deferred Compensation” table on page 49.

SONOCO   2020   PROXY   STATEMENT

EXECUTIVE Compensation

Potential Benefits Payable Immediately
Upon Certain Separation Events

The following table and footnotes describe the potential payments to the NEOs if certain separation events had occurred as of December 31, 2019, including a change in control of the Company. Values of SSARs, PCSUs and RSUs are based on the December 31, 2019 closing price of Sonoco stock of $61.72.

The table does not include:

•

Compensation or benefits previously earned by the NEOs or equity awards that are fully vested

•

The value of pension benefits that are disclosed in the 2019 Pension Benefits table beginning on page 46

•

The amounts payable under deferred compensation plans that are disclosed in the 2019 Nonqualified Deferred Compensation Plan table on page 49

•

The value of any benefits (such as retiree health coverage, life insurance and disability coverage) provided on the same basis to substantially all other employees.

Name	Termination (a)	Disability (b)	Retirement (c)	Change in Control (d)	Death (e)
R.C. Tiede (1)
Unvested SSARs (2)	-0-	$848,265	-0-	$848,265	$848,265
Unvested PCSUs (3)	-0-	1,643,418	$1,643,418	1,643,418	1,643,418
Unvested RSUs (4)	-0-	2,444,640	-0-	2,444,640	2,444,640
Executive Life Insurance Plan Lump Sum (5)					2,500,000
J.C. Albrecht
Unvested SSARs (2)	-0-	134,297	-0-	134,297	134,297
Unvested PCSUs (3)	-0-	324,483	324,483	324,483	324,483
Unvested RSUs (4)	-0-	469,527	-0-	469,527	469,527
Executive Life Insurance Plan Lump Sum (5)					1,250,000
R.D. Fuller
Unvested SSARs (2)	-0-	287,895	-0-	287,895	287,895
Unvested PCSUs (3)	-0-	509,992	509,992	509,992	509,992
Unvested RSUs (4)	-0-	492,711	-0-	492,711	492,711
Executive Life Insurance Plan Lump Sum (5)					1,250,000
R.H. Coker
Unvested SSARs (2)	-0-	287,895	-0-	287,895	287,895
Unvested PCSUs (3)	-0-	509,992	509,992	509,992	509,992
Unvested RSUs (4)	-0-	492,711	-0-	492,711	492,711
Executive Life Insurance Plan Lump Sum (5)					1,250,000
J.S. Tomaszewiski
Unvested SSARs (2)	-0-	60,385	-0-	60,385	60,385
Unvested PCSUs (3)	-0-	107,928	107,928	107,928	107,928
Unvested RSUs (4)	-0-	121,130	-0-	121,130	121,130
Executive Life Insurance Plan Lump Sum (5)					1,250,000
B.L. Saunders
Unvested SSARs (2)			-0-
Unvested PCSUs (3)			222,038
Unvested RSUs (4)			-0-
Executive Life Insurance Plan Lump Sum (5)					1,750,000

SONOCO   2020   PROXY   STATEMENT

EXECUTIVE Compensation

(1)  In connection with his resignation as President and CEO on February 1, 2020 and retirement on February 29, 2020, the Company entered into an early retirement and consulting agreement with Mr. Tiede providing for certain compensation elements. Those compensation elements are discussed under “– 2020 Committee Actions in Connection with Appointment of New CEO and Resignation and Retirement of Former CEO – Former CEO.”

(2)  Unvested SSARs would immediately vest upon termination only in the case of death, disability or involuntary (good reason) termination within two years of a change in control that meets the criteria of IRC Section 409A and the regulations thereunder. Upon retirement, Mr. Saunders’ unvested SSARs were forfeited. For a discussion of treatment of Mr. Tiede’s SSARs upon his resignation and retirement on February 29, 2020, see “– 2020 Committee Actions in Connection with Appointment of New CEO and Resignation and Retirement of Former CEO – Former CEO.

(3)  Upon consummation of a change in control that meets the criteria of IRC Section 409A and the regulations thereunder, all unvested PCSUs would vest at target on a pro rata basis. If the participant separates from service as a result of death, disability or retirement during the performance period, the participant will be entitled to a settlement of PCSUs that may vest at the end of the three-year performance period on a pro rata basis equal to the time employed. As a result of the retirement of Mr. Saunders in 2019 he is eligible to receive vested shares based on the performance achieved at the end of performance period and prorated based on his period of employment during performance period. Threshold performance must be met in order to achieve payout. In connection with Mr. Tiede’s resignation and retirement agreement, he will not vest in the 2019 PCSU award.

(4)  Unvested RSUs would immediately vest upon termination only in the case of death, disability or involuntary (good reason) termination within two years of a change in control that meets the criteria of IRC Section 409A and the regulations thereunder. For Mr. Tiede, the portion of his unvested RSUs associated with awards granted upon becoming CEO would vest on a pro rata basis in the event of a change in control, and would vest on a pro rata basis upon death or disability subject to approval of the Committee. For Mrs. Albrecht and Mr. Tomaszewski, the portion of their unvested RSUs associated with awards granted upon becoming an officer would vest on a pro rata basis in the event of a change in control, and would vest on a pro rata basis upon death or disability subject to approval of the Committee. Upon retirement, Mr. Saunders’, unvested RSUs were forfeited. For a discussion of treatment of Mr. Tiede’s RSUs upon his resignation and retirement in February 2020, see “– 2020 Committee Actions in Connection with Appointment of New CEO and Resignation and Retirement of Former CEO – Former CEO”.

(5)  Premiums paid by the Company on behalf of officers for executive term life insurance policies, as described in “Compensation Discussion and Analysis,” will be continued until the later of the officers’ attainment of age 65 or the officers’ retirements from the Company. The present values of the remaining estimated future premiums projected to age 65 are $50,567 for Mr. Tiede, $25,963 for Mrs. Albrecht, $28,739 for Mr. Fuller, $39,505 for Mr. Coker and $25,963 for Mr. Saunders. Mr. Tomaszewski became eligible for the Executive Life Insurance Program upon being elected an Executive Officer on November 1, 2019. Mr. Tomaszewski’s estimated future premiums have yet to be determined because as of the date of this document, he is undergoing the underwriting process. According to standard treatment of executive life insurance benefits in the event of an officer’s separation from service, the Company will continue to pay premiums for Mr. Tiede’s term life policy until he reaches age 65.

Pay Ratio

As required by the Dodd-Frank Wall Street Reform and Protection Act and regulations of the Securities and Exchange Commission, we are providing the following information about the relationship of the median of the annual total compensation of all our employees except our CEO, and the annual total compensation of our CEO. With analytical and statistical sampling support from Willis Towers Watson, we determined the median employee for our total global employee population of 20,800 as of October 1, 2017. To identify our median employee, we used “base pay” as a consistently applied compensation measure. To determine our estimated median base pay, we collected recorded base salary for salaried employees and estimated annual base pay for hourly employees by multiplying each employee’s hourly rate by their scheduled hourly work week. Next, we used a valid statistical sampling approach to identify employees who we expected were paid within a +/- 5% range of that value. From this group we selected an employee who we felt was reasonably representative of our median employee. We reviewed our employee population, employee compensation arrangements, and acquisition/divestiture activities for 2019 to determine whether there were any changes since our determination of the median employee in 2017 that we believed would significantly impact our pay ratio disclosure. We determined that there were no changes that would have such a significant impact, and, therefore, concluded that we were able to continue to use the median employee identified in 2017 for calculation of the 2019 CEO pay ratio. We estimate that, for 2019, the ratio of CEO pay to median employee pay is 101:1. The median employee’s Summary Compensation Table total compensation was $53,523 This total compensation figure includes $8,438 in employer-provided health and welfare benefits and $1,701 in retirement contributions for the median employee. An amount of $11,517 in employer-provided health and welfare benefits for the CEO was included in the ratio calculation, which is not included in the Summary Compensation Table.

The change in CEO pay ratio from the 2018 ratio was primarily driven by Mr. Tiede’s lower 2019 total compensation as set forth in the Summary Compensation Table on page 40, due to a lower annual incentive and a lower stock award when compared to 2018.

SONOCO   2020   PROXY   STATEMENT

DIRECTOR
Compensation

Employee directors do not receive any additional compensation for serving on the Board of Directors. Compensation for non-employee directors is summarized below.

For 2019, non-employee directors received a quarterly cash retainer of $20,000. In addition, the directors received a quarterly equity retainer of deferred stock equivalent units valued at $28,750. The number of deferred stock equivalent units received is calculated by dividing the quarterly payments by the closing stock price on the first business day of each calendar quarter. The deferred stock equivalent units accrue dividend equivalents and must be held until six months following termination of Board service, and will be issued in shares of Sonoco common stock. Directors must elect to receive these deferred share distributions in one, three or five annual installments.

Board members also received a fee of $1,500 for each Board of Directors and each committee meeting attended. Committee chairs received a quarterly committee chair retainer. In 2019, the Governance Committee chair, Financial Policy Committee chair, Executive Compensation Committee chair and the Employee/Public Responsibility Committee chair each received a quarterly committee chair retainer of $3,750 and the Audit Committee chair received a quarterly committee chair retainer of $5,000. For the first quarter of 2019, the Lead Director received a quarterly retainer of $6,250. Based on national surveys of director compensation and an independent study performed by FW Cook, of the Peer Group, the Board of Directors approved a $7,500 Lead Director quarterly retainer effective April 1, 2019.

Mr. DeLoach retired from his role as Executive Chairman effective April 1, 2019, succeeded by Mr. Haley as Chairman. In addition to the cash retainer and equity award listed above, Mr. DeLoach received incremental Executive Chairman pay of $86,250 per quarter until his retirement effective April 17, 2019. In addition to the cash retainer and equity award listed above, Mr Haley received a quarterly retainer of $25,000 for the first quarter of 2019 during his time as Vice Chairman. Based on national surveys of director compensation and an independent study of Peer Group companies, the Board of Directors approved a $37,500 quarterly Chairman retainer for Mr. Haley effective April 1, 2019. Upon Mr. Haley’s appointment as Chairman, the Board eliminated the position of Vice Chairman.

Directors may elect to defer a portion of their cash retainer or other fees (except chair retainers) into deferred stock equivalent units or into an interest-bearing account. The interest-bearing account accumulates interest each year at a rate equal to the Merrill Lynch ten-year high quality bond index listed on the preceding December 15. For 2019, the interest rate was 4.97%. Deferrals into stock equivalent units are converted into phantom stock equivalents as if Sonoco shares were actually purchased. The deferred stock equivalent units accrue dividend equivalents, and are issued in shares of Sonoco common stock upon termination from the Board. Issuance of shares will commence six months following termination of Board service. Directors must elect to receive these deferred distributions in one, three or five annual installments.

The following table sets forth information regarding the compensation earned by each non-employee director who served on our Board of Directors in 2019.

SONOCO   2020   PROXY   STATEMENT

DIECTOR Compensation

2019 Director Compensation Table

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	All Other Compensation ($) (3)	Total ($)
J.R. Haley	$244,500	$115,000		$359,500
H.E. DeLoach, Jr. (Retired April 2019)	215,500	57,500	$299,659 (4)	572,659
H.A. Cockrell	99,500	115,000		214,500
P.L. Davies	128,000	115,000		243,000
T.J. Drew	101,000	115,000		216,000
P. Guillemot	107,000	115,000		222,000
R.R. Hill, Jr. (5) (New Director October 2019)	54,750	-0-		54,750
R.G. Kyle	116,000	115,000		231,000
B.J. McGarvie	123,500	115,000		238,500
J.M. Micali	123,750	115,000		238,750
S. Nagarajan	116,000	115,000		231,000
M.D. Oken	131,000	115,000		246,000
T.E. Whiddon	142,000	115,000		257,000
L.M. Yates (5) (New Director October 2019)	54,750	-0-		54,750

(1)  Mr. Haley elected to defer 100% of his Chairman fees ($137,500), 100% of his cash retainer ($80,000), and his meeting fees ($19,500) into deferred stock equivalent units.

Mrs. Drew elected to defer 100% of her cash retainer ($80,000) into a market rate interest account as described above and 100% of her meeting fees ($21,000) into deferred stock equivalent units.

Mr. Guillemot elected to defer 100% of his cash retainer ($80,000) and 100% of his meeting fees ($27,000) into deferred stock equivalent units.

Mr. Micali elected to defer 100% of his cash retainer ($80,000), 100% of his Lead Director retainer ($28,750) and his meeting fees ($36,000) into a market rate interest account as described above.

Mr. Nagarajan elected to defer 100% of his cash retainer ($80,000) and 100% of his meeting fees ($36,000) into deferred stock equivalent units.

(2)  Grant date fair value computed in accordance with FASB ASC Topic 718 of mandatorily deferred stock equivalent units.

(3)  Perquisites and other personal benefits were less than $10,000 for each of our directors.

(4)  This amount includes (a) $25,000 contribution to a charity made on behalf of Mr. DeLoach upon his retirement from the Board for which Mr. DeLoach received no economic benefit; (b) $136,531 in premiums for executive life insurance policies purchased for Mr. DeLoach prior to 2004 while he was an executive officer; and (c) $138,128 in reimbursement during 2019 for the payment of taxes on these life insurance policies. The payments in (b) and (c) were made pursuant to pre-2004 contractual commitments to Mr. DeLoach. The tax reimbursement benefit has been eliminated for all other executive officers and will no longer be provided once the Company’s contractual obligation to Mr. DeLoach is satisfied.

(5)  Mr. Hill and Mr. Yates were elected to the Board of Directors on October 12, 2019. As new members, their retainer and meeting fees for 2019 were paid in cash due to deferral election requirements under IRC Section 409A.

SONOCO   2020   PROXY   STATEMENT

DIECTOR Compensation

The table below shows the amount of 2019 compensation deferred for each director into Sonoco Stock Equivalent Units and the payout schedule elected.

Name	Fees Deferred Into Equivalent Stock Units (1) $	Payout Schedule Election in Years
J.R. Haley (2)	$352,000	3
H.E. DeLoach, Jr. (Retired April 2019)	57,500	1
H.A. Cockrell	115,000	1
P.L. DavIes	115,000	5
T.J. Drew (3)	136,000	1
P. Guillemot (4)	222,000	3
R.R. Hill, Jr. (New Director October 2019)	—	N/A
R.G. Kyle	115,000	1
B.J. McGarvie	115,000	1
J.M. Micali	115,000	1
S. Nagarajan (5)	231,000	5
M.D. Oken	115,000	1
T.E. Whiddon	115,000	1
L.M. Yates (New Director October 2019)	—	N/A

(1)  Mandatory deferrals of stock awards of $28,750 were made on January 2, 2019, April 1, 2019, July 1, 2019 and October 1, 2019.

(2)  Mr. Haley elected to defer his Chairman fees ($137,500), his cash retainer ($80,000), and his meeting fees ($19,500) into deferred stock equivalent units.

(3)  Mrs. Drew elected to defer her cash retainer ($80,000) into a market rate interest account as described above and her meeting fees ($21,000) into deferred stock equivalent units.

(4)  Mr. Guillemot elected to defer his cash retainer ($80,000) and meeting fees ($27,000) into deferred stock equivalent units.

(5)  Mr. Nagarajan elected to defer his cash retainer ($80,000) and meeting fees ($36,000) into deferred stock equivalent units.

SONOCO   2020   PROXY   STATEMENT

DIECTOR Compensation

Non-employee Directors’ Outstanding Equity Awards
or Fees Deferred Into Sonoco Stock Equivalent Units
at 2019 Fiscal Year-end

	Deferred Into Sonoco Stock Equivalent Units
Name	Number (#)	Value (1) ($)	Stock Option Shares
J.R. Haley	26,042	$1,607,318	—
H.E. DeLoach, Jr. (2)	—	—	—
H.A. Cockrell	15,014	926,639	—
P.L. DavIes	39,938	2,464,967	—
T.J. Drew	2,249	138,802	—
P. Guillemot	8,080	498,698	—
R.R. Hill, Jr. (3)	—	—	—
R.G. Kyle	9,154	564,991	—
B.J. McGarvie	12,091	746,281	—
J.M. Micali	58,116	3,586,938	—
S. Nagarajan	13,241	817,222	—
M.D. Oken	39,858	2,460,011	—
T.E. Whiddon	39,938	2,464,967	—
L.M. Yates (3)	—	—	—

(1)  Based on the December 31, 2019 price of $61.72 per share.

(2)  Mr. DeLoach retired from the Board on April 17, 2019. His stock equivalent units were issued in October 2019 (six months after his retirement date).

(3)  Mr. Hill and Mr. Yates were elected to the Board of Directors on October 12, 2019. As new members, their retainer and meeting fees for 2019 were paid in cash due to deferral election requirements under IRC Section 409A.

SONOCO   2020   PROXY   STATEMENT

AUDIT COMMITTEE
Report

Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards, including the effectiveness of internal controls, and issuing a report thereon. The Audit Committee’s responsibility is to assist the Board in fulfilling its responsibility for overseeing the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Audit Committee is also responsible for engaging and evaluating the Company’s independent auditor and its lead engagement partner, including the qualifications and independence of both, and for preapproving all audit and non-audit related services and the estimated fees associated with the integrated audit.

The Audit Committee of the Board of Directors has reviewed and discussed with management and our independent registered public accounting firm, PricewaterhouseCoopers, LLP (“PwC”), our audited financial statements for the year ended December 31, 2019. Management has represented to the Audit Committee that the consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has also discussed with the Company’s independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Securities and Exchange Commission.

The Committee has received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence. The Committee has also reviewed the services provided by PwC discussed below, and has considered whether performance of such services is compatible with maintaining auditor independence.

Based on the review and discussions referenced above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2019, for filing with the Securities and Exchange Commission.

T.E. Whiddon (Chair)

P. Guillemot

R.R. Hill, Jr.

R.G. Kyle

B.J. McGarvie

S. Nagarajan

M.D. Oken

L.M. Yates

SONOCO   2020   PROXY   STATEMENT

INDEPENDENT REGISTERED
Public Accounting Firm

The Audit Committee’s responsibility is to appoint the independent registered public accounting firm, as well as monitor and oversee the firm’s qualifications, compensation, performance and independence. PwC served as our principal independent registered public accounting firm for 2019, and the Audit Committee has tentatively selected PwC to serve as our principal independent registered public accounting firm for 2020, pending agreement over the terms of their engagement. The Audit Committee periodically considers whether there should be a rotation of the independent external audit firm in order to assure continuing independence. Further, in connection with the mandated rotation of the audit firm’s lead engagement partner every five years, the Audit Committee and its chair are involved in the selection of a new lead engagement partner.

In connection with the responsibilities discussed above, the Committee has reviewed with PwC the overall scope of and fees for its audit in assessing our compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The Committee has also monitored PwC’s audit progress, including the firm’s findings and required communications.

Fees Relating to Services Provided
by PwC for 2019 and 2018

The following table sets forth a summary of PwC’s fees for professional services rendered in connection with the annual consolidated financial statements and reports for the years ended December 31, 2019 and 2018 and for other services rendered during 2019 and 2018 on our behalf.

Fee Category ($ Thousands)	2019	% of Total	2018	% of Total
Audit Fees	$4,945	78.2%	$4,519	79.8%
Audit-related Fees	435	6.9	27.5
Tax Fees	944	14.9	1,109	19.6
All Other Fees	-0-	-0-	5.1
Total Fees	$6,324	100.0%	$5,660	100.0%

Audit Fees: Audit fees include fees for professional services for the integrated audits of our annual consolidated financial statements, the review of the interim condensed consolidated financial statements included in our 10-Q filings, and for services that are normally provided in connection with statutory and regulatory filings or engagements.

Audit-related Fees: Audit-related fees include fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and that are not reported under “Audit Fees.” These services include employee benefit plan audits, due-diligence and accounting consultations in connection with acquisitions and divestitures, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

Tax Fees: Tax fees include fees for tax compliance/preparation and other tax services. Tax compliance/preparation includes fees for professional services related to federal, state, and international tax compliance, assistance with tax audits and appeals, expatriate tax services, and assistance related to the impact of mergers, acquisitions and divestitures on tax return preparation. Other tax services include fees for ongoing assistance with tax consulting and planning.

All Other Fees: All other fees include fees for all services other than those reported above, including training and seminars.

SONOCO   2020   PROXY   STATEMENT

PROPOSAL TWO: Ratification of Independent Registered Public Accounting Firm

Audit Committee Pre-approval of Audit and Permissible Non-audit Services of Independent Auditors

The Audit Committee pre-approves all audit and permitted non-audit services provided by the independent auditors, subject to limited exceptions for non-audit services described in Section 10A of the Securities Exchange Act of 1934, which are approved by the Audit Committee prior to completion of the audit. The Committee Chair is empowered to pre-approve PwC services between meetings, provided all such services are brought to the Committee at its next regularly scheduled meeting. General pre-approval of certain audit, audit-related and tax services is granted by the Committee at the first quarter Committee meeting. The Committee subsequently reviews fees paid. The Committee also reviews and approves the estimated fees for the integrated audit. Specific pre-approval is required for all other services. These projects are reviewed quarterly, and the status of all such services is reviewed with the Committee. During this review, the Audit Committee has considered whether the provision of the non-audit services rendered by PwC is compatible with maintaining the firm’s independence. During 2019, all audit and permitted non-audit services were pre-approved by the Committee.

PROPOSAL TWO:
Ratification of Independent
Registered Public Accounting Firm

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm. At least annually, the Audit Committee reviews the Company’s independent registered public accounting firm to decide whether to retain such firm on behalf of the company. The Audit Committee has tentatively selected PricewaterhouseCoopers LLP (“PwC”), to serve as our principal independent registered public accounting firm to audit our financial statements for the year ending December 31, 2020, pending agreement over the terms of their engagement. Although the Board is not required to submit the Audit Committee’s selection of the independent registered public accounting firm for shareholder approval, the Board has elected to seek ratification by the shareholders of the Audit Committee’s selection of PwC as the Company’s independent registered public accounting firm for 2020. You will be asked to ratify this selection at the Annual Meeting, at which representatives from PwC are expected to attend and will have the opportunity to make a statement and respond to appropriate questions. PwC, or its predecessors, has audited our books and records since 1967.

Audit Committee Evaluation

In determining whether to reappoint PwC, the Audit Committee considers, among other things, the qualifications, performance, audit quality, results of regulatory reviews, fees and independence of the firm and the audit engagement team.

The Board of Directors recommends that you vote FOR the ratification of the selection of PwC, as our independent registered public accounting firm for the current year (assuming the Audit Committee and PwC, reach an agreement over the terms of their engagement).

SONOCO   2020   PROXY   STATEMENT

PROPOSAL THREE:
Advisory (Non-binding) Resolution
to Approve Executive Compensation

The Company’s executive compensation programs are designed to attract, retain, and reward executives whose contributions support the Company’s long-term success by linking Company performance to executive compensation. These programs have been designed to encourage alignment of management’s actions with shareholder interests. Section 14A of the Securities Exchange Act of 1934 now requires that the shareholders be given the opportunity to vote on a separate advisory (non-binding) resolution to approve the compensation of our named executive officers, as we have described in the “Executive Compensation” section beginning on page 23. In response to the 2017 shareholder vote for an annual vote frequency, our practice of holding this vote annually will remain in effect at least until the next such shareholder advisory vote on frequency is held in 2023. Although the annual vote on the compensation of our named executive officers is an advisory (non-binding) vote, as it has in previous years, the Board of Directors will take into account the outcome of the vote when considering future executive compensation arrangements. See “Executive Compensation -- Say on Pay” on page 25.

The Board of Directors recommends that you vote FOR the following advisory (non-binding) shareholder resolution approving executive compensation.

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

BOARD OF DIRECTORS’ PROPOSALS TO
Amend Certain Provisions of the
Articles of Incorporation and By-laws
to Provide for Simple Majority Voting

Background of Proposals

We received a non-binding shareholder proposal to be voted on at the 2019 Annual Meeting of Shareholders recommending adoption of a simple majority voting standard. The voting instructions given to our proxy agents indicated that a majority of the total shares giving voting instructions were in favor of the proposal. In light of the number of shares indicating support for the proposal, the Board of Directors reviewed relevant provisions of our Articles of Incorporation and By-laws and has adopted the following resolutions to amend our Articles of Incorporation and By-Laws, and is submitting them to our shareholders for approval at the Annual Meeting. Each of these amendments, except the amendments set forth in Proposal 4, will be voted on separately.

SONOCO   2020   PROXY   STATEMENT

PROPOSAL FOUR:
Amendment of Article 6(d) of the Articles
of Incorporation and Article III, Section 7,
of the By-Laws Relating to the Vote
Required for the Removal of Directors

Article 6(d) of our Articles of Incorporation and Article III, Section 7, of our By-Laws each provides that directors may only be removed for cause, and that removal of one director or the entire Board of Directors shall only be accomplished by a vote of at least a majority of the outstanding shares then entitled to vote at an election for such directors, subject to the provisions of the laws of the State of South Carolina and, in the case of the By-Laws, the Articles of Incorporation. This voting threshold is higher than a simple majority because it requires approval of removal of a director by a majority of the outstanding shares entitled to vote, rather than a majority of the votes cast for and against. The Board of Directors proposes to lower this voting threshold to a simple majority and, therefore, recommends that shareholders vote in favor of the following resolutions.

Text of Resolutions

RESOLVED, that Article 6(d) of the Articles of Incorporation be, and hereby is, amended to replace the voting threshold for removal of directors from a majority of shares outstanding and entitled to vote to a majority of the votes cast for and against, and thereby to read as follows:

(d)  Removal of Directors. Directors may be removed only for cause. Removal of a Director or the entire Board of Directors for cause shall only be accomplished by a vote of a majority of the shares cast for and against removal, subject to the provisions of the laws of the State of South Carolina.

and, further,

RESOLVED, that Article III, Section 7, of the By-Laws be, and hereby is, amended to replace the voting threshold for removal of directors from a majority of shares outstanding and entitled to vote to a majority of the votes cast for and against, and thereby to read as follows:

7.  REMOVAL OF A DIRECTOR OR THE ENTIRE BOARD OF DIRECTORS for cause shall only be accomplished by a vote of the holders of a majority of the shares cast for and against removal, subject to the provisions of the laws of the State of South Carolina and the Articles of Incorporation. Directors may be removed only for cause as defined by the South Carolina Business Corporation Act.

and, further,

RESOLVED, that the amendment to Article 6(d) of the Articles of Incorporation and the amendment to Article III, Section 7, of the By-Laws, each be, and hereby is, contingent upon adoption of the other.

Board Recommendation

The Board of Directors recommends that you vote FOR the Amendment of Article 6(d) of the Articles of Incorporation and Article III, Section 7, of the By-Laws relating to the vote required for removal of directors.

Vote Required

Because these two amendments relate to the same subject matter, and adoption of each is contingent upon adoption of the other, they are being voted on together. Proposal 4 will only be approved if at least 66 2/3% of the shares of our common stock entitled to be cast are voted in favor of the proposal. Abstentions and broker non-votes will have the same effect as votes against the proposal.

Effectiveness of Amendments

If the amendment to Article 6(d) of the Articles of Incorporation is approved by our shareholders at the Annual Meeting, it will become effective upon filing with the South Carolina Secretary of State of Articles of Amendment to our Articles of Incorporation.

If the amendment to Article III, Section 7, of the By-Laws is approved by our shareholders at the Annual Meeting, it will become effective at the same time the amendment to Article 6(d) to the Articles of Incorporation becomes effective.

SONOCO   2020   PROXY   STATEMENT

PROPOSAL FIVE:
Amendment of Article 6(f) of the Articles
of Incorporation Relating to Quorum or
Voting Requirement for Shareholders

Article 6(f) of the Articles of Incorporation currently provides that our shareholders are authorized to adopt or amend a by-law that fixes a greater quorum or voting requirement for shareholders (or voting groups of shareholders) than is required by the laws of the State of South Carolina. The South Carolina Business Corporation Act (SCBCA) provides generally that, if a quorum exists, action on a matter (other than the election of directors) is approved if the votes favoring the action exceed the votes cast against the action, unless the articles of incorporation or the SCBCA requires a greater number of affirmative votes. Accordingly, Article 6(f) permits shareholders to adopt or amend a bylaw that fixes a greater voting requirement than is required by South Carolina law. The Board of Directors proposes to eliminate this provision of Article 6(f) relating to a greater voting requirement and, therefore, recommends that shareholders vote in favor of the following resolution.

Text of Resolution

RESOLVED, that Article 6(f) of the Articles of Incorporation be, and hereby is, amended to delete the reference to a greater voting requirement for shareholders than is required by the laws of South Carolina, and thereby to read as follows:

(f)  Quorum Requirement for Shareholders. The shareholders are authorized to adopt or amend a by-law that fixes a greater quorum requirement for shareholders (or voting groups of shareholders) than is required by the laws of the State of South Carolina.

Board Recommendation

The Board of Directors recommends that you vote FOR the Amendment of Article 6(f) of the Articles of Incorporation relating to quorum or voting requirement for shareholders.

Vote Required

Proposal 5 will only be approved if at least 66 2/3% of the shares of our common stock entitled to be cast are voted in favor of the proposal. Abstentions and broker non-votes will have the same effect as votes against the proposal.

Effectiveness of Amendment

If the amendment to Article 6(f) of the Articles of Incorporation is approved by our shareholders at the Annual Meeting, it will become effective upon filing with the South Carolina Secretary of State of Articles of Amendment to our Articles of Incorporation.

SONOCO   2020   PROXY   STATEMENT

PROPOSAL SIX:
Amendment of Article IX, Section 1,
of the By-Laws Relating to the Shareholder
Vote Required to Amend the By-Laws

Article IX, Section 1, of the By-Laws relating to amendments to the By-Laws, provides that the By-Laws may be amended, repealed or altered, in whole or in part, or new By-Laws adopted, by a majority of the outstanding shares of the corporation entitled to vote, with certain exceptions, in which case the affirmative vote of two-thirds of the shares entitled to be cast on the amendment is required. These thresholds are higher than a majority of the votes cast for and against. The Board of Directors proposes to lower these voting thresholds to a simple majority and, therefore, recommends that shareholders vote in favor of the following resolution.

Text of Resolution

RESOLVED, that Article IX, Section 1, of the By-Laws be, and hereby is, amended to replace the voting thresholds for amendment of the By-Laws from a majority of the outstanding shares entitled to vote or two-thirds of the shares entitled to be cast in certain cases to a majority of the votes cast for and against amendment, and thereby to read as follows:

ARTICLE IX - AMENDMENTS

1.  The By-Laws may be amended, repealed or altered, in whole or in part, or new By-Laws adopted, by a majority of the votes cast for and against amendment, repeal, alteration, or adoption at any annual meeting of the shareholders of the corporation or at any special meeting called for such purpose or, to the extent permitted by law, by a majority of the Board of Directors at any regular meeting or special meeting called for that purpose; provided, however, that no such amendment, repeal, alteration or adoption shall violate any right, preference, privilege, limitation or condition affecting any class of stock of the corporation as fixed and determined by shareholders or, acting under or pursuant to authority in the Articles of Incorporation, by the Board of Directors, or violate any agreement or understanding made by the corporation.

Board Recommendation

The Board of Directors recommends that you vote FOR the Amendment of Article IX, Section 1, of the By-Laws relating to the shareholder vote required to amend the By-Laws.

Vote Required

Proposal 6 will only be approved if at least 66 2/3% of the shares of our common stock entitled to be cast are voted in favor of the proposal. Abstentions and broker non-votes will have the same effect as votes against the proposal.

Effectiveness of Amendment

If the amendment to Article IX, Section 1, of the By-Laws is approved by our shareholders at the Annual Meeting, it will become effective immediately.

SONOCO   2020   PROXY   STATEMENT

PROPOSAL SEVEN:
Advisory (Non-binding) Shareholder Proposal Regarding Right to Call Special Shareholder Meeting

The Company has been advised that a shareholder intends to present the proposal set forth below at the Annual Meeting. The Company will furnish the name, address and number of shares held by the proponent upon receipt of a request for such information to the Secretary.

In accordance with proxy regulations of the Securities and Exchange Commission, the following is the complete text of the proposal exactly as submitted to the Company. The shareholder proposal includes some assertions the Company believes are inaccurate. The Company has not addressed these inaccuracies and the Company has no responsibility for the proposal.

Proposal 7 – Right to Call Special Shareholder Meeting

Shareowners ask our board to take the steps necessary to amend the appropriate company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareowner meeting (of the lowest percentage under state law). The Board of Directors would continue to have its existing power to call a special meeting.

Special meetings allow shareholders to vote on important matters, such as electing new directors that can arise between annual meetings. It is important that our bylaws give 10% of our outstanding common stock (or the lowest percentage under state law) the power to call a special shareowner meeting since South Carolina law does not allow us to act by written consent.

This proposal topic, sponsored by William Steiner, won 78% support at a Sprint annual meeting with 1.7 Billion yes-votes. This 78% support might have been even higher if more shareholders had access to independent proxy voting advice.

This proposal is a contender to obtain a majority vote like the 2019 shareholder proposal for a simple majority vote standard that was approved by 71% of Sonoco shareholders.

A 10% stock ownership threshold is important because the 25% stock ownership threshold for shareholders to call a special meeting at some companies may be unreachable due to time constraints and the detailed technical requirements that can trip up half of shareholders who want a special shareholder meeting. Thus a 25% stock ownership threshold to call a special meeting can really be a 50% stock ownership threshold to call a special meeting for all practical purposes.

A special meeting is a means to elect a new director. This may be of greater interest now since Philippe Guillemot, on the Sonoco Audit Committee, was rejected by 22% of Sonoco shareholders at the 2019 annual meeting.

Any claim that a shareholder right to call a special meeting can be costly – may be moot. When shareholders have a good reason to call a special meeting – our Board of Directors should be able to take positive responding action to make a special meeting unnecessary.

Please vote Yes:

Right to Call Special Shareholder Meeting – Proposal 7

Board of Directors’ Response

The Board of Directors recommends that you vote FOR Proposal 7.

SONOCO   2020   PROXY   STATEMENT

INCORPORATION
by Reference

Neither the Compensation Committee Report nor the Audit Committee Report shall be deemed filed with the Securities and Exchange Commission or incorporated by reference into any prior or future filings made by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information by reference.

References to our website address throughout this Proxy Statement are for information purposes only or to satisfy requirements of the New York Stock Exchange or the Securities and Exchange Commission and are not intended to incorporate our website by reference into this Proxy Statement.

SHAREHOLDER PROPOSALS
for Next Annual Meeting

If you want to present a shareholder proposal to be voted on at our Annual Meeting in 2021, you must submit the proposal to the Secretary of the Company in writing by February 5, 2021. However, if you want us to include your shareholder proposal in our proxy materials for our Annual Meeting in 2021, you must be sure the Secretary of the Company receives your written proposal by November 14, 2020. All shareholder proposals must comply with the requirements of our By-laws. The proxy agents, on proxies solicited on behalf of the Board of

Directors, will use their discretionary authority to vote on any matter as to which notice was not received by the Secretary of the Company by February 5, 2021.

For a shareholder proposal to be considered and voted on at an annual meeting, the shareholder proponent of the proposal, or his properly qualified representative, must be present at the meeting to present the proposal.

DELIVERY OF DOCUMENTS
to Shareholders Sharing an Address

We deliver a single copy of the Annual Report and Proxy Statement to multiple shareholders sharing one address unless we received contrary instructions from one or more of the shareholders at such address. Upon oral or written request to Sonoco Products Company, c/o Continental Stock Transfer and Trust Company, 1 State Street Plaza, 30th Floor, New York, NY 10004 US, (866) 509-5584, Continental Stock Transfer and Trust Company will promptly deliver a separate copy of the Annual Report and Proxy Statement to a shareholder at a shared address to which a single copy was delivered. If you are currently receiving a single copy of the Annual Report and Proxy

Statement for multiple shareholders at your address and would prefer to receive separate copies in the future, please write or call Continental Stock Transfer and Trust Company at the address or telephone number above and ask them to send you separate copies. If you are still currently receiving multiple copies of the Annual Report and Proxy Statement for multiple shareholders at your address and would prefer to receive a single copy in the future, please write or call Continental Stock Transfer and Trust Company at the address or telephone number above, and ask them to send a single copy to your address.

SONOCO   2020   PROXY   STATEMENT

ELECTRONIC ACCESS
to Annual Meeting Materials

Important Notice Regarding The
Availability Of Proxy Materials
For The Shareholders Meeting
To Be Held On April 15, 2020

Sonoco’s 2019 Annual Report and 2020 Proxy Statement are available via the Internet at:

http://www.cstproxy.com/sonoco/2020

As a shareholder of record, you can elect to receive future Annual Reports and Proxy Statements electronically. Instructions are provided on the voting site if you vote via the Internet. Instructions also are provided if you electronically access your shareholder account, and you are not already receiving your Annual Meeting materials electronically. If you select electronic receipt, you will be notified via email by Continental Stock Transfer and Trust Company, our transfer agent, as to when the information will be available for your access. Your election to receive information electronically will remain in effect until you notify Continental Stock Transfer and Trust Company in writing (to Sonoco Products Company, c/o Continental Stock Transfer and Trust Company, 1 State Street Plaza, 30th Floor, New York, NY 10004 US) or by telephone (at 866-509-5584) that you wish to resume paper delivery by mail of these materials. If you own Sonoco shares through a broker, bank, or other nominee, please contact that institution regarding instructions about receiving Annual Meeting materials and other financial information electronically.

OTHER
Matters

As of the date of this Proxy Statement, management does not know of any business that will be presented for consideration at the meeting other than as stated in the notice of the meeting. The proxy agents will vote in their best judgment on any other business that properly comes before the meeting.

To assure your representation at the meeting, please vote by telephone (if you live in the United States), via the Internet, or mark, sign, date, and return your proxy card or voting instruction form as promptly as possible. Please sign exactly as your name appears on the accompanying proxy.

John M. Florence, Jr.

Secretary

March 3, 2020

SONOCO   2020   PROXY   STATEMENT

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet or Telephone – QUICK ★★★ EASY
IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

Sonoco Products Company

SONOCO®

As a shareholder of Sonoco Products Company, you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on April 14, 2020

INTERNET/MOBILE – www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

PHONE – 1 (866) 894-0536
Use a touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE.

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PROXY

Please mark your votes like this **X**

The Board of Directors recommends a vote FOR ALL Director nominees and FOR all proposals.

1. To elect fourteen members to the Board of Directors for a one-year term:

(01) H. A. Cockrell
(02) R. H. Coker
(03) P.L. Davies
(04) T. J. Drew
(05) P. Guillemot
(06) J. R. Haley
(07) R. R. Hill, Jr.
(08) R. G. Kyle
(09) B. J. McGarvie
(10) J. M. Micali
(11) S. Nagarajan
(12) M. D. Oken
(13) T. E. Whiddon
(14) L. M. Yates

FOR ALL	FOR ALL EXCEPT	WITHHOLD FOR ALL
☐	☐	☐

(Instruction: To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the nominee's(s') name(s) on the line below)

____

Proposal	FOR	AGAINST	ABSTAIN
2. To ratify the selection of PricewaterhouseCoopers, LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2020.	☐	☐	☐
3. To approve the advisory (non-binding) resolution to approve Executive Compensation.	☐	☐	☐
4. Amendment of Article 6(d) of the Articles of Incorporation and Article III, Section 7 of the By-laws relating to the vote required for removal of directors.	☐	☐	☐
5. Amendment of Article 6(f) of the Articles of Incorporation relating to quorum or voting requirements for shareholder.	☐	☐	☐
6. Amendment of Article IX, Section I of the By-laws relating to the shareholder vote required to amend the By-laws.	☐	☐	☐
7. Advisory (non-binding) shareholder proposal regarding right to call special shareholder meeting.	☐	☐	☐

Mark Here for Address Change or Comments ☐
SEE REVERSE

CONTROL NUMBER

Signature______________________ **Signature, if held jointly**______________________ **Date**____________, **2020**

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Shareholders

The 2020 Proxy Statement and the 2019 Annual Report to Shareholders are available at: http://www.cstproxy.com/sonoco/2020

▲ FOLD HERE · DO NOT SEPARATE · INSERT IN ENVELOPE PROVIDED ▲

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

SONOCO PRODUCTS COMPANY

1 NORTH SECOND STREET - HARTSVILLE, SOUTH CAROLINA 29550 - USA

The undersigned hereby appoints Julie C. Albrecht, Vice President, Chief Financial Officer, or John M. Florence, Jr., Vice President, General Counsel, Human Resources and Secretary, as proxy agent, each with the power to appoint her or his substitute, and hereby authorizes her or him to represent and to vote all the shares of Common Stock of Sonoco Products Company held of record by the undersigned on February 26, 2020 at the Annual Meeting of Shareholders to be held on April 15, 2020 or at any adjournment thereof, as instructed below and in her or his discretion upon all such other matters as may be properly presented for consideration at such meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR, FOR RATIFICATION OF THE SELECTION OF PWC LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, FOR THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION, FOR ALL AMENDMENTS TO THE ARTICLES OF INCORPORATION AND BY-LAWS (ITEMS 4, 5 AND 6) AND FOR THE SHAREHOLDER PROPOSAL.

This card also constitutes voting instructions to the plan Trustee for shares of Sonoco Products Company held in the Sonoco Products Company Savings Plan. You may direct the Trustee how to vote your shares as indicated on this card. **If you fail to give voting instructions to the Trustee, your shares will be voted by the Trustee in the same proportion as the shares for which valid instructions have been received.**

Address Change/Comments
(Mark the corresponding box on the reverse side)

(Continued, and to be marked, dated and signed, on the other side)

To Our Shareholders:

At the date of this mailing, the COVID-19 Coronavirus continues to spread around the world and throughout the United States, including South Carolina. We are facing an unpredictable and volatile situation with respect to the progress of this deadly virus, which has been classified as a global pandemic. The health and safety of our shareholders and employees are of paramount concern to your Board of Directors and management.

We currently plan to hold the 2020 Annual Meeting of Shareholders as presented in the Notice of Annual Meeting of Shareholders provided with the enclosed proxy materials. However, to minimize the risk to shareholders and employees, we are encouraging all shareholders to access the meeting via the live telecast or webcast, rather than attend the meeting in person. Instructions for accessing the telecast and webcast are provided below.

Please note that shareholders will not be able to vote or revoke a proxy through the telecast or webcast, nor participate actively. Therefore, to ensure that your vote is counted at the Annual Meeting, we strongly encourage you to complete and return the proxy card included with these proxy materials, or through your broker, bank or other nominee’s voting instruction form. Shareholders of record in the U.S. can also vote via telephone or via the Internet by following the instructions on your proxy card. Shareholders of record may still attend the meeting and revoke your proxy at any time before it is voted; however, as stated above, we strongly encourage you to consider safety first over attending the meeting in person. Regrettably, we also will not be able to provide customary handout bags to anyone who does attend the meeting.

We appreciate your continued support, and we hope that you and yours will stay safe and healthy. Sonoco is closely monitoring developments with the COVID-19 pandemic, and we urge all stakeholders, including our shareholders, to follow recommendations provided by the World Health Organization (WHO) and the U.S. Center for Disease Control (CDC).

To participate on the telecast of the annual meeting, shareholders should dial toll-free in the U.S. at 844-229-9562, and internationally at +574-990-0804. The participant code for the meeting is 9372537. Shareholders may also listen and view slides provided for the annual meeting by accessing a live webcast via Sonoco’s Investor Relations website at investor.sonoco.com, under the Webcast section. Those planning to listen should connect to the teleconference or live webcast at least 10 minutes prior to the start of the meeting. As mentioned in the attached proxy statement, the annual meeting will be held on Wednesday, April 15, 2020, at the Center Theater, 212 North Fifth Street, Hartsville, S.C., beginning at 11 a.m. ET. There will also be instructions available on how to ask questions during the meeting.

The meeting webcast will also be archived on the Investor Relations section of Sonoco’s website, and a telephonic replay will be available at (855) 859-2056, Conference 9372537, from April 15 at 2 p.m. EDT through April 22 at 2 p.m. EDT.

If you have further questions regarding proxy voting or how to access Sonoco’s annual meeting via teleconference or webcast, please don’t hesitate to contact Shareholder Relations at +843-383-7924.

Sincerely,

John M. Florence, Jr.

Secretary

1 North Second Street

Hartsville, SC 29550 US

sonoco.com